     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 15, 1998

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                         DIVERSIFIED FOOD GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    2099                    36-4230573
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
     INCORPORATION OR      CLASSIFICATION CODE NO.)
      ORGANIZATION)

     6901 NORTH HAMLIN AVENUE, LINCOLNWOOD, ILLINOIS 60645, (847) 763-9500 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ANDREW J. ZAHN
                            CHIEF EXECUTIVE OFFICER
                         DIVERSIFIED FOOD GROUP, INC.
     6901 NORTH HAMLIN AVENUE, LINCOLNWOOD, ILLINOIS 60645, (847) 763-9500 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
        DAVID J. KAUFMAN, ESQ.                JOHN D. WATSON, JR., ESQ.
         KATTEN MUCHIN & ZAVIS                    LATHAM & WATKINS
  525 WEST MONROE STREET, SUITE 1600     1001 PENNSYLVANIA AVE., N.W., SUITE
     CHICAGO, ILLINOIS 60661-3693                       1300
            (312) 902-5200                     WASHINGTON, D.C. 20004

                                ---------------    (202) 637-2200

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                                 PROPOSED
                                                  MAXIMUM            AMOUNT OF
            TITLE OF SECURITIES                  AGGREGATE         REGISTRATION
             BEING REGISTERED                OFFERING PRICE (1)         FEE
-------------------------------------------------------------------------------
Common Stock, $.001 par value..............     $60,000,000           $17,700
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes the proposed maximum aggregate offering price for the shares offered by the Company as well as for the shares which the Underwriters have the option to purchase from the Selling Stockholders solely to cover over-allotments, if any.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE 15, 1998

                                       Shares

                                      LOGO

                                  COMMON STOCK

                                   --------

  All of the shares of common stock, par value $.001 per share (the "Common Stock"), offered hereby (the "Offering") are being offered by Diversified Food Group, Inc. ("DFG" or the "Company"). Prior to this Offering, there has been no public market for the Common Stock. It is currently estimated that the initial
public offering price for the Common Stock will be between $     and $     per
share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

  Application will be made to list the Common Stock on the New York Stock Exchange under the symbol "DFX."

                                   --------

  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 9.

                                   --------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               UNDERWRITING
                                               DISCOUNTS AND        PROCEEDS TO
                          PRICE TO PUBLIC     COMMISSIONS(1)        COMPANY(2)
-------------------------------------------------------------------------------
Per Share.............      $                   $                   $
-------------------------------------------------------------------------------
Total(3)..............      $                   $                   $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) See "Underwriting" for information relating to indemnification of the Underwriters.
(2)Before deducting expenses of the Offering payable by the Company estimated
at $    .
(3) Certain stockholders of the Company (the "Selling Stockholders") have
    granted the Underwriters a 30-day option to purchase up to     additional
    shares of Common Stock on the same terms and conditions set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Selling Stockholders will be $         , $          and
    $         , respectively. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made through the offices of BT Alex. Brown Incorporated, Baltimore, Maryland on or about
  , 1998.

                                   --------

BT ALEXl BROWN                                    BANCAMERICA ROBERTSON STEPHENS

                THE DATE OF THIS PROSPECTUS IS           , 1998.

  [THE INSIDE COVER AND GATEFOLD PAGES OF THE PROSPECTUS CONTAIN PHOTOGRAPHS
    OF CERTAIN OF THE COMPANY'S PRODUCTS INCLUDING A BROAD ARRAY OF PREMIUM APPETIZERS INCLUDING QUICHE, BROCHETTES, HAND-MADE CANAPES, PUFF PASTRY
   PRODUCTS, EGG ROLLS, AND VARIOUS KOSHER DELICACIES. ALSO DISPLAYED ARE A
     VARIETY OF GOURMET CONFECTIONERY PRODUCTS INCLUDING MRS. PRINDABLE'S CHOCOLATE-COATED DESIGNER APPLES, ASSORTED HAND-DIPPED CHOCOLATES AND TRUFFLES, FUDGE AND AMERICAN CARAMEL COMPANY CARAMEL TREATS. CERTAIN
 PHOTOGRAPHS DISPLAY BRAND NAME PACKAGING, INCLUDING AMERICAN CARAMEL COMPANY
  BITE SIZED GOURMET CARAMELS, PACKED IN NAUTICAL STYLE CONTAINERS, AND SWEET
       SHOP BOXES OF HANDMADE TRUFFLES IN HOLIDAY AND THEME PACKAGING.]







  The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent certified public accountants and will make available quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this Prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the Common Stock. You should read the entire Prospectus carefully.

  Diversified Food Group, Inc. was incorporated in Delaware in June 1998 to accomplish the exchange of all of the membership interests of Diversified Food Group, LLC, a Delaware limited liability company, for common stock of Diversified Food Group, Inc. (the "Conversion"). In this Prospectus, unless the context otherwise indicates, "DFG" or the "Company" means Diversified Food Group, L.L.C. and its subsidiaries prior to the Conversion and Diversified Food Group, Inc. and its subsidiaries after the Conversion. All information in this Prospectus, other than the historical financial information, assumes consummation of the Conversion. The information in the Prospectus also assumes the Underwriters' over-allotment option is not exercised. With respect to the Company only, "Fiscal 1996" refers to the initial period from March 25, 1996 through January 3, 1997, "Fiscal 1997" refers to the fiscal year ended January 2, 1998 and "Fiscal 1998" refers to the fiscal year ending January 1, 1999.

                                COMPANY OVERVIEW

  DFG is a leading manufacturer and marketer of a broad variety of premium appetizers and gourmet confections in North America. The Company sells its products under well-recognized brand names, including COHEN'S FAMOUS(TM), CASINO CHEF(TM), RESTAURANIC(TM) and FAYE'S(TM) for appetizers and MRS. PRINDABLE'S(R), AMERICAN CARAMEL COMPANY(R), CLASSIC KETTLE(TM) and SWEET SHOP(R) for gourmet confections. The Company also has a significant private label program with major food service distributors and retailers. The Company's more than 200 premium appetizer products, which include puff pastry, hot and Mexican hors d'oeuvres as well as canapes, quiche, filo hors d'oeuvres, brochettes and kosher delicacies, are prepared using high quality ingredients including lobster, shrimp and other seafood, poultry, beef and a variety of vegetables. DFG's more than 150 premium confection products include hand decorated caramel and chocolate apples, caramel and chocolate dipped short breads, pretzels, biscotti, fudge, truffles and ice cream novelties.

  The Company was formed in March 1996 to consolidate small to medium-sized specialty food producers and to introduce professional management to the consolidated entities in order to achieve strong internal growth. Since inception, DFG has acquired four established companies and has agreements to acquire two additional companies, which on average have been manufacturing and marketing premium food products for over 25 years. Management believes the integration of these companies into DFG's operations has created additional growth opportunities for each acquired business as well as synergies for the Company as a whole.

  DFG distributes its products through all principal distribution channels including food service, club stores, retail supermarkets, upscale department stores, specialty stores, electronic media and military post exchange stores. DFG's food service customers include national distributors (such as Alliant Foodservice, J.P. Foodservice, Marriott Distribution and Sysco Corp.), regional distributors (such as Dot and Gordon Food Service), hospitality chains and banquet halls. The Company's retail customers include club stores (such as B.J.'s Wholesale Club, Costco and Sam's Club), department stores (such as Bloomingdale's, Neiman Marcus and Saks Fifth Avenue), retail supermarkets (such as Pathmark, Publix and Shop-Rite) and over 3,500 specialty stores nationwide. The Company has been an innovator in selling through alternative channels, such as QVC, where the MRS. PRINDABLE'S Gourmet Apple holds the record for the highest one day unit sales of a food product.

  DFG believes that it is well positioned to capitalize on certain trends affecting the food industry, including a trend toward outsourcing in the food service sector, an increase in the consumption of prepared foods and a rise in the demand for indulgence food items. Appetizers, which generated industry-wide sales of over $1.7 billion in 1997, are time consuming and labor intensive for chefs and their staffs to prepare. DFG's handmade appetizers enable food service professionals to serve gourmet appetizers that look and taste homemade while concentrating on other aspects of meal preparation. In the retail grocery and club store channels, the Company's appetizer products satisfy the growing demand for "home meal replacement" prepared foods that allow busy consumers to quickly prepare and serve high quality meals at home. In addition, the Company's confectionery products, which generally compete in the $500 million luxury sector of the chocolate market, enable consumers to purchase items suitable for gift giving or personal consumption and, to a lesser extent, enable caterers to easily provide indulgence items to their guests.

                              PENDING ACQUISITIONS

  The Company has entered into letters of intent to acquire Wilton Foods, Inc. ("Wilton") and American Specialty Confections, Inc. ("American Specialty"). Wilton is a manufacturer of Kosher and non-Kosher appetizers and Kosher packaged meals for airlines and other institutional customers, sold under the WILTON'S(TM) and BARNEY'S(TM) brand names and under private labels. Under licenses from major consumer products companies, American Specialty packages, markets and sells confections in decorative gift tins, lunch boxes and other containers featuring various consumer brands on both the containers and products. American Specialty currently sources from third parties the confection products it includes in these containers. Following the acquisition, DFG intends to replace certain of these items with the Company's own confection products. Each of these acquisitions is expected to be consummated concurrently with the Offering. Consummation of the acquisitions is subject to a number of conditions, and there can be no assurance that such conditions will be satisfied or waived or that these acquisitions will be consummated.

                             COMPETITIVE STRENGTHS

  Management believes that the following competitive strengths have contributed to, and will continue to support, DFG's performance and execution of its business strategy:

    Premium Quality Products and Established Brands. The Company's products and brands are well established in their channels of distribution, have a reputation for high quality and premium value and enjoy strong market positions. The Company has long-standing relationships with key customers, particularly in the food service sector.

    Multiple Distribution Channels; Diverse Customer Base. The Company's substantial presence in each of the major food distribution channels allows DFG to expand sales of its existing, acquired and newly-developed products by introducing them into each of the Company's distribution channels. The Company's presence in Canada and the United Kingdom provides the opportunity to further penetrate international markets. DFG's sales are distributed over a broad base of customers, with no single customer representing more than 9% of consolidated net sales in 1997.

    Flexible, Low-cost Manufacturing. DFG's flexible manufacturing infrastructure allows it to shift production to respond to customer demand and achieve the most efficient manufacturing configuration. The Company's four operating locations (which, upon acquisition of Wilton and American Specialty, will be increased to six) provide the capacity to accommodate substantial additional business.

    Experience in Acquiring and Integrating Businesses. As a result of its acquisition experience, management believes that it has developed the infrastructure, skills and experience necessary to identify and evaluate appropriate targets, to structure and finance acquisitions, and to integrate and enhance the acquired businesses.

    "Single Source" Solution Capability. The Company's broad product lines allow the Company to offer many of its customers a single source solution to their appetizer and confection product needs. The Company's product development staff regularly develops and introduces new items in response to customer requests and changing consumer preferences.

    Experienced Management Team. The Company's senior management team includes many food industry veterans who have substantial experience with major food companies, smaller specialty companies, food service operators and major retailers. The Company has retained substantially all of the senior executives of acquired businesses and provided these executives with substantial financial incentives to continue their employment with DFG.

                                GROWTH STRATEGY

  DFG's objective is to drive sales and operating performance by capitalizing on its competitive strengths and implementing the following elements of the Company's growth strategy:

    Expand on Cross-Selling Opportunities. The Company intends to leverage its established brands by introducing them into previously untapped distribution channels. For example, following DFG's acquisition of Mrs. Prindable and Classic Kettle, the Company introduced CLASSIC KETTLE confections, previously a specialty store brand, into the club store channel, and obtained nationwide distribution of Classic Kettle products at both Costco and Sam's Club.

    Introduce New Products and Line Extensions. The Company plans to build upon its collection of brands by introducing new products and line extensions. In the past 12 months, the Company's product development team has introduced more than 40 new products.

    Capitalize on Operating Synergies. As the Company has grown by acquiring established businesses, DFG has begun to take advantage of the operating synergies derived from combining these businesses. Such synergies include:

    . Consolidating sales and marketing across DFG brands and expanding marketing efforts, such as trade and consumer advertising and promotions.

    . Achieving cost savings by reducing duplicative administrative functions, realizing purchasing power efficiencies, and streamlining production and distribution while improving quality.

    . Integrating information technology to accommodate anticipated growth.

    Continue Making Strategic Acquisitions. The Company has acquired four businesses and has letters of intent to acquire two additional businesses. Management believes that numerous acquisition opportunities remain in the fragmented appetizer and confection businesses. The Company will continue to pursue acquisitions that provide complementary product lines, access to new markets or synergies in production and distribution, and to apply the same integration and growth strategies it has employed to date with prior acquisitions.

                                ----------------

  The Company's executive offices are located at 6901 North Hamlin Avenue, Lincolnwood, Illinois 60645, and its telephone number is (847) 763-9500.

                                  THE OFFERING

Common Stock offered by the              shares
 Company.........................
Common Stock to be outstanding
 after the Offering..............        shares(1)
Use of proceeds.................. To repay indebtedness and to purchase Wilton,
                                  American Specialty and a new appetizer
                                  production facility. See "Use of Proceeds."
Proposed New York Stock Exchange  DFX
 symbol..........................

--------
(1) Does not include (i) up to       additional shares reserved for issuance
    under the Company's 1998 Employee Stock Option Plan, of which options to
    purchase       shares will be granted concurrently with the Offering at an exercise price equal to the initial public offering price; (ii) options to
    purchase up to     shares at a weighted average exercise price of $
    already granted under the 1998 Employee Stock Option Plan and other
    employee option arrangements; (iii) up to       shares reserved for
    issuance under the Company's Non-Employee Director Stock Option Plan; (iv)
    up to        shares issuable upon the exercise of warrants outstanding at
    the time of the Offering; and (v) up to         shares issuable upon the
    conversion of outstanding convertible debt. See "Management--Stock Plan" and "Certain Relationships and Related Transactions."

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth summary historical and pro forma financial data of the Company for the periods ended and as of the dates indicated. The summary historical statement of operations data for the initial period from March 25, 1996 to January 3, 1997 and the year ended January 2, 1998 are derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The summary historical statement of operations data for the three month periods ended April 4, 1997 and April 3, 1998 and the summary historical balance sheet data as of April 3, 1998 are derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus and which, in the opinion of management, include all adjustments necessary for a fair presentation, which consist of normal recurring adjustments. The summary pro forma statement of operations data reflect adjustments, where appropriate, to the historical financial data of the Company to give effect to (i) the completed acquisitions of Sweet Shop Candies, Inc. and Cohen's Famous Frozen Foods, Inc. and the pending acquisitions of Wilton and American Specialty (collectively the "Acquisitions"), (ii) borrowings under the Proposed Credit Facility, (iii) the Offering and the application of the net proceeds as described in "Use of Proceeds," and (iv) the Conversion as described in "Company History and Acquisitions", as if each had occurred on January 4, 1997. This information should be read in conjunction with the Company's historical consolidated financial statements, and the unaudited pro forma condensed consolidated financial statements and related notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                 THREE MONTHS ENDED
                                                           ---------------------------------
                         INITIAL PERIOD
                         FROM MARCH 25,
                             1996 TO       YEAR ENDED
                         JANUARY 3, 1997 JANUARY 2, 1998   APRIL 4, 1997     APRIL 3, 1998
                         --------------- ----------------  ---------------  ----------------
                                                    PRO              PRO               PRO
                                         ACTUAL    FORMA   ACTUAL   FORMA   ACTUAL    FORMA
                                         -------  -------  ------  -------  -------  -------
STATEMENT OF OPERATIONS
 DATA:
Net sales...............     $13,117     $36,247  $85,365  $4,091  $12,160  $ 9,782  $16,975
Cost of goods sold......       8,111      26,177   63,887   3,329    9,621    7,159   13,172
                             -------     -------  -------  ------  -------  -------  -------
Gross profit............       5,006      10,070   21,478     762    2,539    2,623    3,803
Selling, general and
 administrative
 expenses...............       3,219       7,902   21,611   1,373    4,778    4,126    5,861
                             -------     -------  -------  ------  -------  -------  -------
Income (loss) from
 operations.............       1,787       2,168     (133)   (611)  (2,239)  (1,503)  (2,058)
Interest expense........         250       1,488    2,115     245      469    1,170      688
Miscellaneous non-
 operating expenses
 (income)...............          95         117      524      42       59        4       40
Income tax provision
 (benefit)(1)...........         299         327     (998)   (108)    (996)    (200)  (1,003)
Minority interests in
 income (loss)..........         201         (49)     --      (27)     --       --       --
                             -------     -------  -------  ------  -------  -------  -------
Net income (loss).......     $   942     $   285  $(1,774) $ (763) $(1,771) $(2,477) $(1,783)
                             =======     =======  =======  ======  =======  =======  =======
PRO FORMA DATA:
Pro forma (loss) per
 share..................
                                                  =======          =======           =======
Pro forma weighted
 average number of
 shares outstanding.....
                                                  =======          =======           =======

--------
(1) As a limited liability company, DFG is not subject to federal income taxes, and its income is allocated to and reported in the tax returns of its members. Accordingly, no liability or provision for current and deferred income taxes attributable to these operations is included in the actual statement of operations data. Restauranic, a subsidiary of DFG, is subject to income tax as a C corporation and the actual income tax provision (benefit) described above refers to Restauranic.

                                                         APRIL 3, 1998
                                                     -----------------------
                                                      ACTUAL   PRO FORMA (1)
                                                     --------  -------------
                                                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital(2)................................  $(25,942)    $ 9,916
 Total assets......................................    53,679      93,199
 Long-term debt, net of current maturities.........     1,367      33,571
 Total stockholders' equity(3).....................    14,034      48,413

--------
(1) Pro forma gives effect to (i) the Conversion, (ii) the pending Acquisitions, (iii) borrowings under the Proposed Credit Facility and (iv)
    the sale of         shares of common stock by the Company in the Offering
    at an assumed initial public offering price of $      per share and the
    application of the net proceeds therefrom, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, as if the transactions and the Offering had occurred on April 3, 1998.
(2) The terms of the Company's existing senior credit facility and subordinated indebtedness require the Company to maintain certain financial ratios and to comply with certain covenants. As a result of the Company's acquisitions of Sweet Shop in January 1998 and Cohen in October 1997, the Company incurred an aggregate of $28.1 million of indebtedness. The Company was out of compliance with these financial ratios as of January 2, 1998 and April 3, 1998. The Company has received waivers from the lenders for these covenant violations through August 31, 1998 and intends to repay all outstanding indebtedness under the existing senior credit facility and subordinated indebtedness using a portion of the net proceeds of the Offering. The existing senior credit facility and subordinated indebtedness have been classified as short-term obligations in the Company's consolidated financial statements.
(3) Pro forma reflects the write-off of deferred financing costs of $4,226 relating to the existing senior credit facility and subordinated indebtedness and unaccreted original issue discount of $9,418 relating to the repayment of subordinated indebtedness totalling $13,644.

                                 RISK FACTORS

  An investment in the shares of Common Stock offered by the Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be considered carefully before purchasing any of the shares of Common Stock offered hereby. This Prospectus contains certain forward-looking statements that are based on the beliefs of, as well as assumptions made by and information currently available to, the Company's management. The words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions are intended to identify such forward-looking statements, but are not the exclusive means of identifying such statements. Such statements reflect the current views of the Company or its management and are subject to certain risks, uncertainties and assumptions, including, but not limited to, those set forth in the following Risk Factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results or performance in 1998 and beyond could differ materially from those expressed in, or implied by, such forward-looking statements.

LIMITED OPERATING HISTORY

  DFG has a limited operating history. The Company began operating in March 1996. Although the businesses acquired by DFG have on average been operating for more than 25 years, they have limited history as part of the Company. DFG's management has limited experience in managing these acquired businesses individually and in integrating the operations of multiple companies. There can be no assurance that DFG will be able to successfully combine and integrate these acquired companies.

HISTORY OF LOSSES

  On a pro forma basis the Company has experienced net losses and losses from operations in Fiscal 1997 and the three months ended April 4, 1997 and April 3, 1998. On a historical basis the Company has experienced net losses and losses from operations with respect to the three-months ended April 4, 1997 and April 3, 1998. There can be no assurance that DFG will achieve or sustain profitability. Future results will depend on many factors, including the ability of the Company to integrate the acquired businesses, demand for DFG's products and the ability of management to successfully implement its growth strategy. See "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

EXECUTION OF GROWTH AND ACQUISITION STRATEGIES; RISKS OF INTEGRATING ACQUIRED BUSINESSES

  To capitalize on the fragmented specialty food market, DFG intends to continue to grow both internally and through additional acquisitions. Keys to internal growth include increasing sales and earnings through existing distribution channels by expanding current product lines and increasing brand recognition. The Company may not be successful in achieving these goals. Introduction of new product lines (through acquisitions or internal product development) may have the effect of cannibalizing existing product lines.

  Although acquisitions can add new brand names, broader product lines and additional distribution channels to complement DFG's existing business, the Company may not be able to identify and acquire attractive acquisition candidates, profitably manage companies it acquires or successfully integrate the acquired companies into the Company without substantial costs or delays. The Company has completed only four acquisitions to date and has letters of intent signed with two additional companies. The acquisition of new businesses may result in new and previously unencountered risks. Acquired businesses may have information systems which differ from the Company's, and therefore, the Company may incur substantial costs and experience significant difficulties or delays in integrating such systems. The failure to successfully implement the Company's internal growth strategies, acquire new businesses (including Wilton and American Specialty) or successfully integrate acquired businesses may have a material adverse effect on the Company's business and financial results. See "Business--Growth Strategy."

MATERIAL ACCOUNTING WEAKNESS

  The Company received a management letter from its independent certified public accountants in connection with the Fiscal 1997 audit of the Company's consolidated financial statements which identified a "material weakness" in the Company's internal controls. The management letter noted that many general ledger accounts were not analyzed during the fiscal year. As a result, the Company took significant time to reconcile and close its books after the end of Fiscal 1997. During the reconciliation process, numerous adjustments were made to applicable balances. Management has taken steps that it believes will correct this material weakness including hiring and training additional accounting staff, training existing accounting staff and initiating the process of implementing systems and controls to assure more frequent analysis of general ledger accounts. However, there can be no assurance that steps taken by the Company will be sufficient to correct the material weakness.

IMPACT OF GOVERNMENTAL REGULATION AND OTHER CERTIFICATIONS

  The Company's operations are subject to extensive regulation by federal, state and local authorities, including the United States Department of Agriculture. Rigorous standards apply to the production, packaging, quality, storage, labeling and distribution of food products. DFG's facilities must comply with federal, state and local health, workplace and environmental laws and regulations, such as the Occupational Safety and Health Act, the Fair Labor Standards Act, the Clear Air Act and the Clean Water Act. The Company produces a number of appetizers and confections that are "U Kosher Certified," and the loss of such certification may have a material adverse effect on DFG's business and financial results. The Company must bear the cost of compliance, as well as any fines associated with failure to comply, with current and future laws and regulations. Such costs could adversely effect the Company's business and financial results. See "Business--Regulation and Certifications."

PRODUCT LIABILITY

  The Company may be liable if the consumption of any of the Company's products causes illness, injury or death. Risk of illness, injury or even death may occur as the result of tampering, product contamination or spoilage, including the presence of substances, chemicals and other agents or residues introduced during the growing, storage, handling or transportation of food products. A product recall, product liability lawsuit or health-related illness resulting from contamination, tampering or other damage to DFG's products could affect the Company's reputation and could have a material adverse effect on the Company's business and financial results.

SEASONALITY

  A number of DFG's product lines are primarily marketed and sold during the major holiday seasons, particularly during the Christmas and New Year's season. Accordingly, the Company's historical net sales are substantially higher during the fourth fiscal quarter than the balance of the year. The Company's net sales have generally been lowest during the first quarter, reflecting reduced demand for the Company's products. In anticipation of greater production during the Christmas and New Year's season, working capital needs increase as DFG hires additional temporary employees and incurs other expenses of increased production during the third quarter. In Fiscal 1997, approximately 54% of DFG's net sales and approximately 79% of DFG's income from operations was generated in the fourth quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Quarterly Results of Operations and Seasonality."

COMPETITION

  DFG competes in highly fragmented and competitive markets. The Company competes for sales of its premium appetizers and gourmet confections with both well-established national companies and smaller regional and local specialty operations. Success depends on a number of factors, including the ability to
(1) build brand recognition and maintain brand loyalty; (2) provide a broad assortment of desirable products; (3) increase distribution of DFG's products with food service operators, upscale department stores, specialty stores and other retailers; and (4) provide quality products and superior service. The Company's ability to compete in the gourmet confection market also depends on continued consumer demand for "indulgence" items. Competitors may have broader product lines, greater production capacity, greater financial resources and longer operating histories. Competitors may also enjoy greater brand recognition. DFG may not be able to successfully compete with these competitors, which could cause the Company to lose market share, which could have a material adverse effect on the Company's business and financial results. See "Business--Competition."

RELOCATION OF MANUFACTURING FACILITIES

  The Company plans to relocate one of its appetizer operations to a new facility in Chicago, Illinois, which is scheduled to open in August 1998. The existing facility, which is also located in Chicago, is anticipated to be operated simultaneously with the new facility while the new facility is brought on line. Any significant disruptions in raw material delivery, storage or distribution during the transition to the new facility could have a material adverse effect on the Company's ability to manufacture and ship its appetizer products.

  The new facility is expected to increase the Company's overall appetizer manufacturing capacity by approximately 50%. There can be no assurance that construction of the new facility will be completed on schedule, within budget or at all, that the new facility will result in the anticipated increase in capacity or that the Company will receive sufficient orders to utilize such capacity. Any significant delay or cost overrun in the construction of the new facility could have a material adverse effect on the Company's business and financial results.

SUSCEPTIBILITY TO GENERAL ECONOMIC CONDITIONS

  The Company's net sales and results of operations are subject to fluctuations based upon general economic conditions in the United States. The Company's confection products (which represented 31.7% of 1997 pro forma sales), and to a lesser extent its appetizer products, are indulgence items, sales of which may be particularly sensitive to overall economic conditions. If the United States experiences a general economic downturn or recession, the demand for high-end and indulgence food products may decrease, which could have a material adverse effect on the Company's business and financial results. See "Business--Industry Overview."

TRADEMARKS AND OTHER PROPRIETARY RIGHTS

  The Company believes that its trademarks, tradenames, brands, recipes and other proprietary rights, particularly DFG's established brand names, are important to its success and its competitive position. Accordingly, DFG devotes substantial resources to the establishment and protection of its trademarks, trade secrets and other proprietary rights. However, the actions taken by the Company may be inadequate to prevent imitation of its products by others or to prevent others from claiming violations of their trademarks, trade secrets and proprietary rights by DFG, and others may assert rights in the Company's trademarks and other proprietary rights. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States. See "Business--Intellectual Property."

UNCERTAINTIES ASSOCIATED WITH PRIVATE LABELING

  Private label programs accounted for approximately 16% and 11% of DFG's pro forma net sales in Fiscal 1997 and the three months ended April 3, 1998, respectively. The Company has no contracts with the food service customers, department stores or specialty retailers for whom it produces private label products. In addition, DFG does not own the private label brand names under which its products are sold. There can be no assurance that the customers will not obtain their private label products from another manufacturer in the future. The loss of private label business could have a material adverse effect on DFG's business and financial results.

COST AND AVAILABILITY OF INGREDIENTS AND PACKAGING MATERIALS

  The primary ingredients DFG uses in making its premium appetizers and gourmet confections are seafood, poultry, beef, cheese, vegetables, cocktail franks, chocolate, apples, sugar, vegetable oil, flour and milk. The Company also uses plastic and paper products for packaging and shipping its specialty foods.

The prices of these materials have been, and are expected to continue to be, subject to significant market volatility. Weather conditions and governmental regulation may also affect the cost of such ingredients and materials. Competitive market pressures may limit DFG's ability to pass these increased costs on to customers and, therefore, may negatively affect profit margins and financial results. See "Business--Raw Materials."

SIGNIFICANT INTANGIBLE ASSETS

  As of April 3, 1998, approximately $55 million, or approximately 60%, of the Company's pro forma assets were intangible assets, primarily goodwill. DFG will incur non-cash charges as a result of amortization of such assets over their estimated useful lives. If the value of any of these intangible assets were to decrease, the Company could incur a significant non-cash charge and the market price of the Common Stock could be adversely affected. If DFG is sold or its assets liquidated, the value of the intangible assets may not be recovered. DFG intends to pursue additional acquisitions and such acquisitions will likely increase the amount of goodwill and other intangible assets on the Company's balance sheet. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of Notes to Financial Statements of the Consolidated Financial Statements of DFG.

DEPENDENCE ON KEY PERSONNEL

  DFG believes its success depends in part upon the continued services of its senior management team led by Andrew Zahn, and the continued involvement of Charles Mok, Neil Cohen and other founders of the acquired businesses. No assurances can be given that the Company would be able to find qualified replacements for Messrs. Zahn, Mok, Cohen or other members of the Company's senior management team should they become unable or unwilling to continue in their current positions. As a result, DFG's business and financial results could be materially adversely affected. See "Company History and Acquisitions--Completed Acquisitions" and "Management."

YEAR 2000 COMPLIANCE

  Although the Company does not anticipate any material costs or inconvenience to DFG in connection with the year 2000 computer issue, the Company could be adversely affected if the Company's customers, vendors or suppliers do not appropriately address year 2000 compliance issues. For example, purchase orders or payments could be delayed or reduced as a result of year 2000 compliance problems experienced by the Company's customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issue."

LACK OF PUBLIC MARKET FOR THE COMMON STOCK; DETERMINATION OF PUBLIC OFFERING
PRICE

  Prior to the Offering, there has not been a public market for the Common Stock. The Company intends to list the Common Stock for trading on the New York Stock Exchange. Even if the Common Stock is listed on the New York Stock Exchange, there can be no assurance that an active trading market for the Common Stock will develop or be sustained after the Offering or that purchasers of the Common Stock will be able to resell their shares at prices equal to or greater than the initial public offering price. The initial public offering price for shares of the Common Stock will be determined through negotiations between DFG and the Underwriters. See "Underwriting."

  The trading price of the Common Stock could be subject to wide fluctuations in response to announcements of increases in the cost of raw materials, new products introduced by the Company or its competitors, variations in the Company's quarterly results of operations, or changes in financial estimates by securities analysts and other events or factors. The stock market has experienced extreme price and volume fluctuations in recent years. Stock market volatility unrelated to the operating performance of DFG may adversely affect the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

  The market price of the Common Stock could drop as a result of sales of a large number of shares of Common Stock after the Offering or the perception that such sales could occur. These factors could also make it more difficult for DFG to raise funds through future stock offerings.

  There will be          shares of Common Stock outstanding immediately after
the Offering. Of these shares, the shares sold in the Offering will be freely transferable without any restrictions under the Securities Act, except for any shares purchased by "affiliates" of the Company, as defined in Rule 144 under
the Securities Act. The remaining          shares of common stock outstanding
will be "restricted securities" as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or an exemption under the Securities Act.

  In connection with the Offering, DFG, its executive officers, directors and certain stockholders (including the Selling Stockholders) have agreed that, with certain exceptions, they will not sell any shares of Common Stock for 180 days after the date of this Prospectus without the consent of BT Alex. Brown Incorporated. See "Shares Eligible for Future Sale."

CERTAIN ANTI-TAKEOVER PROVISIONS; PREFERRED STOCK

  Certain provisions of DFG's Certificate of Incorporation and By-laws could make it more difficult for a third party to obtain control of the Company, even if such change in control would be beneficial to stockholders. These provisions include (1) a Board of Directors divided into three classes so that only one-third of the directors are re-elected every year, (2) removal of directors only for cause and (3) prohibition on the stockholders taking any action by written consent.

  The Certificate of Incorporation also permits the Board of Directors to issue preferred stock with voting and other rights superior to those of holders of Common Stock. These preferred rights could be used to discourage, delay or prevent a change in control of DFG. See "Description of Capital Stock."

CONTROL OF THE COMPANY BY CURRENT STOCKHOLDERS

  Following completion of this Offering, the directors, executive officers and certain stockholders (collectively, the "Initial Stockholders") will own
approximately   % (approximately   % if the over-allotment option is exercised
in full) of the outstanding Common Stock. Accordingly, if acting together, the Initial Stockholders will control the Company and have the power to elect a majority of the directors, appoint management and approve actions requiring majority approval. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over their current market prices. The interests of the Initial Stockholders could conflict with the interests of the other stockholders of DFG. See "Certain Relationships and Related Transactions" and "Security Ownership of Certain Beneficial Owners and Management; Selling Stockholders."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of Common Stock offered hereby will incur immediate and substantial dilution in pro forma net tangible book value per share. To the extent options or warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

                       COMPANY HISTORY AND ACQUISITIONS

  Diversified Food Group, LLC, the predecessor of the Company (the "Limited Liability Company"), was formed as a Delaware limited liability company in March 1996, for the purpose of acquiring food manufacturing and marketing companies. The Limited Liability Company has acquired four food companies to date and operates as a manufacturer and marketer of premium appetizers and gourmet confections.

COMPLETED ACQUISITIONS

  Restauranic, Inc. In July 1996, the Limited Liability Company acquired majority control of Restauranic, Inc. ("Restauranic"), a manufacturer of premium appetizers for the food service, restaurant and hospitality industries under the RESTAURANIC(TM) and FAYE'S(TM) brand names. Restauranic was founded in 1972 by Messrs. Wylie and Charles Mok and operates out of manufacturing and office facilities located in Chicago, Illinois. The original founders maintained an equity interest in Restauranic and entered into employment agreements with the Limited Liability Company. The founders continue to play a key role in the day-to-day functioning of the appetizer operations. Restauranic's net sales for fiscal 1996 and fiscal 1997 were $13.5 million and $16.0 million, respectively.

  Mrs. Prindable, Inc. and Classic Kettle Company, Inc. During October 1996, the Limited Liability Company purchased the assets of Mrs. Prindable, Inc. ("Prindable") and Classic Kettle Company, Inc. ("Kettle"), manufacturers of gourmet chocolate and caramels and other confections under the MRS. PRINDABLE'S, AMERICAN CARAMEL COMPANY and CLASSIC KETTLE brand names. The Limited Liability Company purchased these businesses from the founders of Prindable and Kettle. The founders entered into employment agreements with the Limited Liability Company, have an equity interest in the Company and continue to play a key role in the day-to-day functioning of the confectionery operations. The Limited Liability Company then combined the operations of Prindable and Kettle to form Classic Confectionery, LLC ("Classic"). Confectionery items have been handmade under the MRS. PRINDABLE'S brand name since 1986, and more recently under the CLASSIC KETTLE and AMERICAN CARAMEL COMPANY brand names. Classic operates out of manufacturing and office facilities in Lincolnwood, Illinois. Classic's net sales for fiscal 1996 and fiscal 1997 were $5.0 million and $6.6 million, respectively.

  In October 1997, the Limited Liability Company acquired all of the equity in Restauranic and Classic which it did not already own. The former owners of Restauranic and Classic contributed their remaining equity interests in those companies to the Limited Liability Company in return for equity in the Limited Liability Company.

  Cohen's Famous Frozen Foods. The Limited Liability Company acquired the assets of Cohen's Famous Frozen Foods, Inc. ("Cohen"), a manufacturer of Kosher and non-Kosher appetizers, in October 1997. Cohen was founded in 1947 and by 1952 was the first United States Government-inspected plant to receive Kosher certification for Kosher frozen items in the U.S. Appetizers made at Cohen's Newark, New Jersey facility are marketed under the COHEN'S FAMOUS and CASINO CHEF brand names. The principal shareholders and other key management personnel of Cohen entered into employment agreements with, and acquired options convertible into equity interests of, the Limited Liability Company. The founders of Cohen continue to play a key role in the day-to-day functioning of the appetizer operations. Cohen's net sales for fiscal 1996 and fiscal 1997 were $20.5 million and $21.9 million, respectively.

  Sweet Shop Candies, Inc. Effective January 23, 1998, the Limited Liability Company acquired Sweet Shop Candies, Inc. ("Sweet Shop"), a manufacturer of fine handmade chocolates, including truffles, nut clusters, brags and sugar free chocolates. Sweet Shop's Fort Worth, Texas manufacturing facility has been U Kosher certified since 1990. Sweet Shop has been producing handmade and hand decorated chocolates and truffles under the SWEET SHOP brand name since 1972. Following the acquisition, the sole shareholder of Sweet Shop entered into a consulting agreement with, and holds equity in, the Company. Sweet Shop's net sales for fiscal 1996 and fiscal 1997 were $4.4 million and $5.8 million, respectively.

  See "Certain Relationships and Related Transactions" and "Security Ownership of Certain Beneficial Owners and Management; Selling Stockholders."

PENDING ACQUISITIONS

  Wilton Foods, Inc. In April 1998, the Company entered into a letter of intent to acquire all of the stock of Wilton, a manufacturer of Kosher and non-Kosher appetizers and Kosher packaged meals for airlines and other institutional customers, sold under the WILTON'S and BARNEY'S brand names and under private labels. Representative appetizer products sold by Wilton include puff pastry, hot and Mexican hors d'oeuvres, blintzes and other kosher delicacies.

  Wilton products are distributed principally through foodservice operators and retail grocery stores. Wilton's products are sold by an internal sales staff of four people, as well as through a network of over 30 independent brokers. Wilton's products are produced in its approximately 60,000 square foot facility located in Goshen, New York. Renovated in 1997, this facility features automated production lines. Both the production lines and the test kitchens are U Kosher certified. Management believes that this facility is presently operating at approximately 65% capacity. The letter of intent provides for a total purchase price of $13.3 million (subject to reduction if Wilton's liabilities on the closing date exceed certain levels), including $2.5 million in equity of the Limited Liability Company, plus an earnout based on growth in EBITDA (earnings before interest, taxes, depreciation and amortization) of Wilton, Cohen and Restauranic, payable in cash on or about April 1, 2003. In addition, simultaneously with the closing of such acquisition, the Company will refinance indebtedness of Wilton in the amount of approximately $3.5 million. The sole shareholder of Wilton, along with other key members of management, will enter into employment agreements with the Company. It is currently anticipated that this acquisition will be consummated concurrently with the Offering.

  American Specialty Confections, Inc. In April 1998, DFG entered into a letter of intent to acquire all of the stock of American Specialty. Under licenses with various major consumer brands, American Specialty packages, markets and sells confections in decorative gift tins, lunch boxes and other containers. Under a majority of its license agreements, which have terms ending at various times through December 2000, American Specialty can use the licensed brand names on both the gift containers and the confections packaged inside the containers. Most of these license agreements are terminable upon DFG's acquisition of American Specialty. The Company and American Specialty have requested that each of the licensors consent to the assignment of the licenses to the Company or, in the alternative, that the licensors enter into new agreements with the Company. The assignment of licensing agreements representing 85% of American Specialty's revenue is a condition to the Company's obligation to consummate the acquisition. American Specialty currently buys bulk confections (including chocolate candy products and snack foods) from a variety of third-party suppliers, repackages them as individual pieces and inserts them into the decorative containers (that are sourced from a variety of suppliers). Following completion of this acquisition, the Company intends to replace certain of these confections with items manufactured by the Company. American Specialty employs 50 people at its 50,000 square foot leased facility in Lancaster, Pennsylvania. American Specialty products are sold by an internal sales department comprised of three individuals, principally to upscale department stores (such as Bloomingdale's, Lord & Taylor and Macy's), club stores (including Sam's Club) and specialty retail stores (such as Coach House, Hallmark and SRI).

  DFG's letter of intent with the owners of American Specialty provides for a purchase price of $5.0 million and grants one of the shareholders an option to invest a portion of the purchase price in the Common Stock of DFG at 90% of the initial public offering price of such stock. Such investment, if any, will not result in a material adjustment to the purchase price. In addition, DFG will pay $550,000 to American Specialty to repay loans from certain of American Specialty's shareholders. Simultaneously with the closing of such acquisition, the Company will refinance indebtedness of American Specialty in the amount of approximately $3.8 million. The letter of intent also provides for the payment of a bonus of $1.5 million to the shareholder employees of American Specialty if the effective EBITDA of the business exceeds certain levels by December 31, 2001. The principal shareholders of American Specialty will enter into employment agreements with the Company and will be entitled to an annual bonus of up to 50% of their base salary if American Specialty EBITDA exceeds certain target levels. It is currently anticipated that this acquisition will be consummated concurrently with the Offering. See "Certain Relationships and Related Transactions."

THE CONVERSION

  Diversified Food Group, Inc. was incorporated in Delaware in June 1998 in anticipation of the conversion of all of the membership interests of the Limited Liability Company into Common Stock of Diversified Food Group, Inc. As of the date of the Prospectus, the members of the Limited Liability Company will contribute their membership interests to the newly-formed Diversified
Food Group, Inc. in exchange for a total of    shares of Common Stock of
Diversified Food Group, Inc. As a result, DFG will own all of the equity of the Limited Liability Company, which in turn will own all the operating units through which DFG conducts its business. Immediately prior to the Conversion, the Company intends to distribute to equity owners of the Limited Liability Company cash sufficient to pay the tax on any previously undistributed limited liability company taxable income as of the date of termination of the Limited Liability Company's status as a limited liability company. Such distributions, if any, will not be material. See "Certain Relationships and Related Transactions."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered by the Company, after deduction of the estimated underwriting discounts and commissions and offering expenses payable by the Company, are estimated to be approximately $45 million, assuming an initial public offering
price of $     per share. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders upon the exercise of the Underwriters' over-allotment option. The following is a description of the estimated sources and uses of proceeds, giving effect to the borrowings under the Proposed Credit Facility described below:

                                                                      AMOUNT
                                                                  --------------
                                                                  (IN THOUSANDS)
      SOURCES OF FUNDS:
        Net proceeds of the Offering............................     $45,000
        Borrowing under the Proposed Credit Facility (1)........      25,120
                                                                     -------
          Total sources of funds................................     $70,120
                                                                     =======
      USES OF FUNDS:
        Repayment of senior credit facility (1) (2).............     $28,437
        Repayment of subordinated indebtedness (3)..............      14,440
        Cash portion of purchase price: Wilton acquisition......      10,750
        Repayment of existing debt: Wilton acquisition (4)......       3,509
        Cash portion of purchase price: American Specialty
         acquisition............................................       5,550
        Repayment of existing debt: American Specialty
         acquisition (5)........................................       3,771
        Cash portion of purchase price: new appetizer production
         facility (6)...........................................       1,863
        Estimated closing costs of the Proposed Credit Facility.       1,800
                                                                     -------
          Total uses of funds...................................     $70,120
                                                                     =======

--------
(1) Represents anticipated borrowings as if the closing of the Offering occurred on April 3, 1998. See "Proposed Credit Facility." Does not include approximately $5.0 million of additional borrowings required to refinance incremental working capital borrowings under the existing senior credit facility that are expected to be incurred between April 3, 1998 and the consummation of the Offering.
(2) The senior credit facility was entered into in connection with the Cohen acquisition and refinancing, and consists of: (a) a revolving line of credit of $5.0 million, at an effective interest rate of 10.8%, maturing on March 31, 2004, and (b) a term note of $23.0 million, at an effective interest rate of 10.8%, maturing on March 31, 2004.
(3) Indebtedness originally incurred in connection with the Cohen and Sweet Shop acquisitions at an effective interest rate of 28.1% (including the amortization of value allocated to warrants and deferred financing costs), maturing on October 23, 2004.
(4) Existing indebtedness at an effective interest rate of approximately 11%, maturing at various times through the year 2002 and expected to be refinanced upon consummation of the acquisition.
(5) Existing indebtedness at a 10% weighted average interest rate, due on demand and expected to be refinanced upon consummation of the acquisition.
(6) Does not include $6.6 million of indebtedness in the form of an industrial revenue bond at an effective interest rate of 3.7% maturing in May 2018. See "Certain Relationships and Related Transactions."

  The balance of the net proceeds, if any, and the remaining borrowings available under the Proposed Credit Facility will be used for general corporate purposes, including capital expenditures, possible future acquisitions and working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities. From time to time, the Company is involved in the evaluation of, and discussions with, possible acquisition candidates, although the Company currently has no agreements, commitments or understandings with respect to any acquisitions, other than the acquisitions set forth under "Company History and Acquisitions--Pending Acquisitions."

                           PROPOSED CREDIT FACILITY

  Bankers Trust Company has made a proposal to extend to the Company, concurrently with or prior to the closing of the Wilton and American Specialty acquisitions, a $50.0 million senior secured credit facility (the "Proposed Credit Facility"). The following generally describes the expected terms of the Proposed Credit Facility. The Company expects that the Proposed Credit Facility would consist of a $25.0 million revolving credit facility and a $25.0 million term loan facility for the Company and its subsidiaries. See "Use of Proceeds" for use of the proceeds of the Proposed Credit Facility. The maximum amount of availability under the proposed revolving credit facility would be based upon a percentage of the Company's eligible inventory and eligible receivables. As of April 3, 1998, on a pro forma basis giving effect to the closing of the Proposed Credit Facility, the Wilton and American Specialty acquisitions, the Offering and the application of the net proceeds therefrom, borrowings outstanding under the Proposed Credit Facility would have been $25.1 million.

  The Company anticipates that borrowings under the Proposed Credit Facility would bear interest at a per annum rate equal to the prevailing interbank offered rate in the applicable offshore currency market, plus an additional
margin ranging from        to    % based on certain financial ratios of the
Company. At April 3, 1998, on a pro forma basis giving effect to the Wilton and American Specialty acquisitions and purchase of new appetizer production facility, the Offering and the application of the net proceeds therefrom, the
interest rate borne by the Proposed Credit Facility would have been    %.

  The Proposed Credit Facility would be secured by liens on the inventory, accounts receivable and certain intangibles (including intellectual property) of the Company and its subsidiaries and by a pledge of 100% of the stock or member interests of its subsidiaries. The Company's subsidiaries would guarantee payment of borrowings under the Proposed Credit Facility.

  The Proposed Credit Facility would contain customary representations and warranties and events of default and would require compliance with certain covenants by the Company and its subsidiaries, including, among other things:
(1) maintenance of certain financial ratios and compliance with certain financial tests and limitations; (2) limitations on the payment of dividends, incurrence of additional indebtedness and granting of certain liens; and (3) restrictions on mergers, consolidations or asset sales.

  Bankers Trust Company has not committed to enter into the Proposed Credit Facility and there can be no assurance that the Proposed Credit Facility will be made available to the Company on the terms set forth above or at all.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends or distributions on the Common Stock. Immediately prior to the Conversion, the Company intends to distribute to its equity owners any previously undistributed limited liability company taxable income as of the date of termination of the Limited Liability Company's status as a limited liability company. Such distributions, if any, will not be material. DFG does not anticipate paying cash dividends or other distributions on the Common Stock in the foreseeable future and intends to retain any future earnings for reinvestment in its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. It is anticipated that the Proposed Credit Facility would restrict the payment of dividends.

                                CAPITALIZATION

  The following table sets forth the Company's capitalization (long-term debt plus equity) as of April 3, 1998 (i) on a historical basis and (ii) on a pro forma basis. The summary pro forma financial data reflect adjustments, where appropriate, to the historical financial data of the Company to give effect to
(1) the pending Acquisitions, (2) the Conversion, (3) the Offering and application of the net proceeds therefrom and (4) the borrowings under the Proposed Credit Facility, as if each had occurred on April 3, 1998. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto and the "Unaudited Pro Forma Condensed Consolidated Financial Information" included elsewhere in this Prospectus.

                                                                APRIL 3, 1998
                                                              -----------------
                                                              ACTUAL  PRO FORMA
                                                              ------- ---------
                                                                  (DOLLARS
                                                                IN THOUSANDS)
Current portion of long-term debt............................ $33,473 $     35
                                                              ======= ========
Proposed Credit Facility..................................... $   --  $ 25,120
Other long-term debt, net of current maturities (2)..........   1,367    8,451
Stockholders' and Members' equity:
  Members' equity............................................  14,034      --
  Common Stock, $.001 par value,      shares authorized;
           shares issued and outstanding, actual; and
   shares issued and outstanding, pro forma..................     --         9
  Additional paid-in capital.................................     --    62,048
  Accumulated deficit (3)....................................     --   (13,644)
                                                              ------- --------
    Total stockholders' and members' equity (1)..............  14,034   48,413
                                                              ------- --------
    Total capitalization..................................... $48,874 $ 82,019
                                                              ======= ========

--------
(1) Actual total stockholders' and members' equity is comprised of the members' equity of Diversified Food Group, LLC, which will be contributed to the Company on the effective date of this Prospectus. See "Company History and Acquisitions--The Conversion."
(2) Pro forma includes the $6,630 industrial revenue bond to be assumed in connection with the purchase of the new appetizer production facility.
(3) Pro forma reflects the write-off of deferred financing costs of $4,426 relating to the existing senior credit facility and subordinated indebtedness and unaccreted original issue discount of $9,418 relating to the repayment of subordinated indebtedness totalling $13,644. However, it does not include a prepayment penalty of approximately $2,500 related to the Company's subordinated indebtedness.

                                   DILUTION

  Net tangible book value (deficit) per share represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities and divided by the total number of shares of Common Stock outstanding. The pro forma net tangible book value (deficit) of the Company as of April 3, 1998, after giving effect to the Wilton and American Specialty acquisitions and the
Conversion and the sale of the                 shares of Common Stock offered
hereby at an assumed initial public offering price of $      per share, and
after deducting estimated underwriting discounts and commissions and offering
expenses payable by the Company would have been approximately $          , or
$           per share of Common Stock. This represents an immediate increase
in pro forma net tangible book value of $           per share to existing
stockholders and an immediate dilution of $           per share to new
stockholders. The following table illustrates this per share dilution:

      Assumed initial public offering price per share...............     $
      Net tangible book value (deficit) per share as of April 3,
       1998.........................................................
                                                                         ------
      Increase per share attributable to new stockholders...........
      Pro forma net tangible book value (deficit) per share as of
       April 3, 1998 after the Offering.............................
                                                                         ------
      Dilution per share to new stockholders........................     $
                                                                         ======

  The following table summarizes, as of April 3, 1998, after giving effect to the Offering, the difference between the existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid (before deducting estimated underwriting discounts and commissions and offering expenses payable by the Company):

                                                          TOTAL
                                  SHARES PURCHASED    CONSIDERATION     AVERAGE
                                  ----------------- ------------------ PRICE PER
                                   NUMBER   PERCENT   AMOUNT   PERCENT   SHARE
                                  --------- ------- ---------- ------- ---------
Existing stockholders............                 %                  %
New investors....................                                        $
                                  ---------  -----  ----------  -----
    Total (1)....................            100.0% $           100.0%
                                  =========  =====  ==========  =====

--------
(1) Following the sale of Common Stock by the Selling Stockholders in the Offering, if the Underwriters' over-allotment option is exercised in full, the number of shares held by all existing stockholders will be reduced by
            shares to         shares or      % of the total shares of Common
    Stock outstanding after the Offering. New investors will hold
    shares, or      % of the total shares of Common Stock outstanding after
    the Offering, if the Underwriters' over-allotment option is exercised in full. See "Security Ownership of Certain Beneficial Owners and Management; Selling Stockholders."

  The foregoing calculations do not give effect to, as of April 3, 1998, (1)
        shares of Common Stock issuable upon the exercise of outstanding
warrants at a weighted average exercise price of $      per share, (2)
shares of Common Stock issuable upon the exercise of outstanding options at a
weighted average exercise price of $      per share and (3)     shares
issuable upon the conversion of convertible debt outstanding at the time of the Offering. To the extent any such options and warrants are exercised, there will be further dilution to new investors. See "Capitalization," "Management-- Stock Plan," "Description of Capital Stock" and Note 10 of Notes to the Consolidated Financial Statements of DFG.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth selected historical and pro forma financial data of the Company for the periods ended and as of the dates indicated. The selected historical statement of operations data for the initial period from March 25, 1996 to January 3, 1997 and the year ended January 2, 1998, and the selected historical balance sheet data as of January 3, 1997 and January 2, 1998 are derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected historical statement of operations data for the three month periods ended April 4, 1997 and April 3, 1998 and the selected historical balance sheet data as of April 3, 1998 are derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus which, in the opinion of management, include all adjustments necessary for a fair presentation, which consist of normal recurring adjustments. The selected pro forma statement of operations data reflect adjustments, where appropriate, to the historical financial data of the Company to give effect to (1) the Acquisitions, (2) the Conversion as described in "Company History and Acquisitions," (3) the Offering and the application of the net proceeds as described in "Use of Proceeds," and (4) borrowings under the Proposed Credit Facility, as if each had occurred on January 4, 1997. This information should be read in conjunction with the Company's historical consolidated financial statements, and the unaudited pro forma condensed consolidated financial statements and related notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                           INITIAL
                            PERIOD
                          FROM MARCH    YEAR ENDED              THREE MONTHS ENDED
                           25, 1996  ------------------ ------------------------------------
                              TO      JANUARY 2, 1998    APRIL 4, 1997      APRIL 3, 1998
                          JANUARY 3, ------------------ ----------------- ------------------
                             1997    ACTUAL   PRO FORMA ACTUAL  PRO FORMA ACTUAL   PRO FORMA
                          ---------- -------  --------- ------  --------- -------  ---------
STATEMENT OF OPERATIONS
 DATA:
 Net sales..............   $13,117   $36,247   $85,365  $4,091   $12,160  $ 9,782   $16,975
 Cost of goods sold.....     8,111    26,177    63,887   3,329     9,621    7,159    13,172
                           -------   -------   -------  ------   -------  -------   -------
 Gross profit...........     5,006    10,070    21,478     762     2,539    2,623     3,803
 Selling, general and
  administrative
  expenses..............     3,219     7,902    21,611   1,373     4,778    4,126     5,861
                           -------   -------   -------  ------   -------  -------   -------
 Income (loss) from
  operations............     1,787     2,168      (133)   (611)   (2,239)  (1,503)   (2,058)
 Interest expense.......       250     1,488    (2,115)    245       469    1,170       688
 Miscellaneous non-
  operating expenses....        95       117       524      42        59        4        40
 Income tax provision
  (benefit)(1)..........       299       327      (998)   (108)     (996)    (200)   (1,003)
 Minority interests in
  income (loss).........       201       (49)      --      (27)      --       --        --
                           -------   -------   -------  ------   -------  -------   -------
 Net income (loss) .....   $   942   $   285   $(1,774) $ (763)  $(1,771) $(2,477)  $(1,783)
                           =======   =======   =======  ======   =======  =======   =======
PRO FORMA DATA:
 Pro forma net income
  (loss)
  per share ............
                                               =======           =======            =======
 Pro forma weighted
  average number of
  shares outstanding....
                                               =======           =======            =======

--------
(1) As a limited liability company, DFG is not subject to income taxes, and its income is allocated to and reported in the tax returns of its members. Accordingly, no liability or provision for current and deferred income taxes attributable to these operations is included in the actual statement of operations data. Restauranic, a subsidiary of DFG, is subject to income tax as a C corporation and the actual income tax provision (benefit) described above refers to Restauranic.

                          JANUARY 3, 1997 JANUARY 2, 1998     APRIL 3, 1998
                          --------------- --------------- -----------------------
                                                           ACTUAL   PRO FORMA (1)
                                                          --------  -------------
BALANCE SHEET DATA:
 Working capital (2)....      $ 3,856        $(22,912)    $(25,942)    $ 9,916
 Total assets...........       12,067          47,891       53,679      93,199
 Long-term debt, net of
  current maturities....        6,401           1,383        1,367      33,571
 Total stockholders'
  equity (3)............        1,922           8,488       14,034      48,413

--------
(1) Pro forma gives effect to (i) the pending Acquisitions, (ii) the Conversion, (iii) borrowings under the Proposed Credit Facility and (iv)
    the sale of           shares of Common Stock by the Company in the
    Offering at an assumed initial public offering price of $   per share and
    the application of the net proceeds therefrom, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, as if the pending Acquisitions and the Offering occurred on April 3, 1998.
(2) The terms of the Company's existing senior credit facility and subordinated indebtedness require the Company to maintain certain financial ratios and to comply with certain covenants. As a result of the Company's acquisitions of Sweet Shop in January 1998 and Cohen in October 1997, the Company incurred an aggregate of $28.1 million of indebtedness. The Company was out of compliance with these financial ratios as of January 2, 1998 and April 3, 1998. The Company has received temporary waivers from the lenders for these covenant violations through August 31, 1998 and intends to repay all outstanding indebtedness under the existing senior credit facility and subordinated indebtedness using a portion of the net proceeds of the Offering. The existing senior credit facility and subordinated indebtedness have been classified as short-term obligations in the Company's consolidated financial statements.
(3) Pro forma reflects the write-off of deferred financing costs of $4,226 relating to the existing senior credit facility and subordinated indebtedness and unaccreted original issue discount of $9,418 relating to the repayment of subordinated indebtedness totalling $13,644.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  The Pro Forma Condensed Consolidated Financial Information gives effect to:

  (i) the acquisition of Cohen in Fiscal 1997 for a purchase price of $21.0 million;

  (ii) the acquisition of Sweet Shop in Fiscal 1998 for a purchase price of $9.0 million;

  (iii) the pending acquisition of Wilton for an estimated purchase price of $13.3 million;

  (iv) the pending acquisition of American Specialty for an estimated purchase price of $5.6 million;

  (v) the sale of       shares of Common Stock in the Offering at an initial
      public offering price of $    per share and the application of the net
      proceeds therefrom as described in "Use of Proceeds;"

  (vi) the Conversion; and

  (vii) borrowings under the Proposed Credit Facility and the application of borrowings thereunder as described in "Use of Proceeds."

  The Pro Forma Condensed Consolidated Statements of Operations were prepared as if the Acquisitions and the Offering occurred as of January 4, 1997. The Pro Forma Condensed Consolidated Balance Sheet was prepared as if the above transactions occurred on April 3, 1998. The Acquisitions have been and will be accounted for under the purchase method of accounting. Results for Cohen and Sweet Shop for the periods following their acquisitions are included in the "Historical Diversified Food Group" columns; results for the periods prior to their acquisitions are included in the "Acquisitions" column.

  The Pro Forma Condensed Consolidated Financial Information is unaudited and is not necessarily indicative of the consolidated results which actually would have occurred if the above transactions and the Offering had been consummated at the beginning of the periods presented; nor does it purport to present the future financial position and results of operations for future periods. The Pro Forma Condensed Consolidated Financial Information gives effect to the Acquisitions, is based upon estimated allocations of the expected purchase prices for the pending Acquisitions, and includes all adjustments described in the notes thereto. The Pro Forma Condensed Consolidated Financial Information should be read in conjunction with the historical consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF APRIL 3, 1998

                         HISTORICAL               PRO FORMA
                            DFG     ACQUISITIONS ADJUSTMENTS       PRO FORMA
                         ---------- ------------ -----------       ---------
                                        (DOLLARS IN THOUSANDS)
                                    ASSETS
Current assets:
  Cash and cash
   equivalents..........  $   --      $    93     $                 $    93
  Trade accounts
   receivable, net of
   allowance............    4,965       3,511                         8,476
  Other receivables.....      --          105                           105
  Inventories...........    6,316       4,338                        10,654
  Due from affiliates...      100         --                            100
  Deferred income taxes.      121         --           456 (1)          577
  Income tax benefit....      222         --                            222
  Prepaid expenses and
   other current assets.      612         292                           904
                          -------     -------     --------          -------
    Total current
     assets.............   12,336       8,339          456           21,131
Property, plant and
 equipment, net.........    4,851       3,820        8,493 (2)       17,164
Other assets............   36,492         164       18,248 (3)       54,904
                          -------     -------     --------          -------
    Total assets........  $53,679     $12,323     $ 27,197          $93,199
                          =======     =======     ========          =======
              LIABILITIES AND MEMBERS' AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable,
   trade................  $ 3,549     $ 3,527     $                 $ 7,076
  Short term borrowings.      --        5,464       (5,464)(4)          --
  Due to members........       97         --                             97
  Other current
   liabilities and
   accrued expenses.....    1,159       2,848                         4,007
  Current portion of
   long term debt.......   33,473       1,738      (35,176)(4)           35
                          -------     -------     --------          -------
    Total current
     liabilities........   38,278      13,577      (40,640)          11,215
Long-term debt--related
 party..................    1,218         --                          1,218
Long-term debt--other...      149         554       31,650 (4)(5)    32,353
Members and
 stockholders' equity:
  Common stock..........      --           86          (77)(6)            9
  Preferred stock.......      --           88          (88)(7)          --
  Members equity........   14,034         --       (14,034)(8)          --
  Paid-in capital.......      --          699       61,349 (4)(8)    62,048
  Accumulated (deficit).      --       (2,681)     (10,963)(9)      (13,644)
                          -------     -------     --------          -------
    Total members and
     stockholders'
     equity (deficit)...   14,034      (1,808)      36,187           48,413
                          -------     -------     --------          -------
    Total liabilities
     and members' and
     stockholders'
     equity.............  $53,679     $12,323     $ 27,197          $93,199
                          =======     =======     ========          =======

                  NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                            (DOLLARS IN THOUSANDS)

(1) To reflect, in connection with the termination of the Company's limited liability company status, a net deferred tax asset representing the differences in financial statement and income tax bases of assets and liabilities.
(2) To record purchase of the new appetizer production facility. See "Certain Relationships and Related Transactions."
(3) To record the following:

  (i) the amount by which the purchase price exceeds the fair value of assets acquired for the acquisitions of Wilton and American
      Specialty....................................................... $20,659
  (ii) a net deferred tax asset representing the difference in
       financial statement and income tax bases of these assets.......      15
  (iii) the write-off of deferred financing costs relating to the existing senior credit facility and subordinated indebtedness.  (4,226)
  (iv) the recording of deferred financing costs related to the debt
       incurred under the Proposed Credit Facility....................   1,800
                                                                       -------
                                                                       $18,248
                                                                       =======

(4) To reflect the use of the estimated net proceeds from the issuance of shares of Common Stock in the Offering and the borrowings under the Proposed Credit Facility in connection with the Offering as follows. See "Use of Proceeds."

  Sources of Funds:
    Net proceeds of the Offering...................................... $45,000
    Borrowing under the Proposed Credit Facility......................  25,120
                                                                       -------
      Total sources of funds.......................................... $70,120
                                                                       =======
  Uses of Funds:
    Repayment of subordinated indebtedness............................ $14,440
    Repayment of existing senior credit facility......................  28,437
    Cash portion of purchase price: Wilton acquisition................  10,750
    Cash portion of purchase price: American Specialty acquisition....   5,550
    Cash portion of purchase price: new appetizer production facility.   1,863
    Repayment of existing debt: Wilton acquisition ...................   3,509
    Repayment of existing debt: American Specialty acquisition .......   3,771
    Estimated closing costs of the Proposed Credit Facility...........   1,800
                                                                       -------
      Total uses of funds............................................. $70,120
                                                                       =======
(5) To record Industrial Revenue Bond debt of $6,630 assumed in connection with the purchase of the new appetizer production facility.
(6) To reflect:
    (i)the elimination of historical equity balances of acquired
     companies........................................................ $   (86)
    (ii) the Conversion of membership interests of the Limited
         Liability Company to Common Stock of the Company at a
         conversion rate of      shares of Common Stock for each
         membership unit..............................................       6
    (iii)the sale of Common Stock in the Offering.....................       3
                                                                       -------
                                                                       $   (77)
                                                                       =======

(7) To reflect the elimination of historical equity balances of acquired companies.
(8) To (i) reflect the Conversion of membership interests of the Limited Liability Company to Common Stock of the Company at a conversion rate of shares of common stock for each membership unit and (ii) reclassify the remaining members' equity as additional paid-in-capital.
(9) To reflect:

    (i)the elimination of historical equity balances of acquired companies........................................................ $(2,681)
    (ii) the write-off of deferred financing costs relating to the existing senior credit facility and subordinated
         indebtedness.................................................   4,226
    (iii) the write-off of unaccreted original issue discount relating
          to the repayment of company indebtedness....................   9,418
                                                                       -------
                                                                       $10,963
                                                                       =======

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED APRIL 3, 1998

                                 HISTORICAL               PRO FORMA
                                    DFG     ACQUISITIONS ADJUSTMENTS   PRO FORMA
                                 ---------- ------------ -----------   ---------
                                            (DOLLARS IN THOUSANDS)
Net sales.......................  $ 9,782      $7,193      $  --        $16,975
Cost of goods sold..............    7,159       5,937          76 (1)    13,172
                                  -------      ------      ------       -------
Gross profit....................    2,623       1,256         (76)        3,803
Selling, general and
 administrative expenses........    4,126       1,740          (5)(2)     5,861
                                  -------      ------      ------       -------
Loss from operations............   (1,503)       (484)        (71)       (2,058)
Interest expense (income).......    1,170         297        (779)(3)       688
Miscellaneous non-operating
 expenses.......................        4          36          --            40
Income tax (benefit)............     (200)        (30)       (773)(6)    (1,003)
                                  -------      ------      ------       -------
Net income (loss)...............  $(2,477)     $ (787)     $1,481       $(1,783)
                                  =======      ======      ======       =======

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                        THREE MONTHS ENDED APRIL 4, 1997

                          HISTORICAL               PRO FORMA
                             DFG     ACQUISITIONS ADJUSTMENTS  PRO FORMA
                          ---------- ------------ -----------  ---------
                                         (DOLLARS IN THOUSANDS)
Net sales...............    $4,091      $8,069       $ --       $12,160
Cost of goods sold......     3,329       6,156         136 (1)    9,621
                            ------      ------       -----      -------
Gross profit............       762       1,913        (136)       2,539
Selling, general and
 administrative expenses
 .......................     1,373       2,692         713 (2)    4,778
                            ------      ------       -----      -------
Loss from operations....      (611)       (779)       (849)      (2,239)
Interest expense........       245         110         114 (3)      469
Miscellaneous non-
 operating expenses
 (income)...............        42          17          --           59
Minority interests in
 (loss).................       (27)         --          27 (5)       --
Income tax provision
 (benefit)..............      (108)         28        (916)(6)     (996)
                            ------      ------       -----      -------
Net loss................    $ (763)     $ (934)      $ (74)     $(1,771)
                            ======      ======       =====      =======


                            See accompanying notes.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                           YEAR ENDED JANUARY 2, 1998

                                 HISTORICAL               PRO FORMA
                                    DFG     ACQUISITIONS ADJUSTMENTS   PRO FORMA
                                 ---------- ------------ -----------   ---------
                                            (DOLLARS IN THOUSANDS)
Net sales......................   $36,247     $ 49,118     $    --      $85,365
Cost of goods sold.............    26,177       37,212         498 (1)   63,887
                                  -------     --------     -------      -------
Gross profit...................    10,070       11,906        (498)      21,478
Selling, general and
 administrative expenses.......     7,902       12,191       1,518 (2)   21,611
                                  -------     --------     -------      -------
Income (loss) from operations..     2,168         (285)     (2,016)        (133)
Interest expense...............     1,488          787        (160)(3)    2,115
Miscellaneous non-operating
 expenses......................       117          792        (385)(4)      524
Minority interests in (loss)...       (49)          --          49 (5)       --
Income tax provision (benefit).       327         (138)     (1,187)(6)     (998)
                                  -------     --------     -------      -------
Net income (loss)..............   $   285     $ (1,726)    $  (333)     $(1,774)
                                  =======     ========     =======      =======




                            See accompanying notes.

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

  The Pro Forma Consolidated Statements of Operations reflect the adjustments for the Acquisitions and related financings (including the Offering) as if such events had occurred as of January 4, 1997.

                                                     THREE MONTHS
                                                         ENDED
                                                   ----------------- YEAR ENDED
                                                   APRIL 3, APRIL 4, JANUARY 2,
                                                     1998     1997      1998
                                                   -------- -------- ----------
(1)To reflect:
  (i) the impact of purchase accounting
      adjustments (i.e. depreciation of step up in
      basis for property and equipment)...........  $  76     $132     $  489
  (ii) a portion of compensation expense for
       executive officers and other key employees
       on the basis of current and anticipated
       arrangements as if they were effective
       January 4, 1997............................    --         4          9
                                                    -----     ----     ------
                                                    $  76     $136     $  498
                                                    =====     ====     ======
(2) To reflect:
  (i) a portion of compensation expense for
      executive officers and other key employees
      on the basis of current and anticipated
      arrangements as if they were effective
      January 4, 1997.............................  $(175)    $340     $  563
  (ii) amortization of goodwill arising from the
       pending Acquisitions and from the
       acquisition of Cohen and Sweet Shop, for
       the period prior to the acquisition........    170      373        --
  (iii) amortization of goodwill arising from (a)
        the pending acquisitions of Wilton and
        American Specialty, (b) the Sweet Shop
        acquisition completed after January 2,
        1998, and (c) the Cohen acquisition and
        the minority shareholder roll-ups of
        Classic and Restauranic completed after
        January 3, 1997 but before January 2,
        1998, for the period prior to each
        acquisition. Such amortization expense is
        based on lives ranging from 15 to 40 years
        and is computed as follows:
      Wilton: goodwill of $14,165; 40 year life;
       amortized for 12 months.
      American Specialty: goodwill of $6,493; 25
       year life; amortized for 12 months.
      Sweet Shop: goodwill of $6,551; 25 year
       life; amortized for 12 months.
      Cohen: goodwill of $16,245; 40 year life;
       amortized for 9.5 months.
      Classic: goodwill of $2,368; 15 year life;
       amortized for 9.5 months.
      Restauranic: goodwill of $3,192; 40 year
       life; amortized for 9.5 months.............    --       --       1,361
  (iv) the elimination of nonrecurring expenses
       incurred by acquired companies prior to
       their acquisition including professional
       fees related to the sale of Cohen ($114)
       and relocation costs for Wilton ($292).....    --       --        (406)
                                                    -----     ----     ------
                                                    $  (5)    $713     $1,518
                                                    =====     ====     ======

                            (DOLLARS IN THOUSANDS)

                                                      THREE MONTHS
                                                          ENDED
                                                    ------------------  YEAR ENDED
                                                    APRIL 3,  APRIL 4,  JANUARY 2,
                                                     1998*      1997       1998
                                                    --------  --------  ----------
(3) To reflect:
  (i) interest expense on borrowings related to the
      Sweet Shop acquisition for the period prior
      to the acquisition........................... $   405       --         --
  (ii) interest expense on debt incurred and on
       seller financed notes issued in connection
       with the Cohen and Sweet Shop acquisitions.
       Interest expense, including amortization of
       deferred financing fees and accretion of
       original issue discount, is determined as
       follows:
      Sweet Shop: borrowings of $8,000 at 31.5% per
       annum.
      Cohen: borrowings of $20,100 at 10.8% per
       annum.......................................     --    $ 1,298    $ 4,575
  (iii) the application of net proceeds from the
        Offering as described in "Use of Proceeds"
        and the reduction of interest expense
        (including amortization of deferred
        financing costs and original issue
        discount) resulting from the reduction of
        borrowings.................................  (1,184)   (1,184)    (4,415)
                                                    -------   -------    -------
                                                    $  (779)  $   114    $  (160)
                                                    =======   =======    =======

(4) To eliminate a non-recurring expense related to a loss on property abandoned by Wilton.

(5) To reflect the elimination of minority interests.

(6) To reflect the deferred tax benefit relating to the pro forma loss before income tax in connection with the termination of the Company's limited liability company status.
--------
   *The pro forma financial data for the three months ended April 3, 1998 does not reflect an additional non-recurring interest charge of $16,000 that will be recorded when the Offering is completed to reflect the write-off of unaccreted original issue discount, deferred financing fees, and early termination and prepayment fees related to the senior credit facility and subordinated indebtedness.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

 OVERVIEW

  DFG is a leading manufacturer and marketer of a broad variety of premium appetizers and gourmet confections in North America. The Company sells its products under well-recognized brand names and also has a significant private label program with major food service distributors and retailers. The Company offers more than 200 premium appetizer products and more than 150 premium confection products. DFG's products are distributed through all of the principal channels of distribution for food products, including food service companies, club stores, retail supermarkets, department stores, specialty stores, electronic media and military post exchange stores.

  The Company was formed in March 1996 and since inception has acquired four established companies and has agreements to acquire two additional companies. Management believes the integration of these companies into DFG's operations has created additional growth opportunities for each acquired business as well as synergies for the Company as a whole. The Company's growth strategy includes the integration of acquired businesses to achieve certain cost savings. Areas of cost savings include reducing duplicative administrative functions, streamlining production and distribution, and reducing the cost of materials and services through purchasing power efficiencies. The Company intends to continue to implement these strategies in the businesses it currently owns, and to initiate these efforts at Wilton and American Specialty following their acquisitions, if consummated. The Company cannot at this time quantify these savings. The Company also expects to incur additional costs associated with integrating acquired businesses, as well as costs associated with public ownership; such costs also cannot be quantified. Accordingly, neither the expected savings nor the expected costs have been included in the pro forma financial information of the Company.

  The Company's historical results of operations are significantly affected by its history of acquisitions. For example, the Company's results of operations for Fiscal 1997 include 11 weeks of operations of Cohen, and DFG's results of operations for the three months ended April 3, 1998 include 10 weeks of operations of Sweet Shop. Management believes that the Company's results of operations for periods ending after each of the completed Acquisitions are not directly comparable to its results of operations for periods ending prior to such Acquisitions. This lack of comparability is due to the addition of the operations from the Acquisitions and the incurrence of additional debt and issuance of equity to fund these Acquisitions. Because of these differences, management believes the pro forma information for the three months ended April 3, 1998 as compared to the three months ended April 4, 1997 will be helpful for investors to understand results of operations of DFG as currently comprised and giving effect to the pending acquisitions.

  Acquisitions have been or will be accounted for by the purchase method of accounting. As a result, all financial statements incorporating the Acquisitions reflect net assets at their estimated fair market values. The purchase price in excess of the fair market value of net assets is recorded as goodwill and is being amortized between a 15 and 40-year period. See "Risk Factors--Significant Intangible Assets."

PRO FORMA RESULTS OF OPERATIONS

                                                  THREE MONTHS ENDED
                                          -------------------------------------
                                            APRIL 4, 1997      APRIL 3, 1998
                                          ------------------ ------------------
                                                     % OF               % OF
                                          AMOUNT   NET SALES AMOUNT   NET SALES
                                          -------  --------- -------  ---------
                                                (DOLLARS IN THOUSANDS)
Net sales................................ $12,160    100.0 % $16,975    100.0 %
Cost of goods sold.......................   9,621     79.1    13,172     77.6
                                          -------    -----   -------    -----
Gross profit.............................   2,539     20.9     3,803     22.4
Selling, general and administrative
 expenses................................   4,778     39.3     5,861     34.5
                                          -------    -----   -------    -----
Loss from operations.....................  (2,239)   (18.4)   (2,058)   (12.1)
Interest expense.........................     469      3.9       688      4.1
Miscellaneous non-operating expenses.....      59      0.5        40      0.2
Income tax benefit.......................    (996)    (8.1)   (1,003)    (5.9)
                                          -------    -----   -------    -----
Net loss................................. $(1,771)   (14.7)% $(1,783)   (10.5)%
                                          =======    =====   =======    =====

  Pro Forma Three Months Ended April 3, 1998 Compared to Pro Forma Three Months Ended April 4, 1997.

  Net sales (gross sales less discounts and returns) include both appetizers and confectionery products. Net sales were $17.0 million for the three months ended April 3, 1998, as compared to $12.2 million for the comparable period in 1997, an increase of $4.8 million, or 39.6%. This increase was primarily due to a $3.8 million increase in confectionery net sales to $6.8 million resulting from higher sales volume at Classic (due principally to the introduction of a caramel-coated pretzel product) and Sweet Shop (due to higher unit sales volumes). In addition, American Specialty net sales increased as a result of its shift from acting solely as a distributor to a full line manufacturer for one of its key accounts. The balance of the net sales increase was due to higher appetizer unit sales volumes across many of the Company's product lines.

  Gross profit (net sales less cost of goods sold, which includes product ingredients, packaging, labor and manufacturing overhead, including depreciation) increased $1.3 million to $3.8 million for the three months ended April 3, 1998, from $2.5 million for the comparable period in 1997. As a percentage of net sales, gross profit increased to 22.4% in the 1998 period from 20.9% in the 1997 period. This increase was attributable to a favorable change in sales mix of appetizers offset in part by the introduction of a lower gross margin caramel-coated pretzel product sold to club stores.

  Selling, general and administrative expenses (salaries, distribution costs, commissions, legal and professional expenses, occupancy costs and amortization) increased $1.1 million to $5.9 million for the three months ended April 3, 1998, from $4.8 million for the comparable period in 1997. This increase is primarily attributable to the selling and distribution expense associated with the higher sales volumes. As a percentage of net sales, however, selling, general and administrative expenses declined to 34.5% for the three months ended April 3, 1998, from 39.3% for the comparable period in 1997. This decrease in selling, general and administrative expenses as a percentage of net sales was primarily due to higher sales volumes and the resulting improved absorption of fixed costs.

  Loss from operations decreased $0.1 million to $2.1 million for the three months ended April 3, 1998 from $2.2 million for the comparable period in 1997 as a result of the factors described above.

  Interest expense increased $0.2 to $0.7 million for the three months ended April 3, 1998, from $0.5 million for the comparable period in 1997. This increase was a result of higher borrowings attributable to increased working capital requirements as a result of increased sales volumes.

  The net loss of approximately $1.8 million remained consistent for the three months ended April 3, 1998 as compared to the three months ended April 4, 1997.

HISTORICAL RESULTS OF OPERATIONS

                                  FISCAL YEARS ENDED                   THREE MONTHS ENDED
                          ------------------------------------ ------------------------------------
                           JANUARY 3, 1997   JANUARY 2, 1998    APRIL 4, 1997      APRIL 3, 1998
                          ----------------- ------------------ ----------------- ------------------
                                    % OF               % OF              % OF               % OF
                          AMOUNT  NET SALES AMOUNT   NET SALES AMOUNT  NET SALES AMOUNT   NET SALES
                          ------- --------- -------  --------- ------  --------- -------  ---------
                                                  (DOLLARS IN THOUSANDS)
Net sales...............  $13,117   100.0%  $36,247    100.0%  $4,091    100.0 % $ 9,782    100.0 %
Cost of goods sold......    8,111    61.8    26,177     72.2    3,329     81.3     7,159     73.1
                          -------   -----   -------    -----   ------    -----   -------    -----
Gross profit............    5,006    38.2    10,070     27.8      762     18.7     2,623     26.9
Selling, general and
 administrative
 expenses...............    3,219    24.6     7,902     21.8    1,373     33.6     4,126     42.2
                          -------   -----   -------    -----   ------    -----   -------    -----
Income (loss) from oper-
 ations.................    1,787    13.6     2,168      6.0     (611)   (14.9)   (1,503)   (15.3)
Interest expense........      250     1.9     1,488      4.1      245      6.0     1,170     12.0
Miscellaneous non-oper-
 ating
 expense................       95     0.7       117      0.3       42      1.0         4      --
Income tax provision
 (benefit)..............      299     2.3       327      0.9     (108)    (2.6)     (200)    (2.0)
Minority interest in in-
 come (loss)............      201     1.5       (49)    (0.1)     (27)    (0.7)      --       --
                          -------   -----   -------    -----   ------    -----   -------    -----
Net income (loss).......  $   942     7.2%  $   285      0.8%  $ (763)   (18.6)% $(2,477)   (25.3)%
                          =======   =====   =======    =====   ======    =====   =======    =====

 Three Months Ended April 3, 1998 Compared to Three Months Ended April 4, 1997

  Net sales increased $5.7 million, or 139.1%, to $9.8 million for the three months ended April 3, 1998, from $4.1 million for the comparable period in 1997. Approximately $3.2 million of this increase was attributable to the acquisitions of Cohen in October 1997 and Sweet Shop in February 1998. Also contributing to the increase was the introduction of a caramel-coated pretzel product, higher sales volumes of existing products and the introduction in March 1997 of a new ice cream product marketed under the Arctic Zone name.

  Gross profit increased $1.8 million to $2.6 million for the three months ended April 3, 1998, from $0.8 million for the comparable period in 1997. As a percentage of net sales, gross profit increased to 26.9% in 1998 from 18.7% in 1997. This increase was attributable to the inclusion of Cohen and Sweet Shop, each of which contributed to higher gross margins. This increase was offset in part by lower gross margins at Classic due to a change in sales mix resulting from the introduction of a caramel-coated pretzel product which carries a lower gross margin than other confectionery products.

  Selling, general and administrative expenses increased $2.7 million to $4.1 million for the three months ended April 3, 1998, from $1.4 million for the comparable period in 1997. The acquisitions of Cohen and Sweet Shop accounted for $1.7 million of this increase. Also contributing to this increase was approximately $0.7 million related to the hiring of additional management personnel, salespeople and corporate support staff, and associated expenses (insurance, legal and travel). Approximately $0.3 million of the increase was attributable to amounts classified as executive officer compensation expense for the three months ended April 3, 1998 that had been reflected as equity distributions for the comparable period in 1997. The management team, sales force and related corporate support staff have been assembled both to facilitate the integration and expansion of the Acquisitions and to provide support for future growth. The remainder of the increase in selling, general and administrative expenses was primarily attributable to an increase of approximately $0.2 million in goodwill amortization in connection with the acquisitions of Cohen and Sweet Shop. As a percentage of net sales, selling, general and administrative expenses increased to 42.2% for the three months ended April 3, 1998, from 33.6% for the comparable period in 1997. This increase is principally due to the additional infrastructure added to support higher sales volumes and future growth.

  Loss from operations increased $0.9 million to $1.5 million for the three months ended April 3, 1998, from $0.6 million for the comparable period in 1997, primarily as a result of the factors described above.

  Interest expense increased to $1.2 million for the three months ended April 3, 1998, from $0.2 million for the comparable period in 1997. The increase was due to additional senior and subordinated debt incurred for the purchase of Cohen in October 1997, the purchase of Sweet Shop in February 1998 and for working capital requirements.

  Net loss increased $1.7 million to $2.5 million for the three months ended April 3, 1998, from $0.8 million for the comparable period in 1997 due to the factors described above.

 Fiscal 1997 Compared to Fiscal 1996

  Net sales increased $23.1 million, or 176.3%, to $36.2 million in Fiscal 1997, from $13.1 million in Fiscal 1996. Approximately $10.1 million of this increase was attributable to the Cohen acquisition in October 1997 with an additional $3.6 million due to the introduction of the Arctic Zone ice cream product in March 1997. The remaining increase was attributable to the inclusion of a full year of net sales from Restauranic (compared to six months in the prior year) and Classic (compared to three months in the prior year).

  Gross profit increased $5.1 million to $10.1 million in Fiscal 1997, from $5.0 million in Fiscal 1996. As a percentage of net sales, gross profit decreased to 27.8% in 1997 from 38.2% in 1996. A portion of this decrease was due to the inclusion of a full year of Restauranic and Classic operations in Fiscal 1997 as compared to six months of operations for Restauranic and three months of operations for Classic in the prior period, as historically these operations generate higher gross margins in the latter part of the year. Also during Fiscal 1997, Classic relocated to a new production facility, and incurred duplicative overhead costs during the transition period. Gross profit margins in 1997 were also adversely affected by the introduction of lower margin appetizer products at Restauranic and the introduction of the Arctic Zone ice cream product. Finally, Fiscal 1997 margins were adversely affected by approximately $400,000 in purchase accounting adjustments related to the Cohen inventory.

  Selling, general and administrative expenses increased $4.7 million to $7.9 million in Fiscal 1997, from $3.2 million in Fiscal 1996. As a percentage of net sales, selling, general and administrative expenses decreased to 21.8% in Fiscal 1997 from 24.6% in Fiscal 1996. The majority of the dollar increase was due to the acquisition of Cohen, the full year impact of Restauranic and Classic and the introduction of the Arctic Zone ice cream product. This was partially offset by a decrease in executive officer compensation expense of approximately $0.7 million in 1996 that had been reflected as equity distributions for 1997. The decrease in selling, general and administrative expenses as a percentage of net sales was primarily due to higher sales volumes and the resulting improved absorption of fixed costs.

  Income from operations increased by $0.4 million to $2.2 million in Fiscal 1997, from $1.8 million in Fiscal 1996, primarily as a result of the factors described above.

  Interest expense increased $1.2 million to $1.5 million in Fiscal 1997, from $0.3 million in Fiscal 1996. The increase was due primarily to increased indebtedness incurred to acquire Cohen and higher borrowings throughout the year attributable to increased working capital requirements as a result of increased sales volumes.

  Net income decreased $0.7 million to $0.3 million in Fiscal 1997, from $0.9 million in Fiscal 1996 as a result of the factors described above.

HISTORICAL QUARTERLY RESULTS OF OPERATIONS AND SEASONALITY

  The following table sets forth, on a quarterly basis, certain unaudited statements of income data for the four quarters of Fiscal 1997 and the first quarter of Fiscal 1998. Such data is not necessarily indicative of results for any full year or for any subsequent period.

                                                           THREE MONTHS ENDED
                         -----------------------------------------------------------------------------------------
                          APRIL 4, 1997      JULY 4, 1997   OCTOBER 3, 1997    JANUARY 2, 1998    APRIL 3, 1998
                         ----------------- ---------------- ----------------- ----------------- ------------------
                                   % OF             % OF              % OF              % OF               % OF
                         AMOUNT  NET SALES AMOUNT NET SALES AMOUNT  NET SALES AMOUNT  NET SALES AMOUNT   NET SALES
                         ------  --------- ------ --------- ------  --------- ------- --------- -------  ---------
Net sales............... $4,091    100.0%  $6,199   100.0%  $6,249    100.0%  $19,708   100.0%  $ 9,782    100.0%
Cost of sales...........  3,329     81.3    4,435    71.5    4,493     71.9    13,920    70.1     7,159     73.1
                         ------    -----   ------   -----   ------    -----   -------   -----   -------    -----
Gross profit............    762     18.7    1,764    28.5    1,756     28.1     5,788    29.4     2,623     26.9
Selling, general and
 administrative
 expenses...............  1,373     33.6    1,240    20.0    1,194     19.1     4,095    20.7     4,126     42.2
                         ------    -----   ------   -----   ------    -----   -------   -----   -------    -----
Income (loss) from
 operations.............   (611)   (14.9)     524     8.5      562      9.0     1,693     8.7    (1,503)   (15.3)
Interest expense........    245      6.0      189     3.1      222      3.5       832     4.2     1,170     12.0
Miscellaneous non-
 operating expenses.....     42      1.0      --      --       (42)    (0.7)      117     0.6         4      --
Income tax provision
 (benefit)..............   (108)    (2.6)     133     2.1      149      2.4       153     0.7      (200)    (2.0)
Minority interests in
 income (loss)..........    (27)    (0.7)     --      --       (22)    (0.4)      --      --        --       --
                         ------    -----   ------   -----   ------    -----   -------   -----   -------    -----
Net (loss) income....... $ (763)   (18.6)% $  202     3.3%  $  255      4.2%  $   591     3.2%  $(2,477)   (25.3)%
                         ======    =====   ======   =====   ======    =====   =======   =====   =======    =====

  A number of DFG's product lines are primarily marketed and sold during the major holiday seasons, particularly during the Christmas and New Year's season. Accordingly, the Company's historical net sales and income from operations are substantially higher during the fourth quarter than the balance of the year. In anticipation of higher sales levels during the Christmas and New Year's season, working capital needs increase as DFG hires additional temporary employees, builds inventory and incurs other expenses.

LIQUIDITY AND CAPITAL RESOURCES

  Prior to October 1997 the liquidity requirements, including cash flow shortfalls, of DFG's operating units--Restauranic and Classic--were provided by credit facilities maintained by each operating unit. In October 1997, the Company refinanced these facilities with the senior credit facility and subordinated indebtedness at the DFG level.

  Since the formation of DFG, cash from operations has generally not been sufficient to meet the Company's growing capital and operating requirements. Accordingly, the Company has supplemented cash from operations with borrowings under the senior credit facility. The Company's business is characterized by high unit sales volumes and significant investments in accounts receivable and inventories. In addition, the Company experiences rapid turnover of inventories and accounts receivable. Due to these high liquidity requirements, the Proposed Credit Facility will be used to finance any short-term working capital needs. Additionally, the Company has funded its acquisitions through a combination of borrowing under the senior credit facility, the issuance of subordinated indebtedness to third party investors, the issuance of equity securities to the sellers of acquired businesses and the incurrence of seller financing. Depending on availability, if any, of borrowings under the Proposed Credit Facility for this purpose, it is possible that the Proposed Credit Facility will provide capacity for acquisitions that may follow the purchase of Wilton and American Specialty.

  The terms of the senior credit facility and subordinated indebtedness require the Company to maintain certain financial ratios and to comply with certain covenants, including financial ratios relating to EBITDA and limitations on capital expenditures. As of January 2, 1998 and April 3, 1998, the Company was not in compliance with these financial ratios and covenants. The Company has received from the lenders under the senior credit facility and the subordinated indebtedness waivers for non-compliance with these ratios and covenants for Fiscal 1997 and for Fiscal 1998 until August 31, 1998. The Company intends to repay all indebtedness outstanding under the senior credit facility and subordinated indebtedness using a portion of the net proceeds of the Offering and borrowings under the Proposed Credit Facility. This debt has been classified as a short term obligation on the Company's financial statements as a result of the covenant violations.

  The Company anticipates raising approximately $45.0 million of net proceeds from the Offering and entering into the Proposed Credit Facility, which is expected to provide for borrowings of up to $50.0 million. The Company will use all of the net proceeds of the Offering and approximately $25.1 million from the borrowings under the Proposed Credit Facility to repay all of its outstanding senior and subordinated indebtedness, to pay the cash portion of the purchase price for Wilton and American Specialty, the new appetizer production facility and to refinance the existing indebtedness of Wilton and American Specialty. Following consummation of the Offering, it is anticipated that approximately $24.9 million of additional borrowing capacity will be available under the Proposed Credit Facility for working capital requirements and potential acquisitions, subject to the terms of the Proposed Credit Facility. See "Use of Proceeds" and "Proposed Credit Facility."

  Based on the current level of operations and anticipated future growth, the Company expects that its cash flow from operations, together with the net proceeds of the Offering and borrowings under the Proposed Credit Facility, will be sufficient to meet its requirements for debt service, working capital and capital expenditures for at least the next 12 months. However, should the Company make a significant acquisition or pursue other business opportunities, the Company may be required to incur additional indebtedness or issue additional equity securities to finance these transactions. The Company's future operating performance and ability to service or refinance the Proposed Credit Facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the control of the Company.

  Cash used in operating activities in Fiscal 1997 and Fiscal 1996 totaled $0.1 million and $1.1 million, respectively. For Fiscal 1996, the use of cash in operating activities was primarily related to an increase in accounts receivable of $3.7 million and inventory of $0.4 million. This was offset by net income and non-cash operating expenses of approximately $1.6 million and an increase in accounts payable and accrued expenses of approximately $1.5 million. For Fiscal 1997, cash was used in operating activities primarily to fund increases in accounts receivable of $4.1 million and inventory of $0.4 million. This was offset by net income and non-cash operating expenses of approximately $2.7 million and an increase in accounts payable and accrued expenses of approximately $1.7 million.

  For the three months ended April 3, 1998 and April 4, 1997, the cash used in and provided by operating activities totaled $1.1 million and $1.4 million, respectively. For the three months ended April 3, 1998, the primary use of cash in operating activities related to a net loss of $2.5 million, an increase in inventory of approximately $1.4 million and a decrease in accounts payable and accrued expenses of approximately $4.3 million. This was offset by a non-cash operating expense of approximately $1.2 million and a decrease in accounts receivable of approximately $6.1 million. For the three months ended April 4, 1997, the primary source of cash from operating activities was a reduction in accounts receivable of approximately $2.8 million. This was partially offset by a net loss of approximately $0.7 million and an increase in inventory of approximately $0.9 million.

  Cash used for investing activities in Fiscal 1997 and Fiscal 1996 totaled $19.0 million and $0.6 million, respectively. For the three months ended April 3, 1998 and April 4, 1997, cash used for investing activities totaled $7.1 million and $0.1 million, respectively. The cash used for investing activities was primarily related to acquisitions of subsidiaries and purchases of property and equipment.

  Cash provided by financing activities in Fiscal 1997 and Fiscal 1996 totaled $18.7 million and $2.1 million, respectively. In Fiscal 1997, the Company received approximately $23 million from debt financing, net of related financing costs. This was offset by distributions and advances to members of approximately $4.2 million. In Fiscal 1996 the Company received approximately $1.4 million from debt financing and $1.0 million from members contributions.

  For the three months ended April 4, 1997 and April 3, 1998, the Company had cash used in financing activities of $1.7 million and cash provided by financing activities of $8.3 million, respectively. For the three months ended April 3, 1997, the Company paid distributions to members of approximately $1.3 million and made payments of approximately $0.5 million for outstanding debt. The primary source of cash from investing activities for the three months ended April 3, 1998 was approximately $8.3 million of borrowing under new debt agreements. The cash provided by financing activities for the years ended January 3, 1997, and January 4, 1998 and the three months ended April 3, 1998 was used to fund acquisitions and meet working capital requirements.

  The Company's capital expenditures (excluding the Acquisitions) were $0.1 million, $1.5 million and $0.5 million in Fiscal 1996, Fiscal 1997 and the three months ended April 3, 1998, respectively. The Company expects to spend an additional $0.9 million during the remainder of 1998 and approximately $1.0 million in Fiscal 1999 on capital expenditures (excluding Acquisitions and costs related to the Company's new appetizer production facility).

YEAR 2000 ISSUE

  The Company is in the process of assessing its computer systems as well as other electronic systems and machinery to identify any potential issues with Year 2000 compliance. The Company's plans to upgrade certain information systems as a means of attaining greater operational efficiencies and to support planned growth will also provide an opportunity to resolve potential millennium issues. The Company believes its internal Year 2000 issues will not have any material financial or operational impact on the Company.

  The Company has also begun the process of communicating with its key suppliers and customers to determine their Year 2000 compliance plans to insure that the Company is not impacted by third parties' failure to comply with the millennium issue. However, there can be no assurance that the systems of such third parties will be converted in a timely manner. A failure of the Company or any such third party to timely address the Year 2000 issue could have a material adverse impact on the Company. See "Risk Factors--Year 2000 Compliance."

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." The new standard discusses how to report and display comprehensive income and its components. This standard is effective for years beginning after December 15, 1997. This statement has no impact on the Company's consolidated financial statements.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This standard requires enterprises to report information about operating segments, their products and services, geographic areas, and major customers. This standard is effective for years beginning after December 15, 1997. When the Company adopts this statement, it is not expected to have a material impact on the presentation of the Company's consolidated financial statements.

                                   BUSINESS

OVERVIEW

  DFG is a leading manufacturer and marketer of a broad variety of premium appetizers and gourmet confections in North America. The Company sells its products under well-recognized brand names, including COHEN'S FAMOUS(TM), CASINO CHEF(TM), RESTAURANIC(TM) and FAYE'S(TM) for appetizers and MRS. PRINDABLE'S(TM), AMERICAN CARAMEL COMPANY(TM), CLASSIC KETTLE(TM) and SWEET SHOP(TM) for gourmet confections. The Company also has a significant private label program with major food service distributors and retailers. The Company's more than 200 premium appetizer products, which include puff pastry, hot and Mexican hors d'oeuvres as well as canapes, quiche, filo hors d'oeuvres, brochettes and kosher delicacies are prepared using high quality ingredients including lobster, shrimp and other seafood, poultry, beef and a variety of vegetables. DFG's more than 150 premium confection products include hand decorated caramel and chocolate apples, caramel and chocolate dipped shortbreads, pretzels, biscotti, fudge, truffles and ice cream novelties.

  The Company was formed in March 1996 to consolidate small to medium-sized specialty food producers and to introduce professional management to the consolidated entities in order to achieve strong internal growth. Since inception, DFG has acquired four established companies and has agreements to acquire two additional companies, all of which, on average, have been manufacturing and marketing premium food products for over 25 years. Management believes the integration of these companies into DFG's operations has created additional growth opportunities for each acquired business as well as synergies for the Company as a whole.

  DFG distributes its products through all principal distribution channels including food service as well as club stores, retail supermarkets, upscale department stores, specialty stores, electronic media and military post exchange stores. DFG's food service customers include national distributors (such as Alliant Foodservice, J.P. Foodservice, Marriott Distribution and Sysco Corp.), regional distributors (such as Dot and Gordon Food Service), hospitality chains and banquet halls. The Company's retail customers include club stores (such as B.J.'s Wholesale Club, Costco and Sam's Club), department stores (such as Bloomingdale's, Neiman Marcus and Saks Fifth Avenue), retail supermarkets (such as Pathmark, Publix and Shop-Rite) and over 3,500 specialty stores nationwide. The Company has been an innovator in selling through alternative channels, such as QVC, where the MRS. PRINDABLE'S Gourmet Apple holds the record for the highest one day unit sales of a food product.

  DFG believes that it is well positioned to capitalize on certain trends broadly affecting the food industry. These trends include outsourcing in the food service sector, increasing consumption of prepared foods and rising demand for indulgence food items. Appetizers, which generated industry-wide sales of over $1.7 billion in 1997, are time consuming and labor intensive for chefs and their staffs to prepare. DFG's handmade appetizers enable food service professionals to serve gourmet appetizers that look and taste home made while concentrating on other aspects of meal preparation. In the retail grocery and club store channels, the Company's appetizer products satisfy the growing demand for "home meal replacement" prepared foods that allow busy consumers to quickly prepare and serve high quality meals at home. In addition, the Company's confectionery products, which generally compete in the $1.5 billion luxury sector of the candy/confections market, enable consumers to purchase items suitable for gift giving or personal consumption and, to a lesser extent, enable caterers to easily provide indulgence items to their guests.

INDUSTRY OVERVIEW

  The market for food consumed away from home approximated $336 billion in 1997, and has grown at an average rate of 4.5% per year since 1992 compared to growth in the overall food industry of 3.7%. Management believes that as a manufacturer of premium prepared appetizers and gourmet confections, DFG is well-positioned to take advantage of the growth in this sector as well as growth in the industry.

  Premium Appetizers. Management believes that the bulk of prepared appetizer sales is concentrated in the food service and related markets. Sales of prepared foods to the food service sector totalled approximately $5.9 billion in 1997. Of this total, approximately $1.5 billion represented prepared appetizer products. Within this market, 1998 sales of frozen appetizer products and high-end hors d'oeuvres (which constitute the bulk of DFG's appetizer products) are projected to total from $800 million to $1 billion. Sales of prepared appetizers to the food service industry have grown at a 7% annual rate from 1995 to 1997. This growth has been driven by greater variety in appetizers, increased demand for ethnic, as well as spiced, seasoned and marinated appetizers and vegetarian items. The high-end hors d'oeuvres market has also experienced 7% annual growth from 1995 to 1997, resulting in sales of $140 million in 1997. Such growth has been driven by new product innovations, increased availability of higher quality products and increased popularity of finger and ethnic foods. In the retail grocery channel (which includes grocery stores, mass merchandisers and drug stores but excludes club stores), total manufacturer sales of frozen appetizers and hors d'oeuvres are projected to be $400 to $500 million in 1998.

  The food service channel is comprised of several large, full-line national distributors and many smaller regional and local distributors, as well as larger hotel and restaurant chains that buy prepared foods both through distributors and directly from certain producers. Management believes that both the food service industry and the hospitality industry are consolidating, a trend likely to continue. The top 50 food service distributors accounted for approximately 28% of 1997 food service sales, up from approximately 26% in 1995. Concentration is also evident within the top 50 distributors as mergers among the large companies have resulted in the top 10 broadline distributors accounting for over 84% of the top 50 distributors' sales in 1997. Management believes that, as a result of such consolidation, food service customers are seeking to reduce the number of suppliers they use, and are seeking suppliers that offer national coverage, full line capabilities (including Kosher and non-Kosher offerings), consistent high-quality products and responsive service.

  Management also believes that food service administrators and chefs are faced with the challenge of controlling costs while at the same time providing premium quality food. As pressure on restaurants to produce entrees that are appealing in taste and appearance increases, the time required to prepare those entrees also increases. According to the National Restaurant Association, labor costs represent approximately 30% of restaurant costs, and management believes such costs have been increasing at a rate higher than that of restaurant and catering revenues. Management believes that food service professionals and chefs are looking increasingly to prepared appetizer products that require reduced preparation time and labor costs, yet offer the quality ingredients chefs would use in their own kitchens.

  The appetizer market consists of a handful of larger manufacturers that focus on the retail grocery/frozen food market, such as Ore-Ida, and on the higher-volume, lower-priced foodservice market, such as Anchor and Freds, and many small firms with limited product offerings, production capacity, marketing and sales resources. Management believes that these smaller firms will face an increasingly difficult business environment serving the food service industry in light of the trends noted above. Moreover, increasingly stringent standards imposed not only by customers but by regulatory agencies, such as the United States Department of Agriculture, are increasing the cost of preparing premium appetizers.

  Gourmet Confections. The confection market in the United States totaled approximately $15.5 billion in 1997, representing an increase of 2.3% from 1996 and 11.5% over the 1993 to 1997 period. Chocolate confections constituted approximately 46% of the confection market in 1997. While approximately 59% of the chocolate confection market is represented by chocolate bars and similar products and is dominated by larger manufacturers such as Hershey Foods Corporation, Mars, Inc. and Nestle, S.A., the balance of the market consists of premium chocolate products which generally retail for more than $8 per pound. The premium candy/confections market totaled approximately $1.65 billion in manufacturer sales in 1997, and has experienced 8% annual growth from 1995 to 1997. The most significant growth in chocolate products has occurred in the premium, luxury sector of the market. Sales of premium "packaged" chocolate and other premium chocolate products have grown 8.2% and 23.2%, respectively, during the 1993 to 1997 period. According to USA Monitor, these sectors have benefited from the strength in the United States economy, strong consumer confidence and a related increase in demand for higher-priced, premium chocolate products such as special gift packs or handmade items. Competing successfully in this market segment requires high product quality, a recognized brand name and premium packaging. These products, generally perceived as luxury or indulgence items, accounted for over $500 million in 1997 sales, an increase of 10.7% from 1993. Boxed chocolate consumption is directly correlated with household income, as these premium items are disproportionately purchased by households with incomes over $75,000 per year.

  Although there are several larger manufacturers that are significant competitors in the $1.65 billion premium confection segment, the market is dominated by smaller specialty producers. According to Technomic, Inc., there are approximately 800 manufacturers of candy and confections; in the premium candy/confections market, the top four producers only account for approximately 15% of this market. Management believes that premium, specialty brands enjoy an advantage over the major chocolate bar marketers, as their "mass market" brand identity detracts from the premium image consumers seek. The premium market remains highly fragmented, and many of the small producers have characteristics similar to the smaller manufacturers in the appetizer market. Although most chocolate bars are sold through retail grocery outlets, convenience stores, drug stores and mass merchandisers, a significant percentage (approximately 75% in 1996) of premium packaged chocolate is sold through specialty stores (such as confectionery stores, gourmet shops and gift shops).

COMPETITIVE STRENGTHS

  Management believes that DFG has the following competitive strengths that have contributed to its performance and that will continue to enable the Company to execute its business strategy:

    Premium Quality Products and Established Brands. The Company's appetizer and confection products are well established in their distribution channels and have a reputation for high quality and premium value. The Company's operating companies have, on average, been in business for over 25 years and have longstanding relationships with key distributors and customers. Management believes that the Company's strong presence in the food service sector is of particular benefit, given the strength and growth of this segment of the food industry. The Company's brands enjoy strong market positions and reputations in key markets.

    Multiple Distribution Channels; Diverse Customer Base. The Company enjoys a substantial presence in each of the major food distribution channels, from club stores to high-end, specialty retailers. This presence allows the Company to expand sales of its existing, acquired and newly developed products by introducing them into each of the Company's distribution channels using its existing sales force and relationships. The Company also has established distribution in Canada and the United Kingdom, providing the opportunity to further penetrate international markets. Moreover, the Company's sales are distributed over a broad base of customers. The Company sells to over 6,000 accounts, no single customer represented more than 9% of consolidated net sales in 1997, and the top 10 customers accounted for 49% of such sales.

    Flexible, Low-cost Manufacturing. The Company's manufacturing resources range from high-speed fully automated production lines to fully handmade processes, and include both Kosher and non-Kosher facilities. The Company has the ability to shift production to respond to customer demand and achieve the most efficient manufacturing configuration. As the Company's sales base has grown, it has realized increasing production efficiencies, yet the Company believes DFG still has production capacity and administrative support to accommodate substantial additional business. The Company currently has four operating locations, and upon acquisition of Wilton and American Specialty, will have two additional facilities.

    Experience in Acquiring and Integrating Businesses. In less than two years, the Company has completed four acquisitions, signed letters of intent to acquire two additional companies and has evaluated a large number of potential acquisition candidates. Management believes that it has developed the infrastructure, skill set and experience necessary to identify and evaluate appropriate targets and structure and finance acquisitions. Management has also successfully integrated acquired businesses, retaining their fundamental strengths while expanding their market opportunities and streamlining operations.

    "Single Source" Solution Capability. The Company offers a full line of premium appetizers and gourmet confections, representing a broad variety of ingredients, styles and recipes. This broad product portfolio allows the Company to offer many of its customers a single source solution to their appetizer and confection product needs, thereby reducing the customer's need for multiple vendors and duplicative items. The Company's product development staff regularly develops and introduces new items in response to customer requests and changing consumer preferences.

    Experienced Management Team. The Company's senior management includes many food industry veterans, with each of DFG's 17 senior operating managers having an average of 17 years of experience. This experience ranges from service with major food companies such as PepsiCo, Inc. and Sara Lee Corporation, food service operators such as ARA and Sysco Corp. and major retailers such as Sears, Roebuck and Co. to smaller specialty companies and entrepreneurial ventures such as the Wolfgang Puck Food Company. The Company has retained substantially all of the senior executives of acquired businesses and provided these executives with substantial financial incentives to continue building their businesses.

GROWTH STRATEGY

  The Company's objective is to continue its sales and earnings growth by capitalizing on its competitive strengths. Key elements of DFG's growth strategy include:

    Expand on Cross-Selling Opportunities. The Company has assembled a portfolio of well-established brands with significant customer recognition. DFG intends to leverage these brands by introducing them into previously untapped distribution channels. For example, at the time of its acquisition, the CLASSIC KETTLE brand of confections was distributed primarily through department stores and electronic media. The Company has subsequently introduced CLASSIC confections into the club store channel, and has obtained nationwide distribution of CLASSIC products at both Costco and Sam's Club.

    Introduce New Products and Line Extensions. The Company plans to build upon its collection of brands by developing new products and line extensions and by introducing new brands. In the past 12 months, the Company's product development team has introduced 47 new products under DFG's existing brand names. Management believes these new products generated incremental sales without significantly cannibalizing existing product sales. In addition, DFG has introduced new brands, such as AMERICAN CARAMEL COMPANY(R).

    Capitalize on Operating Synergies. The Company has acquired four businesses and has letters of intent to acquire two additional businesses. Management believes substantial operating synergies can be generated by integrating these businesses. Such synergies include:

    . CONSOLIDATING SALES AND MARKETING EFFORTS. The acquired businesses have, in general, achieved significant growth with limited marketing efforts. The Company has instituted, and plans to expand, marketing efforts, such as improved brochures, trade and consumer advertising and expanded, modern promotions. The Company has consolidated and centralized sales and marketing across brands in its two product lines, enabling the Company's sales force to offer the complete Company product line on a national basis to all lines of trade.

    . ACHIEVING COST SAVINGS BY LEVERAGING FIXED INFRASTRUCTURE. As DFG acquires premium appetizer and confection businesses, the Company has begun to achieve cost savings by reducing duplicative administrative functions and streamlining production and distribution while improving quality. In addition, the Company realizes significant savings through improved purchasing power for raw materials and key services. The Company will continue to evaluate its manufacturing infrastructure to identify opportunities for further cost savings.

    . INTEGRATING INFORMATION SYSTEMS TO SUPPORT GROWTH AND INCREASE
      EFFICIENCY. Management is investing in information technology to improve the efficiency of all of its operations and to accommodate anticipated growth. Improvements in computer and other information systems are expected to allow the Company to better manage its inventory and reduce costs. The Company recently hired a Chief Information Officer with 15 years of experience, the last four with a major food company. See "Management."

    Continue Making Strategic Acquisitions. The Company will continue to pursue acquisitions that provide complementary product lines, access to new markets or synergies in production and/or distribution. Management believes that the appetizer and confection industries remain fragmented, providing the Company with the opportunity to acquire small to medium-sized businesses whose owners have limited exit alternatives. The Company intends to pursue such acquisitions and to apply the same strategies it has employed to date, including (1) providing marketing, operational and financial support to expand acquired businesses, (2) reducing costs through consolidation of overhead, manufacturing efficiencies and purchasing power and (3) retaining and incentivizing key operating management.

PRODUCTS AND MARKETS

  The Company produces a wide variety of premium appetizers and gourmet confections. These products are distributed in the United States through all of the principal food distribution channels and are also sold in Canada and the United Kingdom.

 Premium Appetizers

  Appetizers represented the Company's largest product category, constituting $58.3 million, or 68.3%, of pro forma net sales for Fiscal 1997. The following table summarizes the Company's appetizer product offerings:

       PRODUCT LINE              BRANDS             REPRESENTATIVE ITEMS
       ------------              ------             --------------------
Puff Pastry Hors d'Oeuvres   CASINO CHEF      Seafood puffs
                                              Cheese calzones
                                              Asparagus roll ups
                             COHEN'S FAMOUS   Spinach & potato puffs
                                              Beef & mushroom turnovers
                                              Chicken Wellington encroute
                             RESTAURANIC      Seafood Newburgh
                                              Brie puffs
                                              Chicken & sun dried tomato
                             FAYE'S           Baked artichoke puffs
                                              Mushroom & blue cheese puffs
                                              Spinach croissant
Hot Hors d'Oeuvres           CASINO CHEF      Pizza bagels
                                              Shrimp egg rolls
                             COHEN'S FAMOUS   Stuffed mushroom caps
                                              Cajun chicken kabobs
                             RESTAURANIC      Chicago-style pizza
                                              Chicken strips in sesame
                             FAYE'S           Mini deep dish pizza
Mexican Hors d'Oeuvres       CASINO CHEF      Tacos
                                              Fajitas
                             RESTAURANIC      Quesadilla with cheese
                                              Empanada with beef
Canapes                      RESTAURANIC      Assorted fresh canapes
                                              Assorted frozen canapes
                                              Assorted fresh finger sandwiches
Quiche Hors d'Oeuvres        CASINO CHEF      Quiche lorraine
                                              Spinach quiche
                             RESTAURANIC      Quiche with cheese & chives
                                              Quiche with brie cheese
                             FAYE'S           Tomato, green pepper and
                                               onion quiche
Filo Hors d'Oeuvres          CASINO CHEF      Brie with honey mustard
                                              Brie with raspberry & almonds
                             COHEN'S FAMOUS   Zucchini & tomato filos
                                              Vegetable filos
Brochettes                   CASINO CHEF      Sesame chicken
                                              Coconut chicken
                             RESTAURANIC      Cajun chicken kabobs
                                              Pork sate
                                              Chicken and waterchestnut
                                               brochettes
                             FAYE'S           Beef kabobs
Kosher Delicacies            COHEN'S FAMOUS   Potato pancakes
                                              Knishes
                                              Stuffed cabbage
                                              Matzoh balls
                                              Blintzes

  For certain major food service distributors, DFG produces private label appetizers. The Company believes these products strengthen the relationship between DFG and its customers, while increasing volume with limited cannibalization of existing brands.

  The Company's appetizers are manufactured from high quality ingredients including lobster, shrimp and other seafood, poultry, beef, a variety of vegetables, various styles of pastry dough and a wide range of spices and flavorings. Although many of the Company's recipes have been used for a number of years, DFG regularly introduces new products and refines its products in response to changing tastes and trends. For example, DFG has increased its Mexican-style appetizer offerings in response to the growth in popularity of Mexican cuisine.

  Almost all appetizer products (99%) are shipped frozen to customers, where they can be thawed and served, cooked or warmed, with minimal handling. Some products are shipped on oven-proof and microwave trays designed to be the ultimate serving tray. In addition, the Company believes it is the only national manufacturer of a premium, handmade fresh appetizer line. The Company produces a variety of fresh items which are shipped overnight to chefs or restaurant managers each day, enabling these food service professionals to concentrate on the preparation of other food items. In addition, DFG often receives special requests for particular products which the Company then makes to order. Management believes its premium fresh product line differentiates DFG from it competitors and allows DFG to leverage its other brands and product lines. In addition, chefs and food service managers often prefer handmade appetizers because their item by item variation provides a homemade appearance.

  DFG prepares a full line of products ranging from premium hand-made, sculpted appetizers to machine-made cocktail frank products and sells both Kosher and non-Kosher products. In 1997, nearly $34 billion of food products were produced as Kosher in the United States. Management believes the total number of consumers seeking Kosher food products is growing, in part because Kosher is identified with quality, health and fine preparation. The Kosher market is concentrated in the New York area and other urban areas. Management believes that the Company's ability to provide Kosher as well as non-Kosher items constitutes a competitive advantage. In general, management believes that caterers and hotels with a large Kosher clientele prefer to carry Kosher products over equivalent quality non-Kosher products. Carrying Kosher products enables foodservice providers to serve both their Kosher and non-Kosher guests simultaneously without increasing their inventory on-hand or number of distributors. The Company also provides Kosher meals for schools and other institutions.

  The Company has recently introduced, through its appetizer division, a line of frozen, petite desserts such as mini-cheesecakes and other sweets. These items are currently being sold through the food service and chain restaurant channels.

 Gourmet Confections

  Confections represented $27.1 million, or 31.7% of pro forma net sales for Fiscal 1997. DFG products include premium chocolates, fudge and caramels, hand-dipped pretzels, apples, shortbreads and biscotti, all of which are hand-made and elaborately decorated to enhance aesthetic appeal. The following table summarizes the Company's confectionery product offerings:

   PRODUCT LINE               BRAND(S)                    REPRESENTATIVE ITEMS
   ------------               --------                    --------------------
Apple Treats              MRS. PRINDABLE'S           Triple Chocolate
                                                     Pecan Caramel
                                                     Celebration
                                                     Designer
                                                     Basic Design
                          AMERICAN CARAMEL           Various Flavors
                          CLASSIC KETTLE             Various Flavors
Caramel Treats            MRS. PRINDABLE'S           Caramel Squares
                                                     Caramel Bavarian Pretzels
                                                     Caramel Toffee
                                                     Caramel & Cookies
                          AMERICAN CARAMEL           Bulk Packaged
                                                     Twist Wrap
                                                     Assorted Flavors & Gourmet
                                                     Sugar Free Flavors
                          CLASSIC KETTLE             Caramel Pretzel Rods
Fudge                     MRS. PRINDABLE'S           Caramel & Chocolate Coated
                                                     Fudge
                          CLASSIC KETTLE             Six Fudge Flavors
Gourmet Chocolates        SWEET SHOP                 Truffles
                                                     Nut Clusters
                                                     Assorted Chocolates
Ice Cream Novelties       ARCTIC ZONE                Assorted Ice Cream Sandwiches,
                                                     Bars and Cones

  The Company's more than 150 confection products feature premium quality, indulgence items suitable for gifts as well as personal consumption. The Company markets premium, decorated caramel and chocolate apples under the MRS. PRINDABLE'S brand name. These products feature super-premium apples (generally in excess of 24 oz. per apple), which are dipped in caramel, coated in chocolate (which may be dark, milk, white or a combination) and decorated with various frostings, nuts and candies to create a uniquely indulgent appearance. These apples are produced in a variety of styles and designs (including designs geared to holidays and events) and are individually packaged for gift giving as well as personal consumption.

  The Company also produces a variety of other chocolate and caramel-dipped confections. High-quality shortbreads, pretzels, biscotti, nut clusters, toffees and fudge are coated in caramel and/or chocolate and decorated with various nuts and other toppings. These products are both hand-dipped and machine-made, depending upon the particular product, and are packaged for individual sale or in quantity (generally 15 or 25 items), depending upon the channel of distribution.

  DFG offers a variety of hand-dipped chocolates and truffles featuring cremes, nougats, nuts, fruit centers and caramel. The Company offers over 100 different types of hand-dipped and machine-made chocolates and truffles at any given time. These products are packaged and sold in bulk to confectionery stores, which generally display the items for individual sale or in custom box sets. The Company also offers these products in pre-packaged assortments in deluxe gift boxes. DFG also markets boxed caramels in a variety of flavors and sizes.

  The Company also sells private label truffles and hand dipped chocolates to select, upscale department and specialty store accounts. The Company is test marketing a line of prepackaged, premium chocolates for sale through a major club store account, under the CLASSIC brand name.

  DFG employs a branding strategy to provide distinctive product lines at different price points across many channels of distribution. MRS. PRINDABLE'S products have a super-premium image and pricing, and are sold to specialty and upscale department stores. The Company also features the MRS. PRINDABLE'S brand on QVC, where the brand is showcased in a one-hour segment airing several times a year. The CLASSIC KETTLE brand is featured on bulk-packaged items sold to club stores and mass merchandisers. SWEET SHOP brand truffles and dipped chocolates are targeted to department stores, specialty stores and military post exchanges. The Company also sells AMERICAN CARAMEL COMPANY branded caramels at generally lower price points to department stores, mass merchants and drug stores.

 Product Development

  The Company actively develops and introduces new products in response to changing consumer tastes and trends. On the appetizer side, new product development is led by Charles Mok, a food industry veteran with over 30 years of experience. Mr. Mok directs five other full time professional chefs at the Company's test kitchen in Chicago. The new product development effort for confections is led by Gail Robinson, director of product development efforts at the Company's test kitchen in Lincolnwood, Illinois. The Company's sales people actively solicit new product ideas from customers. In 1997, the Company introduced more than 40 new products (evenly split between appetizer and confection products).

SALES, MARKETING AND DISTRIBUTION

  The Company's products are sold through all of the principal channels of distribution for its product categories. Appetizers are distributed through the food service channel, club stores and retail supermarkets. Confections are currently distributed through electronic media, club stores, specialty stores, department stores and catalogs. In the case of many of its products, the concentration in particular distribution channels reflects the focus of the Company's operating subsidiary prior to acquisition. The Company is seeking to expand the distribution of each of its principal product lines into previously underpenetrated distribution channels.

  The following charts list representative appetizer and confection customers of the Company in each of the principal distribution channels and the brand names under which the Company sells products to such customers:

                                                                 COHEN'S CASINO
                                                     RESTAURANIC FAMOUS   CHEF
                                                     ----------- ------- ------
APPETIZERS:
Food Service & Hospitality
  Alliant Foodservice...............................       *         *      *
  J.P. Foodservice..................................       *         *      *
  Sysco Corp........................................       *         *      *
Club Stores
  BJ's Wholesale Club...............................                 *      *
  Sam's Club........................................                 *
  Costco............................................                 *
Retail Supermarkets
  A & P.............................................                 *
  Publix Super Markets..............................                 *
  Shoprite..........................................                 *

                                                MRS.     AMERICAN CLASSIC SWEET
                                             PRINDABLE'S CARAMEL  KETTLE  SHOP
                                             ----------- -------- ------- -----
CONFECTIONS:
Food Service & Hospitality
  Host Marriott.............................                                 *
Department Stores
  Bloomingdale's............................       *                         *
  Lord & Taylor.............................       *         *
  Macy's....................................                                 *
  Neiman-Marcus.............................       *                         *
  Nordstrom.................................       *
  Saks Fifth Avenue.........................       *                         *
Club Stores
  BJ's Wholesale Club.......................                          *
  Costco....................................                          *
  Sam's Club................................                          *
Specialty Stores
  Hallmark..................................                                 *
Electronic Media
  Home Shopping Network.....................                 *        *
  QVC.......................................       *                         *
Catalogs
  Bloomingdale's............................       *
  Neiman-Marcus.............................       *

  The Company markets its products primarily through its internal sales and marketing staff. The Company's fifteen person sales force is organized into appetizer sales and confection sales, each group reporting to a separate Vice President of Sales. Sales representatives are responsible for geographic territories and are compensated on the basis of base salary plus bonuses for exceeding sales quotas. The Company's senior management is also directly involved in the sales process, and works closely with the sales force to initiate, expand and nurture key account relationships. The Company also sells its products through approximately 70 independent food brokers throughout the United States who work closely with DFG's sales people. In Canada and the United Kingdom, products are distributed through independent distributors who generally carry the Company's products exclusively. In the United Kingdom, the

Company's products are sold through the three largest food service distributors: Brake Brothers, The Pullman Group and Fairway Group.

  As part of its acquisition strategy, the Company has consolidated the sales and marketing organizations of each acquired business. As a result, each Company salesperson within the appetizer division and the confection division now is responsible for sales of the Company's full product line in that division. In many cases, this integration has enabled the Company to penetrate existing accounts for one product line with other Company product lines. For example, based upon the Company's existing club store relationships for confections, management is currently testing Sweet Shop-produced products in club stores.

  The consolidated marketing department, consisting of two individuals operating out of Company headquarters, is responsible for the coordination of marketing and sales support materials. Prior to acquisition by the Company, most of the acquired businesses had extremely limited marketing efforts. The Company has implemented new efforts including: (1) the preparation of new product brochures featuring professional product presentation and photography;
(2) the implementation of Company-wide trade promotion strategies; and (3) the implementation of cross-selling programs for accounts featuring multiple product lines.

  The main focus of the Company's marketing and advertising is on the wholesale trade. The Company is an active participant in key trade shows for the appetizer and confection markets through its sales force or brokers/distributors. The Company also participates in cooperative advertising and in-house product demonstrations. Management believes that one of the Company's key strengths is its willingness to work with key customers to develop, market and promote new products through these customers' distribution systems. For example, in response to a request by one of the Company's United Kingdom customers for a new dessert assortment, the Company was able to design, develop and begin production of such an assortment within two months of the request.

  The Company distributes its products through distribution centers located adjacent to its principal manufacturing facilities in Illinois, New Jersey and Texas. Additionally, the Company uses public cold storage facilities throughout the United States. Products are generally shipped to customers' distribution centers, although in certain cases the Company will ship directly to retail outlets. Fresh, premium appetizers are shipped daily directly to a customer's kitchen through overnight delivery services. In the case of electronic media and catalog customers, fulfillment of orders is handled directly from the Company's distribution facilities.

  None of the Company's customers represented more than 10% of the Company's aggregate net sales in fiscal 1997.

MANUFACTURING

  The Company operates manufacturing and distribution facilities for its appetizer products in Chicago, Illinois and Newark, New Jersey. The manufacturing and distribution facilities for DFG's confection products are located in Lincolnwood, Illinois and Fort Worth, Texas. An affiliate of the Company is currently refurbishing a 60,000 square foot facility in Chicago for the Company's appetizer division. This facility is expected to be completed in August 1998. The Company intends to move its entire Chicago appetizer operation to this facility. See "Certain Relationships and Related Transactions." As a result of these efforts, management believes that the Company's facilities will be modern, efficient and sufficient to meet anticipated needs. The Company currently has three Kosher certified facilities.

  As management has acquired new businesses, the Company has generally re-allocated production to improve efficiency. As the Company acquires other businesses, it intends to consider re-allocating production and consolidating facilities to generate longer production runs and use capacity and skilled workers more efficiently.

MANAGEMENT INFORMATION SYSTEM

  The Company maintains its information systems based on a local area network architecture at each business unit as well as at its corporate headquarters. The software portfolio includes accounting, sales and distribution and manufacturing applications.

  To accommodate the potential growth of the Company and to improve its efficiencies, plans are being formulated to advance the Company's computing capabilities by deploying a single software solution Company-wide. This will benefit the Company by improving operating efficiencies through the standardization of planning, order management, manufacturing, and accounting functions and providing more consistent, timely, and accurate information to management for more informed decision making. The Company also intends to deploy an enterprise-wide, network architecture which will benefit the Company by improving the flow of information. See "Risk Factors--Year 2000 Compliance."

INTELLECTUAL PROPERTY

  The Company owns 27 trademarks or tradenames, including COHEN'S FAMOUS, CASINO CHEF, RESTAURANIC, MRS. PRINDABLE'S, AMERICAN CARAMEL COMPANY, CLASSIC KETTLE and SWEET SHOP. DFG believes ownership of these brands constitutes a competitive advantage. The Company's recipes and certain manufacturing processes also constitutes proprietary information and are important to the Company's successful competitive position. Accordingly, the Company seeks to establish and protect its trademarks, trade secrets and other proprietary rights. See "Risk Factors--Trademarks and Other Proprietary Rights."

REGULATION AND CERTIFICATION

  As a manufacturer and marketer of food products, the Company is subject to various laws and regulations. The Company's facilities are inspected by federal agencies, including the United States Department of Agriculture, the Occupational Safety and Health Administration and other state and local agencies. The production, packaging, labeling and marketing of food items is subject to further regulation by federal agencies, including the United States Department of Agriculture, the Environmental Protection Agency and the Federal Trade Commission. These agencies set standards for quality and purity and impose sanctions and fines for the failure to comply with such standards. The Company also has four certified Kosher kitchens. See "Risk Factors--Impact of Government Regulation and Other Certifications."

COMPETITION

  The food products business is highly competitive. Numerous brands and products compete for sales and market share, with competition based primarily on brand recognition and loyalty, price, quality and convenience. The Company competes with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies as well as smaller regional and local specialty operations. On the appetizer side, the Company also competes directly with its customers who may produce their own items. See "Risk Factors--Competition."

RAW MATERIALS

  The primary raw materials used in the Company's operations include seafood, poultry, beef, cheese, vegetables, cocktail franks, chocolate, apples, sugar and milk, as well as plastic and paper products. All of the Company's raw materials are widely available from numerous suppliers. See "Risk Factors-- Cost and Availability of Ingredients and Packaging Materials."

FACILITIES

  The Company operates the manufacturing facilities described in the following table. All of the facilities are leased by the Company.

      LOCATION                                    LEASE EXPIRATION   SQUARE FEET
      --------                                   ------------------- -----------
      Chicago, Illinois......................... 2/30/99 and 4/30/00   50,000
      Newark, New Jersey........................       9/30/00         33,000
      Lincolnwood, Illinois.....................       5/31/02         40,158
      Fort Worth, Texas.........................       2/28/03         59,136

  The Company's Chicago, Illinois appetizer operations will be relocated to a new facility in August 1998. See "Certain Relationships and Related Transactions." The Company believes its current and planned facilities are sufficient for the Company's current and anticipated needs.

EMPLOYEES

  As of April 15, 1998, the Company employed over 485 persons, 85 of whom (at the Company's New Jersey facility) are represented by United Food and Commercial Workers International Union. The Company's contract with this union expires on January 30, 1999. The Company believes its relations with its employees are good.

LITIGATION

  The Company currently is not a party to any material litigation, nor is it aware of any material litigation threatened against it.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table details certain information with respect to the Company's executive officers, directors and other key employees:

 NAME                               AGE                     POSITION
 ----                               ---                     --------
 EXECUTIVE OFFICERS AND DIRECTORS:
 Andrew J. Zahn...................  30  Chairman of the Board of Directors and Chief
                                         Executive Officer
 Lawrence R. Gould................  37  Chief Administrative Officer and Director
 Philip Gay.......................  40  Chief Operating Officer
 Philip J. Sexauer................  33  Chief Financial Officer
 Robert R. Geisheker..............  49  Vice President of Marketing
 Michael F. Ricciardi.............  41  President, Appetizer Division
 Trevor A. Toppen.................  27  General Manager, Confection Division
 Mark D. Andersen.................  41  Vice President, Quality Assurance/Technical
                                        Services
 Neil Cohen.......................  41  Executive Vice President of Sales, Appetizer
                                        Division
 Chuck Oler.......................  48  Chief Information Officer
 OTHER KEY EMPLOYEES:
 Andrew K. Grohering..............  32  Corporate Controller
 Charles Mok......................  57  President--Restauranic Manufacturing Division
 Sidney Cohen.....................  65  President--Cohen's Manufacturing Division
 Paul Anderson....................  55  President--Sweet Shop Manufacturing Division
 Gail Robinson....................  57  President--Classic Confectionery Manufacturing
                                         Division
 Michelle Robinson................  35  Vice President of Sales, Classic Confectionery
 Dawn Iannacone...................  33  National Sales Manager, Appetizer Division

  Andrew J. Zahn has served as the Chairman and Chief Executive Officer of the Company since March 1996. Prior to Mr. Zahn's affiliation with the Company, he served as President of Mama Tish's Italian Specialties from 1989 to October 1995, as Mama Tish's Chief Executive Officer from November 1993 to January 1996 and as its Chairman from January 1996 to January 1997. From 1989 to 1991, Mr. Zahn was a principal in the Louis Zahn Drug Company and from 1987 to 1989, he served as President of the Louis Zahn Realty Investment Group. In 1994, Mr. Zahn was admitted into the Chicago Entrepreneur Hall of Fame presented by Arthur Andersen Enterprise Group, William Blair & Company, LaSalle National Bank and the University of Illinois at Chicago. Mr. Zahn is also a member of The Young Presidents Organization.

  Lawrence R. Gould has served as the Chief Administrative Officer of the Company since March 1996 and as a director since June 1998. Prior to Mr. Gould's position with the Company, he served as a professional money risk manager in the financial and stock index futures industry from 1984 to March 1996. He also served as a tax specialist with Altschuler Melvoin & Glasser from 1983 to 1984. Mr. Gould earned his B.S. in Accountancy from the University of Illinois.

  Philip Gay has served as the Company's Chief Operating Officer since January 1998. Prior to joining the Company, he served as a consultant to the Company from August 1997 to December 1997. From December 1996 to April 1997, Mr. Gay served as Chief Executive Officer of Color Me Mine, a paint your own ceramics company. From 1994 to 1996, Mr. Gay served as Vice President, Chief Financial Officer and interim Chief Executive Officer of Wolfgang Puck Food Company. From 1987 to 1994, Mr. Gay was Vice President and Chief Financial Officer for California Pizza Kitchen. Mr. Gay earned his B.S. in Accounting and Finance from the London School of Economics and is a Certified Public Accountant.

  Philip J. Sexauer joined the Company in January 1998 and has served as the Company's Chief Financial Officer since March 1998. Prior to Mr. Sexauer's affiliation with the Company, he served as a Finance Manager and the Financial Projects Manager for FMC Corporation from 1993 to 1998. From 1987 to 1993, he was a Senior Manager with KPMG Peat Marwick in Chicago. Mr. Sexauer earned his M.B.A. at the University of Chicago and his B.S. in Accounting from Northern Illinois University and is a Certified Public Accountant.

  Robert R. Geisheker has served as the Company's Vice President of Marketing since May 1997. Prior to Mr. Geisheker's affiliation with the Company, he was a Principal at Carousel Candies from 1991 to May 1997. Mr. Geisheker also has over 20 years of marketing experience with Sears, Roebuck and Co. in positions such as National Field Merchandising Director, National Marketing and Advertising Manager for Children's Apparel and National Operations Manager for Children's and Men's Apparel. Mr. Geisheker earned his B.A. in Marketing at the University of Wisconsin--Whitewater. In 1987, he was named the Sears Marketing Manager of the Year, selected from among all of the Sears Marketing Managers.

  Michael F. Ricciardi has served as the President of the Appetizer Division since January 1998. Prior to his affiliation with the Company, he served as a Vice President for the Sara Lee Bakery Division from 1996 to 1997. From 1986 to 1996, he held positions with Sara Lee such as General Manager, Baker Deli Division, Vice President of Customer Services and Logistics and Vice President of Trade Marketing. From 1981 to 1986, Mr. Ricciardi served as a Buyer and Merchandiser for the Jewel Food Stores. Mr. Ricciardi earned his M.B.A. at Harvard University and his B.S.E.E. at Northwestern University in Evanston, Illinois. Mr. Ricciardi was a member of the Sara Lee Bakery Executive Committee and the Food Industry Efficient Consumer Response Best Practices Committee for Logistics.

  Trevor A. Toppen has served as the Company's General Manager, Confection Division since January 1997. Prior to Mr. Toppen's affiliation with the Company, he served as Director of Purchasing/Plant Controller for Mama Tish's Italian Specialties from 1994 to January 1997. From 1992 to 1994, Mr. Toppen was a Senior Auditor with BDO Seidman, LLP. Mr. Toppen earned his B.S. in Accounting from Michigan State University in 1992 and is a Certified Public Accountant. Mr. Toppen has been a member of the Illinois CPA Society since 1994.

  Mark D. Andersen has served as the Company's Vice President, Quality Assurance and Technical Services since February 1998. Prior to joining the Company, Mr. Andersen served as Quality Assurance Project Manager for the SYSCO Corporation from 1990 to February 1998. From 1989 to 1990, he held the position of technical Sales/Service Representative for Richard's Laboratory. From 1988 to 1989, Mr. Andersen was a Manager of Quality Assurance Sanitation/Technical Services for Mama D'Angelo. Mr. Andersen earned his B.S. in Food Science from California Polytechnic State University in 1982 and has been a member of the Institute of Food Technologists since 1981. Additionally, Mr. Andersen was a Sergeant in the U.S. Army from 1973 to 1977.

  Neil Cohen has served as the Company's Executive Vice President of Sales and Marketing since October 1997. Prior to joining the Company, Mr. Cohen served as Sales Manager for Cohen's Famous Frozen Foods from 1982 to 1997. From 1977 to 1982, Mr. Cohen served as Head Chef of Cohen's Famous Frozen Foods. Prior to that time, Mr. Cohen served as a Sous Chef for the Lamplighter Restaurant in New York from 1976 to 1977, after completing his culinary training at the Culinary Institute of America in 1976. In 1996, Mr. Cohen was named Chairman of the National Prepared Food Association, after being a member for 15 years and serving on the board for three years. Mr. Cohen has been a member of the Culinary Federation since 1985. Mr. Cohen's father, Sidney Cohen, is the President of the Company's Cohen's Manufacturing Division.

  Chuck Oler has served as the Company's Chief Information Officer since May 1998. Prior to joining the Company, Mr. Oler served as Vice President of Information Systems for Stella Foods from 1994 to April 1998. From 1991 to 1994, he served as Vice President of Information Systems with Marks Brothers Jewelers, Inc. From 1988 to 1991, Mr. Oler was the Systems Development Manager with Kraft Foodservice. Mr. Oler earned his B.S. in Architecture from the University of Maryland in 1972. Mr. Oler is a Certified Data Processor.

OTHER DIRECTORS

  After consummation of the Offering, three additional directors will be elected to the Board of Directors, at least two of whom will not be employees or affiliates of the Company.

OTHER KEY EMPLOYEES

  Andrew K. Groharing has served as the Company's Corporate Controller since June 1998. Prior to Mr. Groharing's affiliation with the Company, he served in various roles including Assistant Controller and Director of Planning and Reporting for U.S. Robotics Corp. from August 1994 through its acquisition by 3Com Corporation in June 1998. From 1987 to 1994, Mr. Groharing served as a manager for Ernst and Young LLP. Mr. Groharing earned his Masters of Accountancy from DePaul University and his Bachelor of Science from Bradley University and is a Certified Public Accountant.

  Charles Mok has served as the Company's President--Restauranic Manufacturing Division since 1996. Mr. Mok held the position of President and founder of Restauranic, Inc. from 1974 until the Company acquired Restauranic in 1996. Prior to founding Restauranic, Mr. Mok was the Corporate Executive Chef for ARA Corporation from 1964 to 1974. Mr. Mok attended the Washburne Chef Training School in Chicago and studied the Fundamentals of Food Preparation and Presentation. Mr. Mok also authored the books Practical Salad and Dessert Art and Cold Hors D'Oeuvres and Fancy Canapes.

  Sidney Cohen has served as the Company's President--Cohen's Manufacturing Division, since October 1997. Mr. Cohen was a Founder and held the position of President of Cohen's Famous Frozen Foods from 1960 until the Company acquired Cohen's in 1997. Prior to founding Cohen's, Mr. Cohen served as Chef for Cohen's Knishes, a family business. Mr. Cohen served in the United States Army from 1950 to 1952. Mr. Cohen's son, Neil Cohen, is the Company's Executive Vice President of Sales, Appetizer Division.

  Paul Anderson has served as the Company's President--Sweet Shop Manufacturing Division, since February 1998. Prior to Mr. Anderson's affiliation with the Company, he served as President of Sweet Shop Candies, Inc. from 1994 to February 1998. From 1992 to 1994, Mr. Anderson served as a Director and Consultant for Sweet Shop Candies. From 1989 to 1992, Mr. Anderson was a Financial Planner and Negotiator for Park Penn Properties. Mr. Anderson was an investor, consultant, and land developer from 1976 through 1989. Mr. Anderson earned his B.S. in Business Administration in 1968 from Bob Jones University.

  Gail Robinson has served as President at Classic Confectionery Manufacturing Division, since October 1996. Prior to Ms. Robinson's affiliation with the Company, she served as President of Mrs. Prindable Inc., which she co-founded in 1984.

  Michelle Robinson has served as Vice President of Sales at Classic Confectionery, a subsidiary of the Company, since October 1996. Prior to Ms. Robinson's affiliation with the Company, she served as Vice President of Sales for Mrs. Prindable, Inc., which she co-founded in 1984.

  Dawn Iannacone has served as the Company's National Sales Manager, Appetizer Division since October 1997. Prior to Ms. Iannacone's affiliation with the Company, she served as Regional Sales Manager at Cohen's Famous Frozen Foods from March 1990 to October 1997. She earned a B.S. in Hotel Restaurant Management from New York University in 1988.

BOARD OF DIRECTORS

  The Company's current Board of Directors consists of two members: Andrew J. Zahn and Lawrence R. Gould. Prior to consummation of the Offering, three additional directors will be elected to the Board of Directors, at least two of whom will not be employees or affiliates of the Company.

  The Company's Board of Directors will be divided into three classes with staggered three-year terms. At each annual meeting of the stockholders, directors will be elected by the holders of the Common Stock to succeed those directors whose terms are expiring. Directors elected by the Company's stockholders may be removed only for cause.

COMMITTEES OF THE BOARD OF DIRECTORS

  Following the consummation of the Offering, the Company intends to form an Audit Committee and a Compensation Committee.

  The Audit Committee generally will have responsibility for recommending independent auditors to the Board of Directors for selection, reviewing the plan and scope of the annual audit, reviewing the Company's audit and control functions and reporting to the full Board of Directors regarding all of the foregoing. The Audit Committee will be composed entirely of directors who are not officers or employees of the Company.

  The Compensation Committee generally will have responsibility for recommending to the Board guidelines and standards relating to the determination of executive compensation, reviewing the Company's executive compensation policies and reporting to the Board of Directors regarding the foregoing. The Compensation Committee also will have responsibility for administering the Company's incentive compensation plans, determining the number of options to be granted to the Company's executive officers pursuant to such plans and reporting to the Board of Directors regarding the foregoing. The Compensation Committee will consist solely of nonemployee directors.

COMPENSATION OF DIRECTORS

  It is anticipated that Directors who are not officers or employees of, or consultants to, the Company will receive $10,000 annually plus $2,000 for each Board meeting and $1,000 for each Committee meeting attended. Upon joining the Board of Directors, each non-employee Director will be granted options to purchase 10,000 shares of Common Stock at an exercise price equal to the then market price of Common Stock. Thereafter, the Company's 1998 Stock Incentive Plan will provide for annual grants of options to purchase 5,000 shares of Common Stock to non-employee Directors. Such Directors will also be reimbursed for their reasonable expenses for each board and committee meeting attended. See "Management--Stock Plan."

EXECUTIVE COMPENSATION

  For Fiscal 1997, neither Mr. Zahn, the Chief Executive Officer, nor Mr. Gould, the Chief Administrative Officer, received any compensation from the Company for his services, but received distributions of approximately $534,000 ($468,000 of which was in lieu of salary) and $625,000 ($566,000 of which was in lieu of salary), respectively, and perquisites totalling $56,800 and $38,000, respectively (which includes the value of that person's car allowance, personal travel and life insurance). Messrs. Zahn and Gould each received no option grants in Fiscal 1997 and held no options at the end of Fiscal 1997. The Company anticipates that during Fiscal 1998 its most highly compensated executive officers will be Messrs. Zahn, Gould and Gay. Each of Messrs. Zahn, Gould and Gay is currently negotiating employment agreements with the Company. The Company anticipates that the employment agreements will provide for annual base salaries of $275,000, $250,000 and $210,000, respectively.

EMPLOYMENT AGREEMENTS

  Upon the consummation of the Offering, Messrs. Zahn, Gould and Gay are expected to enter into employment agreements with the Company providing for annual base salaries of $275,000 for Mr. Zahn, $250,000 for Mr. Gould and $210,000 for Mr. Gay. Each agreement will provide that the executive is eligible to earn an annual bonus based upon specified performance criteria. Each employment agreement will contain a covenant not to compete with the Company for a period of two years following termination of employment. Each employment agreement will require the executive to devote his full time to the Company. Each employment agreement will also provide the executive with certain perquisites. In addition, Mr. Cohen has a five year employment agreement which provides for an annual and base salary of $175,000 and other customary terms and conditions.

  Each of these employment agreements is expected to provide that, in the event of a termination of employment by the Company without cause during the term of the agreement, the Company will pay to the executive, as severance compensation, (i) his then current salary plus the bonus paid to him the last fiscal year for a period of two years following the date of termination and
(ii) his bonus for the current year prorated through the termination date. Payment is due in equal installments on the Company's normal payroll payment dates during the severance period. The employment agreements will further provide that in the event of a change in control of the Company (as defined in the employment agreements), the executive will have the right, following such change in control, to terminate his employment for Good Reason (or, in the 60 days immediately following such change in control, for any reason) and be entitled to receive severance benefits as described above. So long as the executive does not engage in conduct giving rise to the right to terminate employment for cause, Good Reason includes (i) the failure to elect the executive to the office previously held, the removal of the executive from his position or the assignment to the executive of any additional duties or responsibilities or a reduction in executive's duties or responsibilities which, in either case, are inconsistent with those customarily associated with such position and (ii) a relocation by the Company of the executive's place of employment beyond a specified area.

  On various occasions during 1997 and 1998, the Company granted Messrs. Gay, Sexauer, Ricciardi, Toppen, Andersen and Cohen options to acquire , ,
    ,     ,     , and      shares of Common Stock at exercise prices of     ,
    ,     ,     ,      and     , respectively. In connection with the
negotiation of their final employment agreements, the Company anticipates granting options to Messrs. Zahn and Gould.

STOCK PLAN

  Effective upon consummation of the Offering, the Company's Board of
Directors will adopt the Company's 1998 Employee Stock Option Plan (the "Employee Stock Plan") and the Non-Employee Director Stock Option Plan (the "Director Stock Plan," together with the Employee Stock Plan, the "Stock
Plans"), which will be approved by the Company's stockholders on          ,
1998. The purpose of the
Stock Plans is to motivate non-employee directors, officers, key employees and consultants to the Company ("Participants") by allowing them to participate in the Company's future, to recognize and reward Participants' contributions and achievements and business performance through incentives linked to performance objectives and to enable the Company to attract and retain these persons by offering them an ownership interest in the Company. The Stock Plan will be administered by the Compensation Committee. The Employee Stock Plan will
authorize the issuance of up to         shares of Common Stock pursuant to the
grant or exercise of stock options, stock appreciation rights, restricted stock,
performance shares, annual incentive bonuses or deferred stock to officers, key employees and consultants of the Company. The Directors' Stock Plan will
authorize the issuance of up to         shares of Common Stock pursuant to the
grant or exercise of stock options, deferred stock or performance shares to non-employee directors of the Company. Options granted to certain senior executives, management and other employees will vest or become exercisable over varied periods that will be determined at the time such options are granted. Upon joining the Board of Directors, directors who are not employees of the Company or any affiliate ("Non-Employee Directors") will be automatically granted options to purchase 10,000 shares on such date, and Non-Employee Directors will be granted options for 5,000 shares of Common Stock on the date of each annual stockholder's meeting beginning in 1999. Such options will be granted at fair market value on the date of grant.

  Stock Options may be either "incentive stock options" (within the meaning of Section 422 of the Code) or nonstatutory options (collectively, "Stock Options"). Only nonstatutory stock options may be granted to Non-Employee Directors. The exercise price per share purchasable under an option shall be determined at the time of grant by the Compensation Committee. Generally, Participants will be given ten years in which to exercise a Stock Option, or a shorter period once a Participant terminates employment. Payment may be made in cash or in the form of unrestricted shares the Participant already owns or by the other means. At the Company's option, it may provide a Participant with a loan or guarantee of a loan for the exercise price of an option. The right to exercise an option may be conditioned upon the completion of a period of service or other conditions.

  Stock Appreciation Rights ("SARs") entitle a Participant to receive an amount in cash, shares or both, equal in value to (i) the excess of the fair market value of one share over the exercise price per share specified in the related Stock Option multiplied by (ii) the number of shares to which the SAR relates. The right to exercise a SAR may be conditioned upon the completion of a period of service or other conditions. Generally, Participants will be given ten years in which to exercise a SAR, or a shorter period once a Participant terminates employment.

  Shares of Restricted Stock ("Restricted Stock") may also be awarded under the Stock Plans, which require the completion of a period of service or the attainment of specified performance goals by the Participant or the Company or a subsidiary, division or department of the Company or such other criteria as the Compensation Committee may determine. Upon a participant's Termination of Employment (as defined in the Stock Plans), the Restricted Stock subject to restriction generally will be forfeited by the Participant. The Compensation Committee may waive these restrictions in the event of hardship or other special circumstances.

  Performance Share Awards ("Performance Shares") are grants of shares of Common Stock or the right to receive shares in the future that are subject to restrictions on transfer and retention based on satisfaction of certain performance criteria of the Company, the Participant or both. If the specified performance objectives established by the Committee are attained during the time period specified by the Committee (which will generally be at least a two-year period) and if the Participant continues in employment through the performance period, the restrictions on transfer and retention will be removed.

  Depending on a Participant's responsibilities, the performance criteria will be based on any of the following, either alone or in any combination, and either on a consolidated or business unit level, as the Committee may determine: sales, net asset turnover, earnings per share, cashflow, cashflow from operations, operating profits or income, operating margin, net income, net income margin, return on net assets, return on total assets, return on common equity, return on total capital and total shareholder return. The Committee will specifically determine whether these criteria may include or exclude any or all of the following items: extraordinary, unusual or nonrecurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation or settlements. Capital gains may be included or excluded. The maximum number of performance shares that may be awarded to any Participant under the Plan for any year is one half of the shares of Common Stock reserved under the plan. Performance Shares in respect of which the Company's deduction is subject to
Section 162(m) of the

Code may only be paid if the performance objectives are achieved, except where the Participant's employment is terminated for an extraordinary reason, in which case the Participant may receive a proportionate award.

  Deferred Stock ("Deferred Stock") is stock that can be awarded to a Participant in the future, at a specified time and under specified conditions. The Compensation Committee will determine the Participants to whom, and the time or times at which, any Deferred Stock shall be awarded, the number of shares of Deferred Stock to be awarded to any Participant, the duration, the period during which and the conditions under which receipt of the shares will be deferred and any other terms and conditions of the Deferred Stock.

  Annual Incentive Awards ("Annual Incentives") are awards granted each fiscal year by the Committee and based on the satisfaction of specified bonus targets. The targets are based on Company performance measurements, as determined by the Committee, and include the following: sales, net asset turnover, earnings per share, cashflow, cashflow from operations, operating profits or income, net income, operating margin, net income margin, return on net assets, return on total assets, return on common equity, return on total capital and total shareholder return. The Committee will specifically determine these criteria and may include or exclude any or all of the following items: extraordinary, unusual or nonrecurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation or settlements. Capital gains may be included or excluded. The Committee will determine each year whether the objectives have been satisfied and awards will be paid only if the deduction is subject to Section 162(m) of the Code, except of any extraordinary reason for a termination of employment.

  Payment may be made in cash, or at the election of the Participant, in the form of Common Stock, Deferred Stock, Restricted Stock, or a combination of the foregoing. If Deferred Stock or Restricted Stock is chosen, it will be subject to limitations on transfer and risk of forfeiture for a designated period (generally, four years) and may have a value of as much as 130% of the cash value of the award had it been paid in cash. The maximum compensation that any Participant may receive in connection with an Annual Incentive, including Restricted Stock or Deferred Stock worth 130% of the cash value, is $1.5 million.

  Amendments and Modifications. The Stock Plans, as adopted, are not limited as to their duration. The Board of Directors of the Company may amend, alter, or discontinue the stock Plans, subject to certain limits.

  Change in Control. In the event of a Change in Control of the Company (as defined in the Stock Plans):

    (1) any SAR and Stock Options outstanding as of the date of such Change in Control that are not then exercisable and vested will become fully exercisable and vested to the full extent of the original grant; and

    (2) the restrictions and deferred limitations applicable to any shares of Restricted Stock and Deferred Stock will lapse and such shares of Restricted Stock and Deferred Stock will become free of all restrictions and become fully vested and transferable to the full extent of the original grant. Also, the performance goals and other restrictions with respect to any outstanding award of Performance Shares or Annual Incentives may be deemed to be satisfied in full and fully distributable.

  A Change in Control includes any transaction that would result in any person owning, directly or indirectly, 20% or more of the outstanding Common Stock of the Company or the voting power of the Company, certain changes in the members of the board of directors, certain corporate transactions (such as a merger) and the sale of substantially all of the Company's assets.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  Article VIII of the Company's Certificate of Incorporation provides that the Company shall indemnify its directors to the fullest extent permitted by the Delaware General Corporation Law and may indemnify its officers and employees to such extent, except that the Company shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company. Article VIII of the Company's Certificate of Incorporation further provides that the personal liability of the directors of the Company is eliminated to the fullest extent permitted under the Delaware General Corporation Law.

  The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Cohen facility. Sidney and Edward Cohen, former owners of Cohen's and current stockholders of the Company, own the Company's Newark, New Jersey facility. The Company leases the facility from Messrs. Cohen pursuant to a lease, the initial term of which expires in September 2000. Lease payments for the last two months of 1997 totalled $36,667, and the Company continues to make lease payments of $18,333 per month.

  Current appetizer production facilities. Wylie and Charles Mok, through a series of trusts, own the Company's current Restauranic facilities in Chicago. Messrs. Mok are stockholders in the Company. The Company leases the facilities pursuant to a month-to-month lease. It is the intention of the parties that all operations currently conducted at this facility be moved to the Company's new Chicago facility in August 1998. Pursuant to an agreement between the parties, the Company will continue to make monthly payments for up to six months until the current facilities are sold. Any payments made by the Company after it vacates the facility will be recouped from the proceeds of such sale.

  New appetizer production facility. The Company is currently renovating a facility owned by GZ Properties ("GZ Properties"), an entity which is owned by Messrs. Zahn and Gould and Lowell Kraff, a Company stockholder. The Company intends to conduct its Chicago appetizer operations at the new 60,000 square foot facility beginning in August 1998 when it purchases the facility from GZ Properties at its estimated cost of $8.5 million, based upon the purchase price of the facility plus costs of renovation pursuant to third-party contractor quotations.

  Sweet Shop facility. James H. Webb, former owner of Sweet Shop Candies Inc. and a current stockholder in the Company, leases a 59,000 square foot facility in Fort Worth, Texas to the Company. This lease expires February 28, 2003 and requires lease payments of $9,375 per month.

  Lincolnwood facility. DFG Realty, an entity wholly-owned by Messrs. Zahn and Gould, holds an option to purchase the Company's Lincolnwood facility from an unaffiliated third party. The option term is for a period beginning June 2000 through May 2002 at an exercise price ranging from $1.3 million to $1.4 million.

  Vision Capital, LLC. Vision Capital, LLC, a Delaware limited liability company ("Vision"), will receive a financial advisory fee of $275,000 in connection with the Offering, which will be paid by DFG. In connection with the Proposed Credit Facility, Vision will receive a financial advisory fee from BT Alex. Brown Incorporated. Vision received a $125,000 financial advisory fee from the Company in connection with placement of the Company's subordinated debt. Mr. Kraff, a shareholder of the Company, serves as a managing member of Vision. Vision will pay a fee estimated to be $150,000 to Katten Muchin & Zavis for services provided to Vision in connection with Vision's engagement by DFG.

  Lexer Capital, Ltd. Since December 31, 1996, Lexer Capital, Ltd., a Delaware limited liability company ("Lexer") owned by Mr. Kraff, has received $1,100,000 in financial advisory fees from the Company for services rendered in connection with the incurrence of the existing subordinated indebtedness, the senior credit facility and the Acquisitions.

  Tax Distribution. Immediately prior to the Conversion, the Company intends to distribute to equity owners of the Limited Liability Company any previously undistributed limited liability company taxable income as of the date of termination of the Limited Liability Company's status as a limited liability company. The distributions, if any, will not be material.

  Loans to Affiliates. The Company has advanced Mr. Gay a total of $118,000, the largest amount outstanding since the beginning of Fiscal 1997 and the amount outstanding on the date of this Prospectus. The advance was made in connection with Mr. Gay's relocation to Chicago, Illinois, bears interest at the rate of prime plus 1% per annum and is payable in full in June 2003.

  It is the Company's policy that any future transactions and transactions ongoing on the date of this Prospectus with officers, directors and affiliates will be approved by a majority of the Board, including a majority of the disinterested members of the Board, and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT;
                             SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 3, 1998 as adjusted to reflect the sale of the shares of Common Stock being offered hereby by: (i) each person (or group of affiliated persons) known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the chief executive officer, (iv) all of the Company's directors and executive officers as a group, and (v) the Selling Stockholders. Unless otherwise indicated below, the persons in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                   SHARES OF
                                                    SHARES OF     COMMON STOCK
                                                   COMMON STOCK   BENEFICIALLY
                                                   BENEFICIALLY   OWNED AFTER
                                                  OWNED PRIOR TO  THE OFFERING
                                                   THE OFFERING       (1)
                                                  -------------- --------------
NAME                                              NUMBER PERCENT NUMBER PERCENT
----                                              ------ ------- ------ -------
Andrew J. Zahn(2)(3).............................              %              %
Lawrence R. Gould(2)(4)..........................
Lowell D. Kraff(2)(5)............................
Philip Gay.......................................
Philip J. Sexauer................................
Robert R. Geisheker..............................
Michael F. Ricciardi.............................
Trevor A. Toppen.................................
Mark D. Andersen.................................
Neil Cohen.......................................
Chuck Oler.......................................
Madeleine L.L.C..................................
All directors and executive officers as a group
 (    persons)...................................

--------
* Less than 1%.
(1) In addition to Messrs. Zahn, Gould and Kraff, the following stockholders will also be Selling Stockholders if the Underwriters over-allotment option is exercised in full. See "Company History and Acquisitions-- Completed Acquisitions" and "Certain Relationships and Related Transactions" for a description of certain relationships. Shares beneficially owned by these Selling Stockholders before and after the Offering are as follows:

                                SHARES OF      SHARES OF
                               COMMON STOCK   COMMON STOCK
                               BENEFICIALLY   BENEFICIALLY
                              OWNED PRIOR TO  OWNED AFTER
                               THE OFFERING   THE OFFERING
                              -------------- --------------
     NAME                     NUMBER PERCENT NUMBER PERCENT
     ----                     ------ ------- ------ -------
     Charles Mok.............              %              %
     Wylie Mok...............
     Cory Rogin..............
     Gail Robinson...........
     Michelle Robinson.......
     James H. Webb...........
     Sid Cohen...............
     Ed Cohen................
     Neil Cohen..............
     Dennis Kessler..........
     Primus Capital Fund III
      Limited Partnership....
     Walter F. McLallen, IV..

(2) Unless otherwise indicated, the address of the beneficial owner is c/o Diversified Food Group, Inc., 6901 North Hamlin Avenue, Lincolnwood, Illinois 60645.
(3) If the over-allotment option is exercised in full,         shares of
    Common Stock will be sold, and Mr. Zahn will thereupon be the beneficial
    owner of     shares or    % of the Company's Common Stock after the
    Offering.
(4) If the over-allotment option is exercised in full,         shares of
    Common Stock will be sold, and Mr. Gould will thereupon be the beneficial
    owner of     shares or    % of the Company's Common Stock after the
    Offering.
(5) If the over-allotment option is exercised in full,         shares of
    Common Stock will be sold, and Mr. Kraff will thereupon be the beneficial
    owner of     shares or    % of the Company's Common Stock after the
    Offering.

                         DESCRIPTION OF CAPITAL STOCK

  Upon consummation of the Offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $.001 par value per
share ("Common Stock") and         shares of Preferred Stock.

  The following summary of certain provisions relating to the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, provisions of applicable law, and by the provisions of the Company's Certificate of Incorporation and By-laws that are included as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  As of the date of the Conversion,         shares of Common Stock will be
outstanding and an additional         shares of Common Stock will be
outstanding upon consummation of the Offering. Subject to the rights of holders of preferred stock, the holders of outstanding shares of Common Stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time lawfully determine. See "Dividend Policy." Each holder of Common Stock is entitled to one vote for each share held. Subject to the rights of holders of any outstanding Preferred Stock, upon liquidation, dissolution or winding up of the Company, any assets legally available for distribution to stockholders as such are to be distributed ratably among the holders of the Common Stock at that time outstanding. All shares of Common Stock currently outstanding are, and all shares of Common Stock offered by the Company hereby when duly issued and paid for will be, fully paid and nonassessable, not subject to redemption and assessment and without conversion, preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of any class or of securities convertible into stock of any class.

PREFERRED STOCK

  Preferred stock may be issued by the Company in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereof, to the extent that such are not fixed in the Company's Certificate of Incorporation, as the Board of Directors determines. The rights, preferences, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of Preferred Stock which ranks senior to the Common Stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on Common Stock to be effective while any shares of Preferred Stock are outstanding. The Board of Directors, without stockholder approval, may issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present intention to issue shares of Preferred Stock.

CERTAIN CORPORATE PROVISIONS

  Upon the consummation of the Offering, the Company will be subject to the provisions of Section 203 of the DGCL. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to the date at which the stockholder became an interested stockholder the board of directors approved either the business combination or the transaction in which the person becomes an interested stockholder, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder becomes an interested stockholder or (iii) the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of the stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

  The Company's Certificate of Incorporation and By-laws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include (i) a requirement that stockholder action may be taken only at stockholder meetings; (ii) notice requirements in the By-laws relating to nominations to the Board of Directors and to the raising of business matters at stockholders meetings; and (iii) the classification of the Board of Directors into three classes, each serving for staggered three year terms. See "Risk Factors--Certain Anti-Takeover Provisions; Preferred Stock" and "Management--Directors and Executive Officers."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering, there has been no public market for the Common Stock. Sales of substantial amounts of Common Stock in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

  Upon completion of the Offering, the Company will have an aggregate of shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants after the date of this Prospectus. Of these shares, the shares sold in the Offering will be freely tradable without restriction or further registration under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 promulgated under the
Securities Act. The remaining         shares of Common Stock outstanding upon
completion of the Offering will be Restricted Shares.

  All directors and officers and certain other stockholders of the Company have agreed with the Underwriters that, for a period of 180 days from the date of this Prospectus, they will not offer to sell or otherwise sell, dispose of or grant rights with respect to any shares of Common Stock, now owned or hereafter acquired directly by such holders or with respect to which they have the power of disposition, otherwise than with the prior written consent of BT Alex. Brown Incorporated. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701 of the Securities Act, shares subject to lock-up agreements will not be salable until the agreements expire or unless prior written consent is received from BT Alex. Brown Incorporated. Any early waiver of the lock-up agreements by the underwriters, which, if granted, could permit sales of a substantial number of shares and could adversely affect the trading price of the Company's shares, may not be accompanied by an advance public announcement by the Company. See "Underwriting."

  Taking into account the lock-up agreements, the number of shares that will be available for sale in the public market under the provisions of Rules 144
and 144(k), will be as follows: (i) approximately         Restricted Shares
will be eligible for sale immediately after the effective date of the
Registration Statement, and (ii) the remaining         Restricted Shares will
become eligible for public resale following expiration of the lock-up agreements, subject in some cases to vesting provisions and volume and manner of sale limitations.

  In general, under Rule 144 a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. The Company is unable to estimate accurately the number of Restricted Shares that will be sold under Rule 144 because this will depend in part on the market price for the Common Stock, the personal circumstances of the seller and other factors.

  Pursuant to Rule 144 and upon expiration of the one-year holding period, an
additional         shares of Common Stock will be available for sale upon the
exercise of outstanding warrants. As of        , options to purchase
shares were issued and outstanding under the Stock Plans. See "Management-- Stock Plan."

  In addition, beginning 90 days after the date of this Prospectus, certain shares issued or issuable upon exercise of options granted by the Company prior to the effective date of the Registration Statement will also be eligible for sale in the public market pursuant to Rule 701 under the Securities Act, subject to the lock-up agreements. In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144.

  Following the Offering, the Company intends to file under the Securities Act one or more registration statements on Form S-8 to register all of the shares of Common Stock subject to outstanding options and reserved for future option grants under the Stock Plans. These registration statements are expected to become effective upon filing and shares covered by these registration statements will be eligible for sale, subject, in the case of affiliates only, to the restrictions of Rule 144, other than the holding period requirement, and subject to expiration of the lock-up agreements with the Underwriters. As of April 15, 1998, outstanding options to acquire an aggregate of shares of Common Stock were currently exercisable.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom BT Alex. Brown Incorporated and BancAmerica Robertson Stephens are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company, the aggregate number of shares of Common Stock set forth opposite its name below.

                                                                       NUMBER OF
      UNDERWRITERS                                                      SHARES
      ------------                                                     ---------
      BT Alex. Brown Incorporated.....................................
      BancAmerica Robertson Stephens..................................
                                                                       ---------
          Total.......................................................
                                                                       =========

  In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered by this Prospectus (other than those subject to the over-allotment option described below) if any such shares are purchased. In the event of a default by the Underwriters, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Selling Stockholders have granted to the Underwriters an option, exercisable by the Representatives during the 30-day period after the date of
this Prospectus, to purchase up to an aggregate of         shares of Common
Stock at the same price per share as the initial shares of Common Stock to be purchased by the Underwriters. The Representatives may exercise such option only to cover over-allotments in the sale of shares of Common Stock. To the extent that the Representatives exercise such option, the Underwriters will have a firm commitment, subject to certain conditions, to purchase the same proportion of such additional shares of Common Stock as the number of shares of Common Stock to be purchased and offered by such Underwriters in the above table bears to the total number of shares in the above table.

  The Company has been advised by the Representatives that the Underwriters propose initially to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus, and through the Representatives to certain dealers at such price less a concession not in
excess of $      per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $      per share to certain other
dealers. After the Offering, the public offering price and other selling terms may be changed.

  The Company and its officers, directors and certain stockholders have agreed that they will not offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock, or any interests therein, or any securities convertible into, or exchangeable for, shares of Common Stock, or rights to acquire the same, for a period of 180 days from the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated. Such consent may be given without any public notice. See "Shares Eligible for Future Sale."

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price of the Common Stock will be determined after negotiation among the Company and the Representatives. Among the factors considered in such negotiations will be market conditions, the results of operations of the Company in recent periods, the market capitalization and stages of development of other companies which the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

  In connection with the Offering, certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Representatives may bid for and purchase Common Stock in the open market to stabilize the price of the Common Stock. The Underwriters may also over-allot the Offering, creating a syndicate short position, and may bid for and purchase Common Stock in the open market to cover the syndicate short position. The Representatives may also impose a penalty bid pursuant to which the Representatives may reclaim from any Underwriter or dealer participating in the Offering the selling concession on shares sold by them and purchased by the Representatives in stabilizing or short covering transactions. In addition, the Underwriters may bid for and purchase the Common Stock in market making transactions. These activities may stabilize or maintain the market price of the Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities, and may end these activities at any time.

  The Underwriters have reserved for sale, at the initial public offering price, up to 5% of the Common Stock offered hereby for employees and directors of the Company and certain other individuals who have expressed an interest in purchasing such shares of Common Stock in the Offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

  The Underwriters have informed the Company that they do not intend to confirm sales of Common Stock offered hereby for accounts over which they exercise discretionary authority.

  Bankers Trust Company, an affiliate of BT Alex. Brown Incorporated, has made a proposal to extend to the Company the Proposed Credit Facility. See "Proposed Credit Facility."

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Katten Muchin & Zavis, Chicago, Illinois, a partnership including professional corporations. Katten Muchin &
Zavis owns         shares of the Company's Common Stock. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Latham & Watkins, Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements and schedule of Diversified Food Group, LLC and subsidiaries as of January 2, 1998 and for the year then ended included in this Prospectus and elsewhere in the Registration Statement, have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

  The financial statements of Diversified Food Group, L.L.C. as of January 3, 1997 and for Fiscal 1996 included in this Prospectus and elsewhere in the Registration Statement, have been audited by Altschuler, Melvoin and Glasser LLP, independent certified public accountants, to the extent set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting. The Company has agreed to indemnify Altschuler, Melvoin and Glasser LLP for legal costs and expenses incurred in connection with a successful defense of any legal action or proceeding that may arise as a result of Altschuler, Melvoin and Glasser LLP's consent to the inclusion of its audit reports in the Company's Registration Statement.

  The financial statements of Cohen's Famous Frozen Foods, Inc. for the period from January 1, 1997 through October 15, 1997 included in this Prospectus and elsewhere in the Registration Statement, have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

  The financial statements of Cohen's Famous Frozen Foods, Inc. as of December 31, 1996, and for the year ended December 31, 1996, included in this Prospectus and elsewhere in the Registration Statement, have been audited by Fishman Ostroff Ruchowitz Hausman, independent certified public accountants, to the extent set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

  The financial statements of Restauranic, Inc. as of January 3, 1997 and for the year then ended, included in this Prospectus and elsewhere in the Registration Statement, have been audited by Altschuler, Melvoin and Glasser LLP, independent certified public accountants, to the extent set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting. The Company has agreed to indemnify Altschuler, Melvoin and Glasser LLP for legal costs and expenses incurred in connection with a successful defense of any legal action or proceeding that may arise as a result of Altschuler, Melvoin and Glasser LLP's consent to the inclusion of its audit reports in the Company's Registration Statement.

  The financial statements of Sweet Shop Candies, Inc. as of June 30, 1995, 1996 and 1997 and as of January 23, 1998, and for the years ended June 30, 1995, 1996, 1997 and for the period from July 1, 1997 through January 23, 1998, included in this Prospectus and elsewhere in the Registration Statement, have been audited by Weaver and Tidwell, L.L.P., independent certified public accountants, to the extent set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

  Altschuler, Melvoin and Glasser LLP ("AMG") has previously served as the independent certified public accountants for the Company. After an evaluation by management of services provided by other independent certified public accounting firms, the Company dismissed AMG as their independent certified public accountants in December 1997, and engaged BDO Seidman, LLP ("BDO") as the new independent certified public accountants for the Company as of such date. The decision to dismiss AMG was approved by the Managing Members of the Company.

  AMG's report on the financial statements of the Company for Fiscal 1996 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the engagement of AMG by the Company and the subsequent interim period preceding the dismissal, there were no disagreements with AMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of AMG, would have caused AMG to make reference to the subject matter of the disagreements in connection with its report. In addition, during Fiscal 1996 and the subsequent interim period preceding the dismissal, there were no events of the type requiring disclosure under Item 304(a)(l)(v) of Regulation S-K.

  During Fiscal 1996 and the subsequent interim period preceding the dismissal of AMG, the Company did not consult with BDO regarding (i) the application of accounting principles to a specified transaction (either completed or proposed), (ii) the type of audit opinion that might be rendered on the financial statements of the Company or (iii) any matter that was the subject of a "disagreement" or a "reportable event" (as each term is defined in Item 304(a)(2)(ii) of Regulation S-K).

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-1 (of which this Prospectus is a part) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and such exhibits and schedules. Statements contained in this Prospectus regarding the contents of any agreement or other document referred to are not necessarily complete, and in each instance, reference is made to a copy of such agreement or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the Commission, including at the Commission's Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Such materials also may be accessed electronically by means of the Commission's web site at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
CONSOLIDATED FINANCIAL STATEMENTS OF DIVERSIFIED FOOD GROUP, LLC AND
 SUBSIDIARIES:
  Report of BDO Seidman, LLP, Independent Certified Public Accountants for
   fiscal year 1997....................................................... F-3
  Report of Altschuler, Melvoin and Glasser LLP, Independent Certified
   Public Accountants for fiscal year 1996................................ F-4
  Consolidated Balance Sheets as of January 3, 1997, January 2, 1998 and
   April 3, 1998.......................................................... F-5
  Consolidated Statements of Operations for the initial period from March
   25, 1996 through January 3, 1997, the year ended January 2, 1998 and the quarters ended April 4, 1997 and April 3, 1998..................... F-6
  Consolidated Statements of Cash Flows for the initial period from March
   25, 1996 through January 3, 1997, the year ended January 2, 1998 and the quarters ended April 4, 1997 and April 3, 1998..................... F-7
  Consolidated Statements of Changes in Members' Equity for the initial period from March 25, 1996 through January 3, 1997, the year ended
   January 2, 1998 and the quarter ended April 3, 1998.................... F-9
  Notes to Consolidated Financial Statements.............................. F-10
FINANCIAL STATEMENTS OF COHEN'S FAMOUS FROZEN FOODS, INC.:
  Report of BDO Seidman, LLP, Independent Certified Public Accountants for
   1997................................................................... F-24
  Statement of Operations and Retained Earnings for the nine and one-half months ended October 15, 1997.......................................... F-25
  Statement of Cash Flows for the nine and one-half months ended October
   15, 1997............................................................... F-26
  Notes to Financial Statements........................................... F-27
  Report of Fishman Ostroff Ruchowitz Hausman, Independent Certified
   Public Accountants for 1996............................................ F-29
  Balance Sheet as of December 31, 1996................................... F-30
  Statement of Income for the year ended December 31, 1996................ F-31
  Statement of Cash Flows for the year ended December 31, 1996............ F-32
  Statement of Retained Earnings for the year ended December 31, 1996..... F-33
  Notes to Financial Statements........................................... F-34
FINANCIAL STATEMENTS OF RESTAURANIC, INC.:
  Report of Altschuler, Melvoin and Glasser LLP, Independent Certified
   Public Accountants .................................................... F-38
  Balance Sheet as of January 3, 1997..................................... F-39
  Statement of Income for the year ended January 3, 1997.................. F-40
  Statement of Cash Flows for the year ended January 3, 1997.............. F-41
  Statement of Changes in Stockholders' Equity for the year ended January
   3, 1997................................................................ F-42
  Notes to Financial Statements........................................... F-43
FINANCIAL STATEMENTS OF SWEET SHOP CANDIES, INC.:
  Report of Weaver and Tidwell, LLP, Independent Certified Public
   Accountants for the period ended January 23, 1998...................... F-48
  Balance Sheet as of January 23, 1998.................................... F-49
  Statement of Income for the period through January 23, 1998............. F-50
  Statement of Cash Flows for the period through January 23, 1998......... F-51
  Statements of Changes in Stockholders' Equity for the period through
   January 23, 1998....................................................... F-52
  Notes to Financial Statements........................................... F-53
  Report of Weaver and Tidwell, LLP, Independent Certified Public
   Accountants for June 30, 1997 and 1996................................. F-57
  Balance Sheets as of June 30, 1997 and 1996............................. F-58

                                                                           PAGE
                                                                           ----
  Statement of Income for the years ended June 30, 1997 and 1996.......... F-59
  Statement of Cash Flows for the years ended June 30, 1997 and 1996...... F-60
  Statement of Changes in Stockholders' Equity for the years ended June
   30, 1997 and 1996...................................................... F-61
  Notes to Financial Statements........................................... F-62
  Report of Weaver and Tidwell, LLP, Independent Certified Public
   Accountants for June 30, 1996 and 1995................................. F-66
  Balance Sheets as of June 30, 1996 and 1995............................. F-67
  Statement of Income for the years ended June 30, 1996 and 1995.......... F-68
  Statement of Cash Flows for the years ended June 30, 1996 and 1995...... F-69
  Statement of Changes in Stockholders' Equity for the years ended June
   30, 1996 and 1995...................................................... F-70
  Notes to Financial Statements........................................... F-71

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

 (The following is the form of the opinion that BDO Seidman, LLP will be in a position to issue upon completion of the reorganization described in Note 11.)

Diversified Food Group, L.L.C. and Subsidiaries
Lincolnwood, Illinois

  We have audited the accompanying consolidated balance sheet of Diversified Food Group, L.L.C. and subsidiaries as of January 2, 1998 and the related consolidated statements of operations, changes in members' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Diversified Food Group, L.L.C. and subsidiaries at January 2, 1998 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          BDO Seidman, LLP

Chicago, Illinois
April 17, 1998

                         INDEPENDENT AUDITORS' REPORT

To the Members of
Diversified Food Group, L.L.C.

We have audited the accompanying consolidated balance sheet of Diversified Food Group, L.L.C. and Subsidiaries as of January 3, 1997, and the related consolidated statements of income, changes in members' equity and cash flows for the initial period from March 25, 1996 through January 3, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the consolidated financial position of Diversified Food Group, L.L.C. and Subsidiaries, as of January 3, 1997, and the consolidated results of their operations and cash flows for the initial period from March 25, 1996 through January 3, 1997, in conformity with generally accepted accounting principles.

                                          Altschuler, Melvoin and Glasser LLP

Chicago, Illinois
May 2, 1997 (except for Note
 6, as to which the date is
 July 31, 1997)

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      PRO FORMA
                                 JANUARY 3,  JANUARY 2,   APRIL 3,    APRIL 3,
                                    1997        1998        1998        1998
                                 ----------- ----------- ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
ASSETS (Note 6)
Current assets
 Cash..........................  $   413,619 $       --  $       --  $       --
 Accounts receivable, trade
  (net of allowance for
  doubtful accounts of $67,000
  in 1997, $349,000 at January
  2, 1998 and $474,000 at
  April 3, 1998)...............    4,618,829  10,442,683   4,964,876   4,964,876
 Inventories (Note 4)..........    1,642,817   4,278,144   6,316,026   6,316,026
 Due from affiliates...........      158,170      58,916      99,557      99,557
 Income tax benefit (Note 7)...          --          --      222,000     222,000
 Deferred income taxes (Note
  7)...........................      121,000      85,000     121,000     577,000
 Other current assets and
  prepaid expenses.............      145,493     243,958     612,468     612,468
                                 ----------- ----------- ----------- -----------
   Total current assets........    7,099,928  15,108,701  12,335,927  12,791,927
                                 ----------- ----------- ----------- -----------
Property and equipment (net of
 accumulated depreciation and
 amortization) (Note 5)........    1,082,533   4,006,584   4,851,418   4,851,418
                                 ----------- ----------- ----------- -----------
Other assets
 Goodwill (net of accumulated
  amortization of $46,846 in
  1997, $514,318 at January 2,
  1998 and $752,588 at April
  3, 1998).....................    3,652,136  25,534,151  31,976,935  31,976,935
 Deferred financing fees (net
  of accumulated amortization
  of $19,193 in 1997, $732,320
  at January 2, 1998 and
  $852,342 at April 3, 1998)...      153,547   3,101,949   4,225,927   4,225,927
 Deferred income taxes (Note
  7)...........................       31,000      89,000     117,000     132,000
 Other.........................       47,447      51,112     171,868     171,513
                                 ----------- ----------- ----------- -----------
   Total other assets..........    3,884,130  28,776,212  36,491,730  36,506,375
                                 ----------- ----------- ----------- -----------
   Total assets................  $12,066,591 $47,891,497 $53,679,075 $54,149,720
                                 =========== =========== =========== ===========
LIABILITIES AND MEMBERS' EQUITY
Current liabilities
 Accounts payable, trade.......  $ 1,235,171 $ 5,447,822 $ 3,548,686 $ 3,548,686
 Accounts payable,
  acquisition..................          --    1,650,626         --          --
 Current portion of long-term
  debt (Note 6)................    1,079,866  29,584,704  33,473,176  33,473,176
 Income taxes payable (Note
  7)...........................      318,500     355,804     112,786     112,786
 Accrued payroll...............      277,452     235,697     371,256     371,256
 Accrued interest..............      106,496     131,169     154,346     154,346
 Member distributions payable..          --       96,540      96,540      96,540
 Other current liabilities and
  accrued expenses.............      226,859     518,512     521,517     521,517
                                 ----------- ----------- ----------- -----------
   Total current liabilities...    3,244,344  38,020,874  38,278,307  38,278,307
                                 ----------- ----------- ----------- -----------
Long-term debt (Note 6)
 Related parties' subordinated
  debt.........................    1,150,000   1,218,280   1,218,280   1,218,280
 Other.........................    5,250,930     164,430     148,670     148,670
                                 ----------- ----------- ----------- -----------
   Total long-term debt........    6,400,930   1,382,710   1,366,950   1,366,950
                                 ----------- ----------- ----------- -----------
Minority interest in
 subsidiaries (Note 1).........      498,932         --          --          --
                                 ----------- ----------- ----------- -----------
Members' and stockholders'
 equity
 Members' equity, 1,148,850
  units issued and outstanding
  at January 3, 1997,
  1,391,090 units issued and
  outstanding at January 2,
  1998 and 1,429,707 units
  issued and outstanding at
  April 3, 1998................    1,922,385   8,487,913  14,033,818         --
 Common stock..................          --          --          --        1,430
 Additional paid-in capital....          --          --          --   14,503,033
                                 ----------- ----------- ----------- -----------
   Total members' and
    stockholders' equity.......    1,922,385   8,487,913  14,033,818  14,504,463
                                 ----------- ----------- ----------- -----------
   Total liabilities and
    members' and stockholders'
    equity.....................  $12,066,591 $47,891,497 $53,679,075 $54,149,720
                                 =========== =========== =========== ===========

          See accompanying notes to consolidated financial statements.

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           INITIAL PERIOD                 QUARTER      QUARTER
                           FROM MARCH 25,  YEAR ENDED      ENDED        ENDED
                            1996 THROUGH   JANUARY 2,    APRIL 4,     APRIL 3,
                           JANUARY 3, 1997    1998         1997         1998
                           --------------- -----------  -----------  -----------
                                                        (UNAUDITED)  (UNAUDITED)
Net sales................    $13,117,359   $36,247,156  $4,091,364   $ 9,782,201
Cost of goods sold.......      8,111,004    26,177,118   3,329,688     7,159,837
                             -----------   -----------  ----------   -----------
    Gross profit.........      5,006,355    10,070,038     761,676     2,622,364
Selling, general and
 administrative expenses
 (Note 3)................      3,219,659     7,902,649   1,373,321     4,125,599
                             -----------   -----------  ----------   -----------
    Income (loss) from
     operations..........      1,786,696     2,167,389    (611,645)   (1,503,235)
                             -----------   -----------  ----------   -----------
Other expense............
  Interest expense.......        250,032     1,487,624     245,028     1,169,978
  Other..................         94,828       116,561      41,891         3,802
                             -----------   -----------  ----------   -----------
                                 344,860     1,604,185     286,919     1,173,780
                             -----------   -----------  ----------   -----------
Income (loss) before
 income taxes and
 minority interest.......      1,441,836       563,204    (898,564)   (2,677,015)
Income tax expense
 (benefit) (Note 7)......        298,883       327,000    (108,634)     (200,000)
                             -----------   -----------  ----------   -----------
  Income (loss) before
   minority interest.....      1,142,953       236,204    (789,930)   (2,477,015)
Minority interest in
 income (loss)...........        200,988       (49,100)    (26,866)          --
                             -----------   -----------  ----------   -----------
    Net income (loss)....    $   941,965   $   285,304  $ (763,064)  $(2,477,015)
                             ===========   ===========  ==========   ===========
Pro forma financial
 information (unaudited)
  Income (loss) before
   income taxes and
   minority interest, as
   presented.............                  $   563,204               $(2,677,015)
  Pro forma adjustment
   for compensation......                     (650,000)                  137,500
  Pro forma (provision)
   benefit for income
   taxes.................                      (73,000)                1,015,000
  Minority interest in
   loss..................                       49,100                       --
                                           -----------               -----------
Pro forma net (loss)
 (unaudited).............                  $  (110,696)              $(1,524,515)
                                           ===========               ===========
Pro forma net (loss) per
 share (unaudited).......                  $      (.09)              $     (1.03)
                                           ===========               ===========
Pro forma net (loss) per
 share--diluted
 (unaudited).............                  $      (.09)              $     (1.03)
                                           ===========               ===========
Weighted averages shares.                    1,276,395                 1,483,687
Weighted average shares--
 diluted.................                    1,276,395                 1,483,687

          See accompanying notes to consolidated financial statements.

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             INITIAL
                           PERIOD FROM
                            MARCH 25,
                              1996                     QUARTER      QUARTER
                             THROUGH     YEAR ENDED     ENDED        ENDED
                           JANUARY 3,    JANUARY 2,    APRIL 4,    APRIL 3,
                              1997          1998         1997        1998
                           -----------  ------------  ----------  -----------
                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES
  Net income (loss)....... $   941,965  $    285,304  $ (763,064) $(2,477,015)
  Adjustments to reconcile
   net income (loss) to
   net cash (used in)
   provided by operating
   activities.............
    Depreciation and
     amortization of
     property, plant and
     equipment............     119,163       466,370      52,254      234,534
    Amortization of
     goodwill.............      46,846       467,472      33,719      238,270
    Amortization of
     deferred financing
     fees recorded as
     interest expense.....      19,193       713,127      57,399      120,022
    Accretion of original
     issue discount.......         --        236,160         --       487,603
    Minority interest in
     net income (loss) of
     subsidiaries.........     200,988       (49,100)    (26,866)         --
    Provision for losses
     on accounts
     receivable...........      67,000       282,000         --       125,000
    Provision for
     inventory write-offs.     180,000       310,221         --       113,255
    Deferred income taxes.     (74,000)      (22,000)        --        22,000
    Changes in operating
     assets and
     liabilities,
     exclusive of business
     acquisitions.........
      Accounts receivable.  (3,651,916)   (4,068,513)  2,749,253    6,068,175
      Inventories.........    (392,219)     (399,346)   (872,763)  (1,372,023)
      Income tax benefit..         --            --          --      (222,000)
      Other assets........     (75,948)     (102,130)     61,694     (248,942)
      Accounts payable....     854,336     1,353,158     468,592   (3,964,329)
      Income taxes
       payable............     309,000        37,304    (160,650)    (243,018)
      Accrued payroll.....     114,478       (41,755)   (167,164)     135,559
      Accrued interest....     106,496        24,673     (26,325)      23,177
      Other current
       liabilities and
       accrued expenses...     107,427       388,193     (14,745)    (220,734)
                           -----------  ------------  ----------  -----------
        Net cash (used in)
         provided by
         operating
         activities.......  (1,127,191)     (118,862)  1,391,334   (1,180,466)
                           -----------  ------------  ----------  -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES
  Acquisition of
   subsidiaries...........    (514,488)  (17,498,789)        --    (6,566,669)
  Purchases of property
   and equipment..........     (92,236)   (1,536,094)   (135,663)    (561,243)
                           -----------  ------------  ----------  -----------
        Net cash used in
         investing
         activities.......    (606,724)  (19,034,883)   (135,663)  (7,127,912)
                           -----------  ------------  ----------  -----------

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

                             INITIAL
                           PERIOD FROM
                            MARCH 25,
                              1996
                             THROUGH    YEAR ENDED
                           JANUARY 3,   JANUARY 2,   QUARTER ENDED QUARTER ENDED
                              1997         1998      APRIL 4, 1997 APRIL 3, 1998
                           -----------  -----------  ------------- -------------
                                                             (UNAUDITED)
CASH FLOWS FROM FINANCING
 ACTIVITIES
  Due (from) affiliates..  $  (158,170) $    99,254   $   158,170   $   (40,641)
  Payment of financing
   costs.................     (292,740)  (3,661,529)          --     (1,244,000)
  Members contributions..      980,420       31,680         7,920         7,920
  Members distributions..          --    (2,263,079)   (1,269,212)          --
  Due from members.......          --    (1,948,377)          --            --
  Net borrowings
   (payments) on
   revolving lines-of-
   credit................    1,751,357    3,835,270      (358,341)    1,600,000
  Proceeds from long-term
   debt..................      400,000   29,075,682           --      8,000,000
  Repayment of long-term
   debt..................     (533,333)  (6,428,775)     (207,827)      (14,901)
                           -----------  -----------   -----------   -----------
        Net cash provided
         by (used in)
         financing
         activities......    2,147,534   18,740,126    (1,669,290)    8,308,378
                           -----------  -----------   -----------   -----------
Net increase (decrease)
 in cash.................      413,619     (413,619)     (413,619)          --
Cash, at beginning of
 period..................          --       413,619       413,619           --
                           -----------  -----------   -----------   -----------
Cash, at end of period...  $   413,619  $       --    $       --    $       --
                           ===========  ===========   ===========   ===========
  Supplemental disclosure
   of cash flow
   information...........
  Cash paid during the
   year for
    Interest.............  $   149,431  $ 1,068,702   $   271,353   $   783,991
    Income taxes.........  $    13,057  $   289,696   $       --    $   235,000
                           ===========  ===========   ===========   ===========
Supplemental Schedule of
 Noncash Investing and
 Financing Activities
  In conjunction with
   business acquisitions,
   the Company used cash
   and stock as follows:
    Fair value of assets
     acquired, excluding
     cash................  $ 5,999,557  $21,367,695   $       --    $ 9,019,975
    Less liabilities
     assumed and created
     upon acquisition....   (5,485,069)  (3,868,906)          --       (638,306)
    Stock issued.........          --           --            --     (1,815,000)
                           -----------  -----------   -----------   -----------
Net cash paid............  $   514,488  $17,498,789   $       --    $ 6,566,669
                           ===========  ===========   ===========   ===========

  During the year ended January 2, 1998, the Company completed minority shareholder roll-ups, whereby the minority shareholders of Restauranic and Classic exchanged minority interests with a net book value of $449,832 and notes payable of $950,000 for membership interests in DFG valued at $6,960,000, resulting in additional goodwill of $5,560,168.

  During the year ended January 2, 1998, the Company, as part of a $6,000,000 debt financing, issued warrants to purchase membership interests in the Company at less than market value, resulting in an original issue discount ("OID") of $3,500,000 (Note 6).

  During the quarter ended April 3, 1998, the Company, as part of an $8,000,000 debt financing, issued warrants to purchase membership interests in the Company at less than market value, resulting in OID of $6,200,000 (Note
6).

         See accompanying notes to consolidated financial statements.

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

                                                                       TOTAL
                                 UNITS     MEMBERS'     DUE FROM      MEMBERS
                              OUTSTANDING   EQUITY       MEMBERS      EQUITY
                              ----------- -----------  -----------  -----------
Members' initial
 contributions..............   1,000,000  $   775,000  $       --   $   775,000
Members' contributions......     148,850      205,420          --       205,420
Net income..................         --       941,965          --       941,965
                               ---------  -----------  -----------  -----------
Balance, at January 3, 1997.   1,148,850    1,922,385          --     1,922,385
Members' distributions (Note
 2).........................         --    (2,263,079)         --    (2,263,079)
Members' contributions......      17,240       31,680          --        31,680
Original issue discount
 (Note 6)...................         --     3,500,000          --     3,500,000
Minority shareholder roll-up
 (Note 1)...................     225,000    6,960,000          --     6,960,000
Net income..................         --       285,304          --       285,304
Advances to members (Note
 2).........................         --           --    (1,948,377)  (1,948,377)
                               ---------  -----------  -----------  -----------
Balance, at January 2, 1998.   1,391,090   10,436,290   (1,948,377)   8,487,913
Members' contributions......         --         7,920          --         7,920
Membership interests issued
 in conjunction with the
 Sweet Shop acquisition
 (Note 1)...................      38,617    1,815,000          --     1,815,000
Original issue discount
 (Note 6)...................         --     6,200,000          --     6,200,000
Net loss....................         --    (2,477,015)         --    (2,477,015)
                               ---------  -----------  -----------  -----------
Balance, at April 3, 1998
 (Unaudited)................   1,429,707  $15,982,195  $(1,948,377) $14,033,818
                               =========  ===========  ===========  ===========



          See accompanying notes to consolidated financial statements.

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INFORMATION AS OF APRIL 3, 1998 AND FOR THE QUARTERS ENDED
                 APRIL 4, 1997 AND APRIL 3, 1998 IS UNAUDITED)

1. ORGANIZATION

  On March 25, 1996, Diversified Food Group L.L.C. (the "Company" or "DFG"), located in Lincolnwood, Illinois, was formed as a Delaware limited liability company to acquire majority ownership in food processing and distribution companies. The Company shall continue until December 31, 2016 unless sooner terminated as provided by the operating agreement.

 Restauranic Acquisition

  In July 1996, the Company acquired 80% of the common stock of Restauranic, Inc. ("Restauranic") from its stockholders for $5,025,000 (consisting of the assumption of long-term debt of $3,200,000, the assumption of $375,000 of subordinated notes payable to the stockholders, the issuance of $500,000 of common stock and $950,000 of additional subordinated notes payable to stockholders). Restauranic manufactures and distributes appetizers and related food products. Products are sold primarily to food distributors, hotels and restaurants located throughout the United States. Operations are conducted from leased facilities located in Chicago, Illinois. This transaction was accounted for under the purchase method of accounting. The accompanying financial statements include the results of this business acquisition since July 3, 1996. The purchase price exceeded the fair value of the net assets acquired by $3,626,055, which is being amortized over 40 years on the straight-line method.

  In October 1997, the 20% minority shareholders exchanged their ownership interests in Restauranic and the $950,000 subordinated notes from DFG for 145,620 membership units in DFG with a fair value of $4,560,000. As a result of the acquisition of the minority interest, goodwill of $3,191,834 was recognized and is being amortized over 40 years on the straight-line method.

 Classic Acquisition

  During October 1996, DFG acquired the title and interest of Merrill Lynch Business Financial Services, Inc. in and to the debt of Mrs. Prindable, Inc. ("Mrs. Prindable") for $225,000. Such rights, title and interest included a security interest in the assets of Mrs. Prindable and its affiliate, Classic Kettle Company, Inc. ("Classic Kettle").

  Also during October 1996, Mrs. Prindable and Classic Kettle executed an assignment for the benefit of creditors, whereby the assignee sold the assets of such corporations to DFG for $35,200 in cash and two promissory notes payable to the assignee aggregating $160,000. The excess of the fair value of the assets acquired over the cost basis amounted to approximately $180,000.

  In conjunction with these transactions, DFG contributed the assets of Mrs. Prindable and Classic Kettle to an 85%-owned limited liability company, Classic Confectionary, L.L.C. ("Classic") (formed on October 16, 1996), and Classic assumed certain liabilities of Mrs. Prindable and Classic Kettle aggregating $300,069. Classic designs, manufactures and distributes gourmet apples, related caramel-based products and other confectionary products. Products are sold primarily to retail establishments located throughout the United States. Operations are conducted from leased facilities located in Lincolnwood, Illinois. These transactions were accounted for under the purchase method of accounting and the accompanying financial statements include the results of this business acquisition since October 16, 1996.

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

          (INFORMATION AS OF APRIL 3, 1998 AND FOR THE QUARTERS ENDED
                 APRIL 4, 1997 AND APRIL 3, 1998 IS UNAUDITED)


  In October 1997, the 15% minority shareholders of Classic exchanged their ownership interests in Classic with DFG for 79,380 membership units in DFG with a fair value of $2,400,000. As a result of the acquisition of the minority interest, goodwill of $2,368,334 was recognized and is being amortized over 15 years on the straight-line method.

 Great American Ice Cream

  In March 1997, the Great American Ice Cream Company ("GAIC"), a wholly owned subsidiary of DFG, was formed as a Delaware limited liability company to co-pack and distribute ice cream products. The product is sold to one customer whose retail establishments are located throughout the United States. Operations are conducted from leased facilities located in Lincolnwood, Illinois.

 Cohen's Acquisition

  In October 1997, DFG acquired the assets of Cohen's Famous Frozen Foods, Inc. ("Cohen") for $17,100,467 in cash, $1,218,280 of convertible subordinated debentures (Note 6) and $2,650,626 (of which $1,000,000 was paid prior to January 2, 1998) in amounts payable subsequent to year end. In addition, the sellers entered into employment agreements with the Company (Note 9) and were granted options to purchase 63,620 membership units in DFG at $47.00 per unit as part of their employment agreements. Cohen produces and sells a full line of frozen hors d'oeuvre products. Products are sold primarily to commercial entities throughout the United States. Operations are conducted from leased facilities located in Newark, New Jersey. The acquisition has been accounted for by the purchase method of accounting. The purchase price exceeded the fair value of the net assets acquired by $16,245,322, which is being amortized over 40 years on the straight-line method. The accompanying financial statements include the results of Cohen since the acquisition date.

 Sweet Shop Acquisition

  Effective January 23, 1998, the Company acquired the stock of Sweet Shop Candies, Inc. ("Sweet Shop") for a purchase price of $9,019,975 (excluding any contingent earn-out) consisting of $6,566,669 in cash, 38,617 membership units of the Company at an exercise price of $47.00 per unit and the assumption of liabilities of $638,306. The agreement also includes an earn-out amount equal to the amount by which EBITDA, as defined in the agreement, for Sweet Shop for the period from July 1, 1998 through June 30, 1999 exceeds $950,000. The earn-out amount will be paid in the form of additional membership units of the Company and will be recorded as additional goodwill related to the purchase. Sweet Shop manufactures and distributes fine handmade chocolates. Products are sold primarily to retail establishments throughout the United States. Operations are conducted from leased facilities located in Fort Worth, Texas. In conjunction with the acquisition of Sweet Shop, the Company borrowed an additional $8,000,000 from Madeleine, L.L.C. (Note 6). The purchase price exceeded the fair value of the net assets acquired by $6,551,058, which is being amortized over 25 years on the straight-line method.

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

          (INFORMATION AS OF APRIL 3, 1998 AND FOR THE QUARTERS ENDED
                 APRIL 4, 1997 AND APRIL 3, 1998 IS UNAUDITED)


  The summarized unaudited pro forma results operations as set forth below for the years ended January 3, 1997 and January 2, 1998 and the quarters ended April 4, 1997 and April 3, 1998 assume the acquisitions in the years January 3, 1997 and January 2, 1998 and the quarter ended April 3, 1998 occurred as of the beginning of the year ended January 3, 1997.

                                     YEAR ENDED            QUARTER ENDED
                               ----------------------- -----------------------
                               JANUARY 3,  JANUARY 2,   APRIL 4,    APRIL 3,
                                  1997        1998        1997        1998
                               ----------- ----------- ----------  -----------
      Net sales............... $42,444,091 $53,514,989 $7,590,771  $10,308,923
                               =========== =========== ==========  ===========
      Net income (loss)....... $ 1,378,071 $    87,288 $ (937,895) $(2,588,524)
                               =========== =========== ==========  ===========
      Pro forma net income
       (loss) per share....... $       .96 $       .06 $     (.66) $     (1.81)
                               =========== =========== ==========  ===========
      Pro forma net income
       (loss) per share--
       diluted................ $       .82 $       .08 $     (.66) $     (1.81)
                               =========== =========== ==========  ===========

2. SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements included the accounts of DFG and its wholly owned subsidiaries, Restauranic, Classic, GAIC and Cohen (jointly, the Companies). All significant intercompany transactions and balances have been eliminated.

 Pro Forma Information (Unaudited)

  DFG will initiate certain events (the "Reorganization") in connection with an initial public offering of common stock (see Note 11--"Reorganization").

  Concurrently with the Reorganization, DFG will terminate its limited liability company status and will become subject to federal and state income taxes. The accompanying consolidated statements of operations reflect a pro forma provision for income taxes for the year ended January 2, 1998 and the quarter ended April 3, 1998, based upon pretax loss as if the consolidated group discussed above had been subject to federal and state income taxes. The difference between the statutory and estimated effective tax rate is due to state income taxes (6%) at both January 2, 1998 and April 3, 1998 and nondeductible goodwill amortization of approximately $250,000 for the year ended January 2, 1998. In connection with termination of its limited liability company status, DFG will record a net deferred tax asset and accompanying tax benefit to reflect the differences in the financial statement and income tax bases of the assets and liabilities which principally related to inventory reserves $(236,000), allowance for doubtful accounts $(173,000), depreciation $(43,000), and other accruals $(19,000). If the limited liability company status had terminated on April 3, 1998, the net deferred tax asset that would have been recognized would have been approximately $471,000.

  The accompanying consolidated statements of operations also reflect a pro forma provision for executive compensation for the year ended January 2, 1998 and the quarter ended April 3, 1998, based on the terms of employment agreements to be entered into in conjunction with the initial public offering.

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

          (INFORMATION AS OF APRIL 3, 1998 AND FOR THE QUARTERS ENDED
                 APRIL 4, 1997 AND APRIL 3, 1998 IS UNAUDITED)


  Pro forma net loss per share is based on pro forma net loss and the weighted average number of shares of common stock outstanding adjusted to include the estimated number of shares (63,429) being sold by DFG which would be necessary to fund the distributions and advances in excess of earnings totaling $2,984,187.

  Supplementary pro forma net income (loss) per share for the year ended January 2, 1998 and the quarter ended April 3, 1998 of $.15 and $(.47), respectively, is based upon the weighted average number of shares of stock used in the calculation of pro forma income (loss) per share increased by the sale of 74,000 and 408,000 shares, respectively, the proceeds of which would be necessary to repay approximately $10,600,000 and $14,000,000, respectively, of the Company's senior and subordinated debt. Net loss has been adjusted to exclude the related financing and interest expenses of the debt.

  The pro forma balance sheet as of April 3, 1998 reflects the termination of the limited liability company status and establishment of the net deferred tax asset.

 Accounting Period

  The Companies maintain an accounting year which ends on the Friday closest to December 31.

 Interim Financial Information

  Interim financial information is reported using 13-week quarters with the operating results through the Friday closest to the quarter end.

  The unaudited balance sheet as of April 3, 1998, and the unaudited statements of operations and cash flows for the quarters ended April 4, 1997 and April 3, 1998, and the unaudited statement of members' equity for the quarter ended April 3, 1998 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's financial position, results of operations and cash flows. Operating results for the quarter ended April 3, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending January 1, 1999. The footnotes related to such periods are also unaudited.

 Inventories

  Inventories are stated at the lower of cost, determined on the first-in, first-out ("FIFO") basis, or market.

 Property and Equipment

  Property and equipment are stated at cost or acquisition cost. Depreciation and amortization are computed using straight-line and accelerated methods over the estimated useful lives of the assets between 5 to 10 years.

 Deferred Charges and Goodwill

  Loan commitment fees and other costs of obtaining financing are amortized by the straight-line method over the life of the related debt.

  Goodwill is amortized using the straight time method over periods of 15 to 40 years. The ongoing recoverability of goodwill is monitored based on an analysis of appropriate operating unit performance and consideration of significant events or changes in the overall business environment.

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

          (INFORMATION AS OF APRIL 3, 1998 AND FOR THE QUARTERS ENDED
                 APRIL 4, 1997 AND APRIL 3, 1998 IS UNAUDITED)


 Due From Members

  Under the Company's operating agreement, the Company may make distributions to its members to enable them to pay federal and state income taxes on their share of taxable income, as well as make discretionary distributions. Due from members at January 2, 1998 represents distributions for estimated 1998 tax payments.

 Revenue Recognition

  The Company recognizes revenue and the related costs when product is shipped.

 Income Taxes

  As limited liability companies, DFG, Classic, GAIC and Cohen are not subject to federal income taxes, and their income is allocated to and reported in the tax returns of their members. Accordingly, no liability or provision for federal and deferred income taxes attributable to these operations is included in the accompanying financial statements. The taxable income of DFG, Classic and GAIC is, however, subject to Illinois replacement tax.

  Restauranic is a C corporation and, thus, accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes". Under SFAS 109, deferred tax assets and liabilities are recorded based on differences between financial reporting and tax bases of assets and liabilities, using tax rates in effect when these differences are expected to reverse.

 Earnings Per Share

  In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share", which the Company has adopted. Pursuant to SFAS 128, the Company has reported "basic" earnings per share ("EPS") and "diluted" EPS. Basic EPS is calculated by dividing the income available to members by the weighted average number of members' units outstanding for the period, without consideration for potentially dilutive securities. Diluted EPS is calculated by dividing the income available to members by the weighted average number of members' units and members' unit equivalents (if dilutive) outstanding during the year. Historical net income (loss) per share has been presented only in a footnote as such amounts are not deemed meaningful.

 Financial Instruments

  Financial instruments which potentially subject the Company to concentrations of risk consist principally of cash and accounts receivable. The carrying values reflected in the balance sheets reasonably approximate the fair values for cash, accounts receivable and accounts payable and due from members because of the short-term maturity of these financial instruments. Based upon current borrowing rates available to the Company, estimated fair values of debt approximate their recorded amounts.

 Reclassification

  Certain prior-year amounts have been reclassified in order to conform to the current year's financial statement presentation.

 Estimates

  The consolidated financial statements include estimated amounts and disclosures based on management's assumptions about future events. Actual results may differ from those estimates.

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

          (INFORMATION AS OF APRIL 3, 1998 AND FOR THE QUARTERS ENDED
                 APRIL 4, 1997 AND APRIL 3, 1998 IS UNAUDITED)


 Recent Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income". The new standard discusses how to report and display comprehensive income and its components. This standard is effective for years beginning after December 15, 1997. This statement does not apply to the Company's consolidated financial statements.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". This standard requires enterprises to report information about operating segments, their products and services, geographic areas, and major customers. This standard is effective for years beginning after December 15, 1997. When the Company adopts this statement, it is not expected to have a material impact on the presentation of the Company's consolidated financial statements.

3. RELATED PARTY TRANSACTIONS

 Officers' Compensation

  Included in selling, general and administrative expense is compensation to the Company's principal officers of $741,908 for the period ended January 3, 1997, $0 for the year ended January 2, 1998, $0 for the quarter ended April 4, 1997 and $300,000 for the quarter ended April 3, 1998.

 Deferred Financing

  During 1998, the Company paid debt financing fees to affiliates of approximately $1,200,000 related to the refinancing of the senior credit facility and subordinated indebtedness (Note 6).

 Leases

  As disclosed in Note 8, the Company had various operating leases with related parties.

 Consulting Fees

  Effective January 3, 1998, the Company's Chief Operating Officer ("COO") was granted options to buy 98,765 membership units at an exercise price per unit of $47.00. Prior to becoming an officer of the Company, the COO was a consultant retained by the Company to assist with the CIBC and Madeleine, L.L.C. financings and the purchase of Cohen. Fees related to his services totaling $125,577 have been fully amortized during the year ended January 2, 1998.

4. INVENTORIES

  Inventories consist of the following:

                                            JANUARY 3,  JANUARY 2,   APRIL 3,
                                               1997        1998        1998
                                            ----------  ----------  -----------
                                                                    (UNAUDITED)
      Raw materials........................ $  822,575  $  823,133  $1,165,797
      Packaging materials..................    348,738     738,568   1,486,850
      Work-in progress.....................        --      103,753      70,118
      Finished goods.......................    651,504   3,102,911   4,196,737
                                            ----------  ----------  ----------
                                             1,822,817   4,768,365   6,919,502
      Less allowance for excess and slow-
       moving inventories..................   (180,000)   (490,221)   (603,476)
                                            ----------  ----------  ----------
                                            $1,642,817  $4,278,144  $6,316,026
                                            ==========  ==========  ==========

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

          (INFORMATION AS OF APRIL 3, 1998 AND FOR THE QUARTERS ENDED
                 APRIL 4, 1997 AND APRIL 3, 1998 IS UNAUDITED)


5. PROPERTY AND EQUIPMENT

  Property and equipment, stated at cost or acquisition cost, consist of the following:

                                         JANUARY 3,   JANUARY 2,    APRIL 3,
                                            1997         1998         1998
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
      Furniture and fixtures............ $   243,062  $   499,751  $   889,094
      Vehicles..........................      68,166      176,083      202,254
      Equipment.........................   1,445,856    3,340,589    4,840,877
      Leasehold improvements............   1,454,951    2,586,033    3,177,775
                                         -----------  -----------  -----------
                                           3,212,035    6,602,456    9,110,000
      Less accumulated depreciation and
       amortization.....................  (2,129,502)  (2,595,872)  (4,258,582)
                                         -----------  -----------  -----------
                                         $ 1,082,533  $ 4,006,584  $ 4,851,418
                                         ===========  ===========  ===========

6. LONG-TERM DEBT

  Long-term debt consists of the following:

                                          JANUARY 3, JANUARY 2,    APRIL 3,
                                             1997       1998         1998
                                          ---------- -----------  -----------
                                                                  (UNAUDITED)
      Borrowings from Canadian Imperial
       Bank of Commerce ("CIBC") (a)
        Term loan........................ $      --  $23,000,000  $23,000,000
        Revolving line-of-credit.........        --    3,835,270    5,435,270
      Borrowings from Madeleine, L.L.C.
       ("Madeleine") (b)
        Term loan........................        --    6,152,826   14,441,639
        Orignial issue discount, net.....        --   (3,416,666)  (9,417,856)
      Borrowings from Harris Trust and
       Savings Bank ("Harris") (c)
        Revolving credit loan............  1,549,357         --           --
        Term loan........................  3,050,000         --           --
      Borrowings from the Northern Trust
       Company ("Northern") (d)
        Revolving credit loan............  1,400,000         --           --
        Term loan........................    191,667         --           --
      Convertible subordinated note
       payable to Cohen's (Note 1);
       convertible into 38,300 membership
       units in DFG at $47.00 per
       membership unit, interest at 8.5%,
       principal and accrued and unpaid
       interest due October 9, 2002.             --    1,218,280    1,218,280
      Notes payable to minority
       stockholders of Restauranic,
       interest at the prime rate. Debt
       was paid off as part of the
       minority shareholder roll-up (Note
       1)................................    950,000         --           --
      Promissory note payable to related
       party, bearing interest at the
       prime rate. Debt was paid off in
       1997 as part of the refinancing...    200,000         --           --
      Other notes payable................    139,772     177,704      162,793
                                          ---------- -----------  -----------
                                           7,480,796  30,967,414   34,840,126
      Less current portion...............  1,079,866  29,584,704   33,473,176
                                          ---------- -----------  -----------
                                          $6,400,930 $ 1,382,710  $ 1,366,950
                                          ========== ===========  ===========

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

          (INFORMATION AS OF APRIL 3, 1998 AND FOR THE QUARTERS ENDED
                 APRIL 4, 1997 AND APRIL 3, 1998 IS UNAUDITED)

--------
(a) The senior loan and security agreement with CIBC, executed on October 16, 1997, provides for quarterly principal reductions of the term loan in varying amounts of $431,250 to $1,437,500 from June 1998 through March 2004, the termination date. The revolving line-of-credit provides for maximum borrowings of $9,000,000 (limited to the sum of (i) 85% of the eligible accounts receivable and (ii) 50% of the eligible inventories) through the termination date. The total available under the line-of-credit at January 2, 1998 was $5,164,730. Interest rates on the term loans and revolving line-of-credit are, at DFG's option, either (a) the Eurodollar Rate or (b) the greater of the prime rate or Federal Funds Rate plus .5%. The average interest rate incurred on the term loan and line-of-credit as of January 2, 1998 was 10.8%.
  The senior loan and security agreement was issued with 48,460 detachable warrants to purchase membership units at $32.00 per unit. The warrants are exercisable from the date of issuance through October 2002 (Note 10).
(b) On October 23, 1997, DFG entered into a subordinated term loan agreement with Madeleine for $6,000,000 that was issued with detachable warrants to purchase 165,710 membership interests of the Company at $7.04 per unit (Note 10). The warrants are exercisable from October 1997 (with the exception of 23,670 warrants exercisable after October 2002) through the earlier of the date that is three months after an initial public offering or October 2004. The debt has been discounted and the original issue discount of $3,500,000 is being amortized over the life of the debt for the difference between the fair market value of the warrants and their stated exercise price. All accrued principal and interest is due in October 2004. The interest rate on the term loan is at either (a) the cash payable rate or (b) the payment-in-kind rate as defined by the agreement. The effective interest rate as of January 2, 1998 was 24.7%.
  On February 27, 1998, the Company signed an amendment to its subordinated term loan agreement with Madeleine and borrowed an additional $8,000,000 and issued detachable warrants to purchase 164,587 membership interests of the Company at $7.04 per unit. The warrants are exercisable from the date of issuance through the earlier of the date that is three months after an initial public offering or October 2004 (Note 10). The debt has been discounted and the original issue discount of $6,200,000 is being amortized over the life of the debt for the difference between the fair market value of the warrants and their stated exercise price. All accrued principal and interest is due October 2004. Interest rates on the term loan are at either
  (a) the cash payable rate or (b) the payment-in-kind rate, as defined in the Agreement.
  There are early termination fees related to the Madeleine debt of approximately $2,500,000 payable on the date the Company consummates an initial public offering or in certain other circumstances as defined in the agreement. In addition, the Company must pay a prepayment fee equal to 2.5% of the principal amount being repaid.
(c) The loan and security agreement with Harris provided for maximum aggregate borrowings of $6,700,000. The revolving credit loan provided for maximum borrowings of $3,500,000 with interest, at Restauranic's option, at either
    (a) Harris's prime rate or (b) the LIBOR rate plus 1.5%. The loan was repaid in 1997 in conjunction with the CIBC agreement.
(d) Outstanding borrowings under the revolving credit and term loans with Northern were collateralized by all of Classic's assets and additionally guaranteed in various amounts by DFG and various related and unrelated parties with interest at 8%. The borrowings were repaid in 1997.

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

          (INFORMATION AS OF APRIL 3, 1998 AND FOR THE QUARTERS ENDED
                 APRIL 4, 1997 AND APRIL 3, 1998 IS UNAUDITED)


  Aggregate maturities of long-term debt are as follows:

                                                       JANUARY 2,    APRIL 3,
                                                          1998         1998
                                                       -----------  -----------
                                                                    (UNAUDITED)
      Year ending
        1998.......................................... $33,001,370  $42,891,032
        1999..........................................      60,442       57,711
        2000..........................................      45,466       27,119
        2001..........................................      16,221       16,221
        2002 and thereafter...........................   1,260,601    1,265,899
                                                       -----------  -----------
                                                        34,384,080   44,257,982
      Unaccreted original issue discount..............  (3,416,666)  (9,417,856)
                                                       -----------  -----------
                                                       $30,967,414  $34,840,126
                                                       ===========  ===========

  In the quarter in which the initial public offering is completed, there will be an additional interest charge of approximately $16,000,000 to reflect the write-off of unamortized original issue discount, the write-off of deferred financing costs, the early termination fees and the prepayment fee.

  The senior term loan and revolving line-of-credit are collateralized by substantially all the assets of DFG. The terms of the senior credit facility and subordinated indebtedness require the Company to maintain certain financial ratios and to comply with certain covenants, including financial ratios relating to EBITDA and capital expenditures. As of January 2, 1998 and April 3, 1998 the Company was not in compliance with these financial ratios. The Company has received from the lenders a waiver for non-compliance with these covenants for Fiscal 1997 and Fiscal 1998 until August 31, 1998. The Company intends to repay all indebtedness outstanding under the senior credit facility and subordinated indebtedness using a portion of the net proceeds of the initial public offering and the proposed senior credit facility (Note 11-- Reorganization). The senior credit facility and the subordinated indebtedness have been classified as short-term obligations in the Company's consolidated financial statements as a result of these covenant violations.

7. INCOME TAXES

  The composition of taxes on income (loss) is as follows:

                                     PERIOD     YEAR      QUARTER     QUARTER
                                     ENDED     ENDED       ENDED       ENDED
                                    JANUARY   JANUARY    APRIL 4,    APRIL 3,
                                    3, 1997   2, 1998      1997        1998
                                    --------  --------  ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
      Current
        Federal.................... $302,035  $286,000   $ (87,993)  $(180,000)
        State and local............   70,848    63,000     (20,641)    (42,000)
                                    --------  --------   ---------   ---------
          Total current............  372,883   349,000    (108,634)   (222,000)
                                    --------  --------   ---------   ---------
      Deferred
        Federal....................  (49,000)  (15,000)        --       15,000
        State and local............  (25,000)   (7,000)        --        7,000
                                    --------  --------   ---------   ---------
          Total deferred...........  (74,000)  (22,000)        --       22,000
                                    --------  --------   ---------   ---------
          Total taxes on income
           (loss).................. $298,883  $327,000   $(108,634)  $(200,000)
                                    ========  ========   =========   =========

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

          (INFORMATION AS OF APRIL 3, 1998 AND FOR THE QUARTERS ENDED
                 APRIL 4, 1997 AND APRIL 3, 1998 IS UNAUDITED)


  The Company's effective tax rate was different than the statutory income tax rate for the following reasons:

                                     PERIOD      YEAR      QUARTER     QUARTER
                                      ENDED     ENDED       ENDED       ENDED
                                     JANUARY   JANUARY    APRIL 4,    APRIL 3,
                                     3, 1997   2, 1998      1997        1998
                                    ---------  --------  ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
      Computed tax at statutory
       rates on income (loss)
       before taxes and minority
       interests..................  $ 490,224  $191,489   $(305,511)  $(910,185)
      State and local taxes, net
       of federal income tax
       benefit....................    106,060    30,000     (47,000)   (141,000)
      Nontaxable limited liability
       company (earnings) loss....   (301,762)  (15,111)    213,877     815,185
      Permanent differences,
       primarily goodwill.........      4,361    90,000      30,000      34,000
      Other.......................        --        --          --        2,000
                                    ---------  --------   ---------   ---------
          Total...................  $ 298,883  $327,000   $(108,634)  $(200,000)
                                    =========  ========   =========   =========

  The net deferred tax assets and liabilities recorded on the consolidated balance sheets as of January 3, 1997, January 2, 1998 and April 3, 1998 are comprised of the following:

                                                   JANUARY  JANUARY   APRIL 3,
                                                   3, 1997  2, 1998     1998
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
      Deferred tax assets
        Inventory reserve......................... $ 70,000 $ 63,000  $ 63,000
        Allowance for doubtful accounts...........   16,000    8,000     8,000
        Accrued vacation pay......................   19,000    3,000     3,000
        Depreciation..............................   31,000   89,000   126,000
        Other.....................................   16,000   11,000    38,000
                                                   -------- --------  --------
                                                   $152,000 $174,000  $238,000
                                                   ======== ========  ========

8. LEASE COMMITMENTS

  The Company rents facilities under leases expiring at various dates through 2003. Certain of the leases stipulate payment of real estate taxes and other occupancy expenses and certain leases are with related parties. In conjunction with one of the related party leases, the Company has an irrevocable letter of credit totaling $548,000 related to the construction of a new facility. The Company also leases vehicles under agreements expiring through 2000.

  Future minimum lease payments under the aforementioned leases approximated the following:

                                   AT JANUARY 2, 1998                AT APRIL 3, 1998
                            -------------------------------- --------------------------------
   PERIOD ENDING             RELATED   UNRELATED    TOTAL     RELATED   UNRELATED    TOTAL
   -------------            ---------- ---------- ---------- ---------- ---------- ----------
   1999.................... $  846,000 $  254,000 $1,100,000 $  850,000 $  159,000 $1,009,000
   2000....................    794,000    254,000  1,048,000    899,000    254,000  1,153,000
   2001....................    657,000    236,000    893,000    666,000    227,000    893,000
   2002....................    455,000    218,000    673,000    578,000    218,000    796,000
   2003....................    418,000     73,000    491,000    316,000    145,000    461,000
                            ---------- ---------- ---------- ---------- ---------- ----------
                            $3,170,000 $1,035,000 $4,205,000 $3,309,000 $1,003,000 $4,312,000
                            ========== ========== ========== ========== ========== ==========

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

          (INFORMATION AS OF APRIL 3, 1998 AND FOR THE QUARTERS ENDED
                 APRIL 4, 1997 AND APRIL 3, 1998 IS UNAUDITED)


  Rent expense for the period ended January 3, 1997 was $322,000, for the year ended January 2, 1998 was $515,000, and for the quarters ended April 4, 1997 and April 3, 1998 was $136,000 and $245,000, respectively, of which $78,000 was to related parties for the period ended January 3, 1997, $283,000 for the year ended January 2, 1998, and $39,000 and $98,000 for the quarters ended April 4, 1997 and April 3, 1998, respectively.

9. COMMITMENTS AND OTHER MATTERS

  (a) The Company has employment and noncompete agreements with nine employees, including five members, which expire at various dates through October 2003. The aggregate commitment for future salaries, excluding bonuses, under these agreements is approximately $3,990,000. The following amounts apply to each year as follows: 1998--$1,065,000; 1999--$1,032,000; 2000--
$843,000; 2001--$550,000; 2002--$354,000; and 2003--$146,000. Some of the
agreements automatically renew for one- and two-year terms unless cancelled by either party at least 30 days prior to the current term's expiration.

  (b) If certain of the Company's members desire to sell any of the Company's membership units, the Company has an initial right of first refusal to purchase the offered membership units. If the Company does not exercise its right to purchase all the offered membership units, the principal member has the right to purchase the offered membership units not purchased by the Company.

10. MEMBERS' EQUITY

 Outstanding Options

  In conjunction with the acquisition of Cohen, the Company has granted options to purchase 63,620 membership units between October 1999 and October 2009 at an exercise price per unit of $47.00. These options vest over four years beginning on the second anniversary of the grant date.

  The Company has granted options to certain employees to buy 165,401 membership units at an exercise price per unit of $21.57 to $47.00. These options vest ratably over five years and expire after 10 years.

  As of April 3, 1998 options for 5,264 membership units are exercisable.

 Outstanding Warrants

  In conjunction with the CIBC and Madeleine debt financing, the Company issued warrants to purchase 214,170 membership units as of January 2, 1998 (378,757 as of April 3, 1998). The terms of the warrants are as follows:

               UNITS                         DATE                                    EXERCISE
             UNDERLYING                   EXERCISABLE                                 PRICE
             ----------                  -------------                               --------
              48,460                     October 1997                                 $32.00
             142,040                     October 1997                                 $ 7.04
              23,670                     October 2002                                 $ 7.04
             164,587                     February 1998                                $ 7.04

  As of January 2, 1998 warrants for 190,500 membership units are exercisable (355,087 as of April 3, 1998).

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

          (INFORMATION AS OF APRIL 3, 1998 AND FOR THE QUARTERS ENDED
                 APRIL 4, 1997 AND APRIL 3, 1998 IS UNAUDITED)


 Options

  The Company accounts for options under APB Opinion No. 25, under which no compensation cost is recognized when exercise price equals or exceeds the fair value at the date of grant. Had compensation cost been determined consistent with FASB Statement No. 123, the Company's net loss and loss per share would have been reduced to the following pro forma amounts:

                                                     YEAR ENDED
                                                     JANUARY 2,  QUARTER ENDED
                                                        1998     APRIL 3, 1998
                                                     ----------  -------------
      Pro forma net (loss)
        As reported................................. $(110,696)   $(1,524,515)
        Pro forma...................................  (146,000)    (1,599,000)
      Pro forma net (loss) per share, basic and
       diluted
        As reported.................................      (.09)         (1.03)
        Pro forma...................................      (.11)         (1.08)

                                                             WEIGHTED AVERAGE
                                                           ---------------------
                                                           EXERCISE   REMAINING
                                  MEMBERSHIP   EXERCISE      PRICE   CONTRACTUAL
                                    UNITS        PRICE     PER SHARE LIFE--YEARS
                                  ---------- ------------- --------- -----------
      Outstanding, at January 3,
       1997
        Granted.................    89,938   $21.57-$47.00  $39.56
        Canceled................       --              --      --
        Exercised...............       --              --      --
                                   -------                  ------
      Outstanding, at January 2,
       1998.....................    89,938                  $39.56        11
        Granted.................   139,083          $47.00  $47.00
        Canceled................       --              --      --
        Exercised...............       --              --      --
                                   -------                  ------
      Outstanding, at April 3,
       1998.....................   229,021                  $44.08
                                   =======                  ======

  Weighted average fair value per unit of options granted during the year ended January 2, 1998 and the quarter ended April 3, 1998 was $29.56 and $32.74, respectively.

  The fair value of each option granted is estimated on the date of the grant using an option pricing model. The following weighted-average assumptions were used for the year ended January 2, 1998 and the quarter ended April 3, 1998: risk-free interest rate of 6%; volatility of .01%; expected dividend yields of 0%; and expected option life of 5 years. At January 2, 1998, none of the outstanding options were exercisable.

  A total of 342,408 membership interests have been reserved for outstanding stock options, warrants and conversion of debt as of January 2, 1998 (646,078 as of April 3, 1998).

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

          (INFORMATION AS OF APRIL 3, 1998 AND FOR THE QUARTERS ENDED
                 APRIL 4, 1997 AND APRIL 3, 1998 IS UNAUDITED)

11. SUBSEQUENT EVENTS

 Reorganization

  Diversified Food Group, Inc. was incorporated in Delaware in June 1998 in anticipation of the conversion of all of the membership interests of the Company into common stock of Diversified Food Group, Inc.

  At the time of the conversion, the Company plans to complete an underwritten
offering of approximately           shares of the common stock of Diversified
Food Group, Inc. In conjunction with this offering, the Company will enter
into a proposed senior credit facility of $     million and repay their
existing senior credit facility with CIBC and subordinated term loans with Madeleine (Note 6).

  On the effective date of the offering, the members of the Company, will contribute their membership interests to Diversified Food Group, Inc. in exchange for shares of common stock of Diversified Group, Inc. As a result, Diversified Food Group, Inc. will own the equity of the Company, which in turn will own all the operating units through which DFG conducts its business. Immediately prior to the conversion, the Company intends to distribute to equity owners of the Company any previously undistributed tax distributions as stipulated in the operating agreement as of the date of termination of the Company's status as a limited liability company. Such distributions, if any, will not be material.

 Unit Splits

  In January 1998, the Company declared a 1000-to-1 split of the Company's membership units. This split has been reflected retroactively in these financial statements.

 Wilton Acquisition (unaudited)

  On April 9, 1998, the Company signed a letter of intent to acquire the stock of Wilton Foods, Inc. for $10,750,000 in cash, $2,550,000 of equity ownership of the Company and an earn-out amount equal to the amount stipulated by the purchase agreement. The earn-out amount will be paid out in cash on or about April 1, 2003. The acquisition will be funded from the proceeds of the initial public offering of the Company's Common Stock and will be accounted for by the purchase method of accounting.

 American Specialty Acquisition

  On April 17, 1998, the Company signed a letter of intent to acquire the stock of American Specialty Confections, Inc. for $5,550,000 in cash. The acquisition of American Specialty Confections, Inc. will be funded from the proceeds of the initial public offering of the Company's Common Stock and will be accounted for by the purchase method of accounting.

                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
          (INFORMATION AS OF APRIL 3, 1998 AND FOR THE QUARTERS ENDED
                 APRIL 4, 1997 AND APRIL 3, 1998 IS UNAUDITED)


12. EARNINGS PER SHARE

  The following table sets forth the computation of income (loss) per share from operations for the period ended January 3, 1997, the year ended January 2, 1998 and the quarters ended April 4, 1997 and April 3, 1998:

                                      PERIOD ENDED         QUARTER ENDED
                                   ------------------- -----------------------
                                    JANUARY   JANUARY   APRIL 4,    APRIL 3,
                                    3, 1997   2, 1998     1997        1998
                                   --------- --------- ----------  -----------
Numerator
  Net income (loss)............... $ 941,965 $ 285,304 $ (763,064) $(2,477,015)
  Interest on convertible debt....       --     21,574        --           --
                                   --------- --------- ----------  -----------
                                   $ 941,965 $ 306,878 $ (763,064) $(2,477,015)
                                   --------- --------- ----------  -----------
Denominator
  Weighted average shares......... 1,002,649 1,212,966  1,166,090    1,420,258
  Options.........................       --     13,203        --           --
  Warrants........................       --     33,841        --           --
  Convertible debt................       --        835        --           --
                                   --------- --------- ----------  -----------
                                   1,002,649 1,260,845  1,166,090    1,420,258
                                   --------- --------- ----------  -----------
Net income (loss) per share....... $     .94 $     .24 $     (.65) $     (1.74)
Net income (loss) per share-
 diluted.......................... $     .94 $     .24 $     (.65) $     (1.74)

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Cohen's Famous Frozen Foods, Inc.
Newark, New Jersey

  We have audited the accompanying statement of operations and retained earnings and cash flows of Cohen's Famous Frozen Foods, Inc. for the period January 1, 1997 through October 15, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Cohen's Famous Frozen Foods, Inc. for the period January 1, 1997 through October 15, 1997, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Woodbridge, New Jersey
May 14, 1998

                       COHEN'S FAMOUS FROZEN FOODS, INC.

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS

            FOR THE PERIOD FROM JANUARY 1, 1997 TO OCTOBER 15, 1997

                                                                    PERIOD FROM
                                                                    JANUARY 1,
                                                                       1997
                                                                        TO
                                                                    OCTOBER 15,
                                                                       1997
                                                                    -----------
Sales.............................................................. $12,503,695
Discounts and rebates..............................................     673,737
                                                                    -----------
    Net sales......................................................  11,829,958
Cost of sales......................................................   9,414,151
                                                                    -----------
    Gross profit...................................................   2,415,807
Selling, general and administrative................................   2,432,597
                                                                    -----------
                                                                        (16,790)
Interest income....................................................      25,972
Other income.......................................................      43,800
                                                                    -----------
                                                                         52,982
Income taxes.......................................................       2,295
                                                                    -----------
Net income......................................................... $    50,687
Retained earnings, beginning of period.............................   1,684,557
                                                                    -----------
Retained earnings, end of period................................... $ 1,735,244
                                                                    ===========




                See accompanying notes to financial statements.

                       COHEN'S FAMOUS FROZEN FOODS, INC.

                            STATEMENT OF CASH FLOWS

                                                                   PERIOD FROM
                                                                   JANUARY 1,
                                                                     1997 TO
                                                                   OCTOBER 15,
                                                                      1997
                                                                   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................................... $    50,687
                                                                   -----------
  Adjustments to reconcile net income to net cash used in
   operating activities:
    Depreciation..................................................     180,827
    Gain on disposal of property and equipment....................     (43,800)
    Changes in assets and liabilities:
      Decrease in accounts receivable.............................   1,037,367
      Increase in inventory.......................................  (1,106,943)
      Decrease in prepaid expenses and other current assets.......      34,907
      Decrease in accounts payable................................     (18,173)
      Decrease in accrued expenses and payroll taxes..............    (746,642)
                                                                   -----------
        Total adjustments.........................................    (618,657)
                                                                   -----------
        Net cash used in operating activities.....................    (611,770)
                                                                   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment..............................     (84,715)
  Proceeds from disposal of property and equipment................     168,400
                                                                   -----------
        Net cash provided by investing activities.................      83,691
                                                                   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of loans from stockholder.............................    (206,512)
  Repayment of notes payable--bank................................    (639,390)
                                                                   -----------
        Net cash used in financing activities.....................    (845,902)
                                                                   -----------
Net decrease in cash..............................................  (1,373,981)
Cash, beginning of period.........................................   1,399,212
                                                                   -----------
Cash, end of period............................................... $    25,231
                                                                   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest........................ $    57,434
                                                                   ===========

                See accompanying notes to financial statements.

                       COHEN'S FAMOUS FROZEN FOODS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                PERIOD FROM JANUARY 1, 1997 TO OCTOBER 15, 1997

1. NATURE OF OPERATIONS

  Cohen's Famous Frozen Foods, Inc. (the "Company") is a frozen hors d'oeuvres manufacturer and distributor which operates from a New Jersey location and sells throughout the United States and Canada. The majority of its customers are commercial entities.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Pervasiveness of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Accounts Receivable

  The Company uses the allowance method to provide for uncollectible accounts receivable. The allowance for uncollectible accounts has been determined to be $25,000 at October 15, 1997.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out method) or market value.

 Depreciation and Amortization

  The Company depreciates and amortizes its equipment and improvements by use of the straight-line method over their estimated useful lives as follows:

             Machinery and equipment..... 5-10 years
             Transportation equipment.... 3-5 years
             Leasehold improvements...... 31 1/2 years

  Depreciation expense aggregated $180,827 for the period ended October 15, 1997.

 Income Taxes

  The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Accordingly, no provisions or liability for Federal income taxes has been included in these financial statements. The Company is also an S corporation for state of New Jersey Income Tax purposes.

3. TRANSACTIONS WITH RELATED PARTIES

  The Company rents its premises from related companies on a month to month basis. Rental expense for the period ended October 15, 1997 amounted to $149,000.

  For the period ended October 15, 1997, interest of $19,964 was paid on outstanding officer loans.

  During 1997, the Company sold three automobiles at fair market value ($43,800) to the officers of the Company. The automobiles had a book value of zero at the time of the transfer.

                       COHEN'S FAMOUS FROZEN FOODS, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

                PERIOD FROM JANUARY 1, 1997 TO OCTOBER 15, 1997


4. ECONOMIC DEPENDENCY--MAJOR CUSTOMER

  The Company sells a substantial portion of its products to four customers. During the period ended October 15, 1997, sales to those customers aggregated approximately 75% of the total sales.

5. CONTINGENCIES

  Approximately 65% of the Company's non-management employees are covered by a collective bargaining agreement. The agreement is scheduled to expire in January 1999. If the Company and the United Food and Commercial Workers International Union-Local 174 representing such workers are unable to agree on a new contract prior to the expiration of the current contract, a work stoppage may occur that could adversely affect results of operations.

6. SUBSEQUENT EVENT

  Effective as of October 15, 1997, Cohen's Famous Frozen Foods, Inc. sold certain assets (including inventory and fixed assets) net of certain liabilities to Diversified Food Group, L.L.C.

                         INDEPENDENT AUDITORS' REPORT

                                                                  March 1, 1997

Board of Directors
Cohen's Famous Frozen Foods, Inc.
Newark, New Jersey 07114

Gentlemen:

  We have audited the accompanying balance sheet of Cohen's Famous Frozen Foods, Inc. as of December 31, 1996, and the related statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cohen's Famous Frozen Foods, Inc. as of December 31, 1996 and the results of operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Fishman Ostroff Ruchowitz Hausman

                       COHEN'S FAMOUS FROZEN FOODS, INC.

                                 BALANCE SHEETS

                               DECEMBER 31, 1996

                                     ASSETS

Current Assets
  Cash and Cash Equivalents......................................... $1,399,212
  Accounts Receivable--Trade (Less Allowance for Doubtful Accounts
   of $25,000)......................................................  3,124,708
  Inventories.......................................................    935,185
  Prepaid Expenses..................................................     43,975
  Prepaid State Income Taxes........................................      7,888
  Deferred Income Taxes.............................................      1,257
                                                                     ----------
    Total Current Assets............................................  5,512,225
                                                                     ----------
Equipment and Improvements--At Cost
  Machinery and Equipment...........................................  1,989,068
  Transportation Equipment..........................................    143,913
  Leasehold Improvements............................................    127,900
                                                                     ----------
                                                                      2,260,881
  Less: Accumulated Depreciation and Amortization...................  1,499,796
                                                                     ----------
                                                                        761,085
                                                                     ----------
Other Assets
  Security Deposit..................................................     15,000
                                                                     ----------
                                                                     $6,288,310
                                                                     ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Note Payable--Bank................................................ $  600,000
  Current Maturities of Long-Term Debt..............................    213,923
  Accounts Payable..................................................  2,013,059
  Payroll Taxes Payable.............................................  1,132,722
  Due to Officers...................................................     18,613
  Accrued Expenses..................................................     15,000
                                                                     ----------
    Total Current Liabilities.......................................  3,993,317
                                                                     ----------
Long-Term Liabilities
  Long-Term Debt, Less Current Maturities...........................    300,467
  Due to Officers...................................................    350,000
  Deferred Income Taxes Payable.....................................        658
                                                                     ----------
                                                                        651,125
                                                                     ----------
Contingencies
Stockholders' Equity
  Common Stock--No Par Value; Authorized: 1,000 Shares; Issued: 100
   Shares; Outstanding: 75 Shares...................................      7,221
  Retained Earnings.................................................  1,684,557
                                                                     ----------
                                                                      1,691,778
  Less: Treasury Stock, 25 Shares, At Cost..........................     47,910
                                                                     ----------
                                                                      1,643,868
                                                                     ----------
                                                                     $6,288,310
                                                                     ==========

   The accompanying notes are an integral part of these financial statements.

                       COHEN'S FAMOUS FROZEN FOODS, INC.

                              STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

Sales............................................................. $20,503,711
Less: Discounts and Rebates.......................................   1,168,161
                                                                   -----------
Net Sales.........................................................  19,335,550
Cost of Goods Sold................................................  15,549,439
                                                                   -----------
Gross Profit......................................................   3,786,111
Selling, General and Administrative Expenses......................   3,130,770
                                                                   -----------
Income from Operations............................................     655,341
Other Income
  Interest........................................................      12,112
                                                                   -----------
Income Before Provision for State Income Taxes and Income Tax
 Credits..........................................................     667,453
                                                                   -----------
Provision for State Income Taxes (Credit)
  Current.........................................................      20,305
  Deferred........................................................      (3,280)
                                                                   -----------
                                                                        17,025
                                                                   -----------
Income Before Income Tax Credits..................................     650,428
Income Tax Credits
  State Tax Credits Arising from Urban Enterprise Zone Credit
   Carry-forwards.................................................      10,152
                                                                   -----------
Net Income........................................................ $   660,580
                                                                   ===========


   The accompanying notes are an integral part of these financial statements.

                       COHEN'S FAMOUS FROZEN FOODS, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

Cash Flows from Operating Activities
  Net Income....................................................... $  660,580
  Adjustments to Reconcile Net Income to Net Cash Provided by
   Operating Activities:
    Depreciation and Amortization..................................    305,221
    (Increase) Decrease in:
      Accounts Receivable..........................................   (253,044)
      Inventories..................................................     43,286
      Prepaid Expenses.............................................    (14,610)
      Prepaid State Income Taxes...................................     (7,888)
      Deferred Income Taxes........................................       (773)
    Increase (Decrease) in:
      Accounts Payable.............................................      9,715
      Payroll Taxes Payable........................................  1,124,078
      Pension Plan Payable.........................................    (79,979)
      State Income Tax Payable.....................................    (14,095)
      Accrued Expenses.............................................   (106,800)
      Deferred Income Taxes Payable................................     (2,507)
                                                                    ----------
        Net Cash Provided by Operating Activities..................  1,663,184
                                                                    ----------
Cash Flows from Investing Activities
  Purchase of Equipment............................................    (33,507)
                                                                    ----------
        Net Cash Used by Investing Activities......................    (33,507)
                                                                    ----------
Cash Flows from Financing Activities
  Proceeds from Note Payable.......................................    900,000
  Repayment of Note Payable........................................   (900,000)
  Proceeds from Long-Term Borrowings...............................    200,000
  Repayment of Long-Term Borrowings................................   (203,754)
  Repayment of Loans to Officers...................................    (22,350)
  Dividends Paid...................................................   (790,000)
                                                                    ----------
        Net Cash Used by Financing Activities......................   (816,104)
                                                                    ----------
Net Increase in Cash and Cash Equivalents..........................    813,573
Cash and Cash Equivalents--Beginning of Year.......................    585,639
                                                                    ----------
Cash and Cash Equivalents--End of Year............................. $1,399,212
                                                                    ==========
Supplemental Disclosures
  Interest......................................................... $  107,221
  Income Taxes Paid................................................ $   18,040

   The accompanying notes are an integral part of these financial statements.

                       COHEN'S FAMOUS FROZEN FOODS, INC.

                         STATEMENT OF RETAINED EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

Retained Earnings--Beginning of Year................................ $1,813,977
Net Income..........................................................    660,580
                                                                     ----------
                                                                      2,474,557
Less: Dividend Distributions........................................    790,000
                                                                     ----------
Retained Earnings--End of Year...................................... $1,684,557
                                                                     ==========





   The accompanying notes are an integral part of these financial statements.

                       COHEN'S FAMOUS FROZEN FOODS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

NOTE 1--NATURE OF OPERATIONS

  Cohen's Famous Frozen Foods Inc. is a frozen hors d'oeuvre manufacturer and distributor which operates from a New Jersey location and sells throughout North America. The majority of its customers are commercial entities.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Cash and Cash Equivalents

  Cash consists of cash on hand and cash in checking and savings accounts. Cash equivalents consists of short term, highly liquid investments that are both readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value because of changes in interest rates.

 (b) Pervasiveness of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (c) Concentration of Credit Risk

  Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and trade receivables. The Company maintains cash balances in well regarded financial institutions thereby limiting the amount of credit exposure. Accounts receivable primarily represent unsecured credit extended to customers throughout North America.

 (d) Accounts Receivable

  The Company uses the allowances method to provide for uncollectible accounts receivable. The allowance is determined based on a review of the individual account balances at December 31. The allowance for uncollectible accounts has been determined to be $25,000 at December 31, 1996.

 (e) Inventories

  Inventories are stated at the lower of cost (first-in, first-out method) or market value.

 (f) Depreciation and Amortization

  The Company depreciates and amortizes its equipment and improvements by use of the straight-line method over their estimated useful lives as follows:

      CLASSIFICATION                                                       YEARS
      --------------                                                       -----
      Machinery and Equipment............................................. 5-10
      Transportation Equipment............................................ 3-5
      Leasehold Improvements.............................................. 31.5

  Depreciation expense aggregated $305,221 for the year ended December 31, 1996.

                       COHEN'S FAMOUS FROZEN FOODS, INC.

                               DECEMBER 31, 1996


 (g) Income Taxes

  The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S Corporation. In lieu of corporation income taxes, the shareholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Accordingly, no provision or liability for Federal income taxes has been included in these financial statements.

  Provision for deferred state income taxes has been made as a result of the following procedures:

  With respect to machinery and equipment, the Company uses the straight-line method of depreciation for financial reporting purposes, but has elected to use the declining balance and accelerated cost recovery methods for income tax purposes.

  The Company has elected to use the direct write-off method for income tax purposes with respect to allowance for doubtful accounts.

NOTE 3--LONG-TERM DEBT

  Long-term debt consists of the following:

      Equipment obligation payable to the Summit Bank in monthly installments of $6,944 plus interest of 1.25% above the bank's prime rate; final payment due September, 2000; secured by
       accounts receivable, inventory equipment and improvements, and collateral assignment of all leases; guaranteed by related companies and the Company's officers..........................  $219,445
      Equipment obligation payable to the Summit Bank in monthly installments of $4,688 plus interest of 1.25% above the bank's prime rate (75% participation) and to the New Jersey Economic
       Development Authority in equal monthly installments of $1,769 including interest (25% participation); final payment due
       December, 1997; secured by accounts receivable, inventory, equipment and improvements, and collateral assignment of all leases; guaranteed by related companies and the Company's
       officers......................................................    77,380
      4% Equipment obligation payable to the New Jersey Economic
       Development Authority in equal monthly installments of $1,822 including interest; final payment due August, 1998; secured by a secondary lien on all equipment, accounts receivable, and inventory; guaranteed by related companies and the Company's
       officers and their wives......................................    33,497
      9.25% Equipment obligation payable in equal monthly
       installments of $4,176, including interest; final payment due
       September, 2001...............................................   184,068
                                                                       --------
                                                                        514,390
      Less: Current Maturities.......................................   213,923
                                                                       --------
                                                                       $300,467
                                                                       ========

NOTE 4--NOTE PAYABLE--BANK

  The Company has a $1,500,000 line of credit available which expires April 30, 1997. Interest on any outstanding balance is computed monthly based on 3/4% above the bank's prime lending rate. The note is

                       COHEN'S FAMOUS FROZEN FOODS, INC.

                               DECEMBER 31, 1996

secured by all machinery and equipment, accounts receivable, inventory, intangibles, the subordination of $350,000 of the amount due to officers and is personally guaranteed by the Company's officers.

NOTE 5--OTHER PAYABLE

  The Company pays Public Service Electric and Gas Company $250 per month to settle a claim for unpaid utility services supplied during the period between July 10, 1984 and August 16, 1988. These payments will continue until October 2004.

NOTE 6--INCOME TAXES

  Deferred taxes result from timing differences in the recognition of expenses for income tax and financial statement purposes. The sources of these differences and the tax effect of each for the year ended December 31, 1996 are as follows:

      Excess of tax over book depreciation............................. $1,257
      Excess of book allowance for doubtful accounts over tax direct
       write-off method for bad debts..................................   (658)
                                                                        ------
                                                                        $  599
                                                                        ======

  As of December 31, 1996, the Company has Urban Enterprise Zone Employee Tax Credits of approximately $22,350. These credits can be applied against future periods state income taxes as follows:

      YEAR OF EXPIRATION                                                 AMOUNT
      ------------------                                                 -------
      December 31, 2009................................................. $ 4,050
      December 31, 2010.................................................  18,300
                                                                         -------
                                                                         $22,350
                                                                         =======

  For the year ended December 31, 1996, the Company applied $10,152 of the above Urban Enterprise Zone Employee Tax Credit to reduce the current provision for state income taxes.

NOTE 7--TRANSACTIONS WITH RELATED PARTIES

  The Company rents its premises from related companies on a month to month basis. Rental expense for the year ended December 31, 1996 amounted to $204,000.

  For the year ended December 31, 1996, interest of $25,278 was paid on outstanding officer loans.

NOTE 8--EMPLOYEE PENSION PLAN

  All non-union employees of the Company who meet the minimum age and service requirements are covered by a defined benefit pension plan. Retirement benefits under the defined benefit pension plan are based on years of service and compensation. Normal retirement age is 56 with completion of at least 10 years of participation. The Company's policy is to make periodic contributions as required by applicable regulations. Plan assets consist primarily of bank certificates of deposit, mutual funds and equities, and cash surrender value of life insurance.

  The components of net periodic pension cost are as follows:

      Service Cost................................................... $  78,086
      Interest Cost..................................................   101,884
      Actual Return on Assets........................................  (121,924)
      Net Amortization and Deferral..................................    56,772
                                                                      ---------
          Net Periodic Pension Expense............................... $ 114,818
                                                                      =========

                       COHEN'S FAMOUS FROZEN FOODS, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

                               DECEMBER 31, 1996

  The funded status of the plan as of December 31 was as follows:

      Actuarial Present Value of Benefit Obligations:
        Vested Benefit Obligation................................. $(1,591,702)
                                                                   ===========
        Accumulated Benefit Obligation............................ $(1,643,592)
                                                                   ===========
      Projected Benefit Obligation Plan Assets at Fair Value...... $(1,761,197)
      Plan Assets at Fair Value...................................   1,588,809
                                                                   -----------
      Projected Benefit Obligation in Excess of Plan Assets at
       Fair Value.................................................    (172,388)
      Unrecognized Net Obligation at Initial Application..........     278,881
      Unrecognized Net Loss.......................................      11,890
                                                                   -----------
          Accrued Pension Cost.................................... $   118,383
                                                                   ===========

  Assumptions used in accounting for the defined benefit plan were:

      Discount Rate Used in Determining Present Value..................... 6.00%
      Annual Increase in Future Compensation Levels....................... 5.00%
      Expected Long-Term Rate of Return on Assets......................... 6.00%

  Effective January 1, 1996, the pension plan was frozen and no future benefits will be accrued. Accordingly, all participants are now 100% vested in the plan.

NOTE 9--PROFIT SHARING PLAN AND TRUST

  Effective January 1, 1996 the Company adopted a Model Age-Based Profit-Sharing Plan and Trust. The plan covers all non-union employees who meet the minimum age and service requirements.

  The Company's annual contribution is allocated to the accounts of eligible participants in proportion to each such person's age adjusted compensation. Hardship withdrawals and participant loans are not permitted. Vesting is based on years of service with increases of 20% per year after completion of the first year of service. Normal retirement age is the later of attaining age 65 or the 5th anniversary of the first day of the first plan year in which the participant commenced participation in the plan.

NOTE 10--ECONOMIC DEPENDENCY--MAJOR CUSTOMERS

  The Company sells a substantial portion of its products to four customers. During 1996, sales to those customers aggregated approximately 44% of the total sales. At December 31, 1996, amounts due from those customers included in trade accounts receivable were $1,130,980.

NOTE 11--CONTINGENCIES

  Approximately 65% of the Company's non-management employees are covered by a collective bargaining agreement. The agreement is scheduled to expire in January 1999. If the Company and the United Food and Commercial Workers International Union--Local 174 representing such workers are unable to agree on a new contract prior to the expiration of the current contract, a work stoppage may occur that could adversely affect results of operations.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Restauranic, Inc.

  We have audited the accompanying balance sheet of Restauranic, Inc. as of January 3, 1997, and the related statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Restauranic, Inc. as of January 3, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Altschuler, Melvoin and Glasser LLP
Chicago, Illinois
March 24, 1997 (except for Note 6,
as to which the date is July 31, 1997)

                               RESTAURANIC, INC.

                                 BALANCE SHEET

                                JANUARY 3, 1997

                                     ASSETS

Current Assets:
  Accounts receivable, trade (net of allowance for doubtful accounts of $40,000)......................................................  $2,300,025
  Inventories (Notes 2 and 4).......................................   1,255,411
  Deferred income taxes (Notes 2 and 7).............................     121,000
  Other current assets and prepaid expenses.........................     104,384
                                                                      ----------
                                                                       3,780,820
                                                                      ----------
Property and Equipment (at cost; net of accumulated depreciation and
 amortization--Notes 2 and 5).......................................   1,060,522
                                                                      ----------
Other Assets:
  Goodwill (net of accumulated amortization of $44,493--Notes 1 and
   2)...............................................................   3,514,932
  Deferred financing fees (net of accumulated amortization of
   $19,193--Note 2).................................................     153,547
  Deferred income taxes (Notes 2 and 7).............................      31,000
  Other.............................................................      47,447
                                                                      ----------
                                                                       3,746,926
                                                                      ----------
                                                                      $8,588,268
                                                                      ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Checks written in excess of funds on deposit......................  $  192,383
  Accounts payable, trade...........................................     971,996
  Current portion of long-term debt (Note 6)........................     580,000
  Income taxes payable..............................................     318,500
  Other current liabilities and accrued expenses....................     336,798
                                                                      ----------
                                                                       2,399,677
                                                                      ----------
Long-term Debt (Note 6).............................................   4,969,357
                                                                      ----------
Stockholders' Equity:
  Common stock (5,000 shares of $10 par value authorized; 500 shares
   issued and outstanding)..........................................       5,000
  Additional paid-in capital........................................     500,676
  Retained earnings.................................................     713,558
                                                                      ----------
                                                                       1,219,234
                                                                      ----------
                                                                      $8,588,268
                                                                      ==========


         The accompanying notes are an integral part of this statement.

                               RESTAURANIC, INC.

                              STATEMENT OF INCOME

                           YEAR ENDED JANUARY 3, 1997

                                                                    AS A PERCENT
                                                          AMOUNT    OF NET SALES
                                                        ----------- ------------
Net Sales.............................................. $13,533,627    100.00%
Cost of Goods Sold.....................................   9,734,925     71.93
                                                        -----------    ------
Gross Profit...........................................   3,798,702     28.07
                                                        -----------    ------
Operating Expenses:
  Selling..............................................   1,184,922      8.75
  General and administrative...........................   1,285,097      9.50
                                                        -----------    ------
                                                          2,470,019     18.25
                                                        -----------    ------
Income from Operations.................................   1,328,683      9.82
                                                        -----------    ------
Other Expense:
  Management fees (Note 9).............................     329,831      2.44
  Interest expense.....................................     296,823      2.19
  Amortization of goodwill.............................      44,493       .33
  Other (net)..........................................     103,234       .76
                                                        -----------    ------
                                                            774,381      5.72
                                                        -----------    ------
Income before Income Taxes.............................     554,302      4.10
Income Tax Provision (Note 7)..........................     235,000      1.74
                                                        -----------    ------
Net Income............................................. $   319,302      2.36%
                                                        ===========    ======


         The accompanying notes are an integral part of this statement.

                               RESTAURANIC, INC.

                            STATEMENT OF CASH FLOWS

                           YEAR ENDED JANUARY 3, 1997

Cash Flows from Operating Activities:
  Net income for year............................................. $   319,302
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.................................     320,880
    Provision for deferred income taxes...........................     (74,000)
    Changes in assets and liabilities:
      Increase in accounts receivable, trade......................    (598,107)
      Increase in inventories.....................................    (410,272)
      Increase in other current assets and prepaid expenses.......     (45,356)
      Increase in other assets....................................     (45,252)
      Increase in accounts payable, trade.........................     788,941
      Increase in other current liabilities and accrued expenses..     232,888
                                                                   -----------
  Net cash provided by operating activities.......................     489,024
                                                                   -----------
Cash Flows from Investing Activities:
  Purchase of property, plant and equipment.......................    (169,384)
  Payment of financing and other transaction costs................    (272,740)
                                                                   -----------
  Net cash used in investing activities...........................    (442,124)
                                                                   -----------
Cash Flows from Financing Activities:
  Checks written in excess of funds on deposit....................     192,383
  Net borrowings on revolving line of credit......................     131,357
  Repayment of long-term debt.....................................    (150,000)
  Repayment of shareholder debt outstanding prior to merger (see
   below).........................................................    (375,000)
                                                                   -----------
  Net cash used in financing activities...........................    (201,260)
                                                                   -----------
Net Decrease in Cash..............................................    (154,360)
Cash, Beginning of Year...........................................     154,360
                                                                   -----------
Cash, End of Year................................................. $         0
                                                                   ===========
  Supplemental Disclosures of Cash Flow Information:
    Cash paid during the year for:
      Interest.................................................... $   256,823
                                                                   ===========
      Income taxes................................................ $    13,057
                                                                   ===========
  Supplemental Schedule of Noncash Financing Activities:
    Effect of merger with Restauranic Acquisition Corp.
     (RAC) on July 3, 1996 (Note 1):
      Purchase price of 80% of common stock....................... $ 5,025,000
      Note payable to seller......................................    (950,000)
                                                                   -----------
      Cash purchase price paid by RAC.............................   4,075,000
      Long-term debt assumed......................................  (3,200,000)
      Subordinated debt assumed...................................    (375,000)
      Issuance of common stock....................................    (500,000)
                                                                   -----------
      Net cash effect of merger in Restauranic, Inc. ............. $         0
                                                                   ===========

         The accompanying notes are an integral part of this statement.

                               RESTAURANIC, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                           YEAR ENDED JANUARY 3, 1997

                                  COMMON   ADDITIONAL                  TOTAL
                                  STOCK     PAID-IN    RETAINED    STOCKHOLDERS'
                                (SEE NOTE)  CAPITAL    EARNINGS       EQUITY
                                ---------- ---------- -----------  -------------
Balances, December 31, 1995,
 As Previously Reported.......   $ 5,000    $ 23,380  $ 1,677,857   $ 1,706,237
Prior Period Adjustments (Note
 3)...........................                           (115,730)     (115,730)
                                 -------    --------  -----------   -----------
Balances, December 31, 1995,
 as Restated..................     5,000      23,380    1,562,127     1,590,507
Effect of Merger on July 3,
 1996 (Note 1): 80% of equity
 acquired by Diversified Food
 Group, L.L.C. (DFG)..........    (4,000)    (18,704)  (1,167,871)   (1,190,575)
 Capital contribution provided
  by DFG......................     4,000     496,000                    500,000
Net Income for Year Ended
 January 3, 1997..............                            319,302       319,302
                                 -------    --------  -----------   -----------
Balances, January 3, 1997.....   $ 5,000    $500,676  $   713,558   $ 1,219,234
                                 =======    ========  ===========   ===========

--------
Note--Par value and shares authorized, issued and outstanding consisted of the following:

      Par value......................................................... $   10
      Shares authorized.................................................  5,000
      Shares issued and outstanding.....................................    500



         The accompanying notes are an integral part of this statement.

                               RESTAURANIC, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                                JANUARY 3, 1997

NOTE 1--MERGER:

  On July 3, 1996, Restauranic Acquisition Corp. (RAC), an entity formed to acquire 80% of the common stock of Restauranic, Inc. (the Company), (i) acquired 80% of the common stock of the Company from its stockholders for $4,075,000 in cash (including the repayment of $375,000 of subordinated notes payable to the stockholders) and $950,000 of subordinated notes payable and
(ii) merged with and into the Company, pursuant to a Merger and Sale Agreement (the Agreement). This transaction was accounted for under the purchase method of accounting. The assets and liabilities recorded by the Company resulting from the aforementioned merger consisted of the following:

      Goodwill.................................................... $ 3,459,425
      Bank installment note payable...............................  (3,200,000)
      Seller note payable.........................................    (950,000)
                                                                   -----------
      Reduction in equity......................................... $  (690,575)
                                                                   ===========

  The effect of the merger with RAC is to push down the fair values of the assets and liabilities recorded by RAC when it purchased the Company to the Company's books and records. Concurrent with the Agreement, the Company entered into employment and noncompetition agreements with the Sellers (see
Note 10).

  In addition, the Company reimbursed a related party for $125,000 of direct acquisition and transaction costs (principally legal and financing costs) of which $100,000 was recorded as additional goodwill and $25,000 as additional financing fees.

NOTE 2--NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES:

  The Company manufacturers and distributes appetizers and related food products. Products are sold primarily to food distributors, hotels and restaurants located throughout the United States. Operations are conducted from leased facilities located in Chicago, Illinois (Note 8).

  The Company grants credit terms to its customers in the normal course of business. No single customer accounted for more than 10% of the Company's net sales in 1996.

  In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

  A summary of significant accounting policies followed by the Company is as follows:

    Accounting Period--During 1996, the Company changed its accounting year from December 31 to an accounting year which ends on the Friday closest to December 31. The current year consisted of 368 days. Future years will consist of either 52 or 53 weeks.

    Inventories--Inventories are stated at the lower of cost, determined on the first-in, first-out (FIFO) basis, or market.

    Depreciation and Amortization--For financial reporting purposes, depreciation of property and equipment is computed under the straight-line method, over the estimated useful lives of the assets.

                               RESTAURANIC, INC.

  For income tax reporting purposes, depreciation is computed principally under acceleration methods, as permitted by the Internal Revenue Code.

    Goodwill (Note 1) is being amortized under the straight-line method over a period of 40 years.

    Costs incurred in connection with obtaining long-term financing are amortized, on a straight-line basis, over the term of the financing commitment.

    Income Taxes--The Company accounts for income taxes in accordance with the provisions of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. Under this standard, deferred tax assets and liabilities are recorded based on differences between financial reporting and tax bases of assets and liabilities, using tax rates in effect when these differences are expected to reverse. Income tax expense is the tax payable for the period together with the variation in deferred tax assets and liabilities (see Note 7).

NOTE 3--PRIOR PERIOD ADJUSTMENTS:

  During 1996, management identified the following adjustments relating to 1995 and prior years which have been recorded as corrections of errors as of December 31, 1995, as follows:

                                                                  PRIOR PERIOD
                                                                   ADJUSTMENT
                                                                INCOME/(EXPENSE)
                                                                ----------------
      Trade Accounts Receivable:
        Adjustments for consignment shipments erroneously
         recorded as sales and billing adjustments.............    $ (246,979)
      Inventory:
        Adjustments to record inventory obsolescence reserve,
         write-down over value inventory and reflect inventory
         value for consignment shipments erroneously recorded
         as sales..............................................       (62,751)
      Property, Plant and Equipment:
        Adjustment to record leasehold improvements improperly
         expensed, net of related depreciation.................       220,500
      Accrued Expenses:
        Adjustments to accrue for future employee absences and
         customer rebates......................................      (101,000)
                                                                   ----------
                                                                     (190,230)
      Income tax effect of the aforementioned adjustments......        74,500
                                                                   ----------
                                                                     (115,730)
      Retained Earnings, as Previously Reported................     1,677,857
                                                                   ----------
      Retained Earnings, as Restated...........................    $1,562,127
                                                                   ==========

                               RESTAURANIC, INC.

NOTE 4--INVENTORIES:

  Inventories, at January 3, 1997, consists of the following:

      Raw materials................................................. $  683,015
      Packaging materials...........................................    100,892
      Finished goods................................................    651,504
                                                                     ----------
                                                                      1,435,411
      Less allowance for excess and slow moving inventories.........   (180,000)
                                                                     ----------
                                                                     $1,255,411
                                                                     ==========

NOTE 5--PROPERTY AND EQUIPMENT:

  Property and equipment, at January 3, 1997, stated at acquisition cost, consists of the following:

      Furniture and fixtures....................................... $   243,062
      Vehicles.....................................................      68,166
      Equipment....................................................   1,423,014
      Leasehold improvements.......................................   1,454,951
                                                                    -----------
                                                                      3,189,193
      Less accumulated depreciation and amortization...............  (2,128,671)
                                                                    -----------
                                                                    $ 1,060,522
                                                                    ===========

  The provision for depreciation and amortization in 1996 amounted to $257,194.

NOTE 6--LONG-TERM DEBT:

  Long-term debt, at January 3, 1997, consists of the following:

      Borrowings from Harris Trust and Savings Bank (Harris) (see below):
        Revolving credit loan....................................... $1,549,357
        Term loan...................................................  3,050,000
      Notes payable to minority stockholders arising from the July
       3, 1996 acquisition of 80% of the Company's stock--Note 1;
       collateralized by second position in all of the Company's
       assets and subordinate to bank debt; interest at the prime rate payable monthly; annual principal payments, from 1997 through 2001, based upon 15% to 25% of prior years' cash flow
       (as defined); final payment due February 28, 2001)...........    950,000
                                                                     ----------
                                                                      5,549,357
      Less current portion..........................................    580,000
                                                                     ----------
      Long-term portion............................................. $4,969,357
                                                                     ==========

  The Loan and Security Agreement with Harris, executed on July 3, 1996 and amended and modified on July 31, 1997 (the "Bank Agreement"), provides for maximum aggregate borrowing of $6,700,000. The revolving credit loan, due June 30, 1998, provides for maximum borrowings of $3,500,000 (limited to the sum of (i) 85% of eligible accounts receivable and (ii) the lesser of 50% of eligible inventories or $1,000,000), and bears interest, at the Company's option, at either (a) Harris's prime rate or (b) the LIBOR rate plus 1.5%.

                               RESTAURANIC, INC.

  Term loan borrowings are to be repaid in scheduled monthly principal installments, from August 1996 through November 2000, of $30,000 to $75,000, with a final payment of $133,334 due in December 2000. In addition, the Company is to prepay such term loan borrowings annually in an amount equal to 50% of cash flow (as defined). Interest charges are, at the Company's option, either (a) Harris's prime rate plus 1/4% or (b) the LIBOR rate plus 1 3/4%.

  The weighted-average interest rate, under the interest option selected by the Company, approximated 7.7% at January 3, 1997.

  The Bank Agreement contains covenants restricting certain corporate acts and requiring the maintenance of certain financial ratios. Borrowings under the Bank Agreement are collateralized by all of the Company's assets. In addition, the Company's majority stockholder, Diversified Food Group, L.L.C. (DFG), has pledged their 80% stock ownership in the Company as additional collateral for the obligation.

  Aggregate maturities of the long-term liabilities, at January 3, 1997, are as follows:

      1997........................................................... $  580,000
      1998...........................................................  2,493,357
      1999...........................................................  1,316,000
      2000...........................................................  1,160,000
                                                                      ----------
                                                                      $5,549,357
                                                                      ==========

  The maturities of the mandatory prepayment portion of the installment notes payable to minority shareholders were estimated by management based upon projected future cash flow.

  At December 31, 1995, the Company was obligated to a bank under a revolving credit agreement, which provided for maximum borrowings of $1,500,000, with interest being charged at prime plus 1/2%. Concurrent with the execution of the Bank Agreement and the sale of 80% of the stock of the Company, on July 3, 1996, such borrowings were repaid in full.

NOTE 7--INCOME TAXES:

  Gross deferred income tax assets consist primarily of (a) inventory valuation and accounts receivable allowances, (b) uniform capitalization rules (for additional inventory costs) reflected for tax reporting purposes only,
(c) accrued vacation pay and (d) differences in book and tax depreciation methods.

  The provision for income taxes for the year ended January 3, 1997 consists of the following:

      Current......................................................... $309,000
      Deferred........................................................  (74,000)
                                                                       --------
                                                                       $235,000
                                                                       ========

  The primary difference between the statutory and effective tax rates for 1996 relates to amortization of goodwill, which is not deductible for tax reporting purposes.

                               RESTAURANIC, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)


NOTE 8--LEASE COMMITMENTS:

  The Company conducts its operations from three leased facilities, two of which are leased from entities controlled by its minority shareholders. The leases provide for aggregate monthly rental payments of approximately $17,000, plus real estate taxes, as well as the costs of operating and maintaining the premises.

  The Company is also obligated under two operating leases for automobiles that expire in 2000. Such leases require payments aggregating approximately $3,000 per month.

  Future minimum rental payments under the aforementioned operating leases approximated the following:

      1997............................................................. $226,000
      1998.............................................................  205,000
      1999.............................................................  152,000
      2000.............................................................   52,000
                                                                        --------
                                                                        $635,000
                                                                        ========

  Rent expense for the year ended January 3, 1997 was $245,138, of which $155,054 was to related parties.

NOTE 9--MANAGEMENT FEES:

  The Company's majority shareholder, DFG, provides management services to the Company under an informal arrangement. Management fees for the year ended January 3, 1997 totalled $329,831, and is included as a component of other expense on the accompanying statement of income.

NOTE 10--COMMITMENTS:

  Each of the Company's two minority shareholders, whose aggregate holdings represent 20 percent of the Company's outstanding common stock, may sell their stock to the Company at market value, as defined, after July 3, 2001. In addition, the Company may acquire such minority stockholders' stock at market value, as defined, after July 3, 2001.

  Concurrent with the Agreement (Note 1), the Company entered into five-year employment and noncompete agreements with its two minority shareholders requiring among other things, annual compensation of $160,000 each and noncompetition with the Company for two years after their termination of employment.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Sweet Shop Candies, Inc.
Fort Worth, Texas

  We have audited the accompanying balance sheet of Sweet Shop Candies, Inc. as of January 23, 1998, and the related statements of operations, changes in shareholder's equity and cash flows for the period from July 1, 1997 to January 23, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sweet Shop Candies, Inc. as of January 23, 1998, and the results of its operations and its cash flows for the period from July 1, 1997 to January 23, 1998, in conformity with generally accepted accounting principles.

                                          Weaver and Tidwell, L.L.P.

Fort Worth, Texas
April 27, 1998

                            SWEET SHOP CANDIES, INC.

                                 BALANCE SHEET

                                JANUARY 23, 1998

                                     ASSETS

Current Assets
  Cash and cash equivalents......................................... $      150
  Trade accounts receivable, less allowance for doubtful accounts of
   $47,945..........................................................    832,151
  Notes receivable--trade...........................................      2,303
  Receivables--related parties......................................     73,140
  Income taxes receivable...........................................     25,509
  Inventories.......................................................    744,115
  Prepaid expenses..................................................    105,804
  Deferred tax assets...............................................     36,016
                                                                     ----------
    Total current assets............................................  1,819,188
Property and equipment, at cost
  Equipment.........................................................    888,286
  Property held under capital lease.................................     22,016
  Leasehold improvements............................................    434,072
  Transportation vehicles...........................................     38,949
  Furniture and fixtures............................................    307,447
                                                                     ----------
                                                                      1,690,770
  Less accumulated depreciation.....................................  1,433,421
                                                                     ----------
                                                                        257,349
Other assets
  Notes receivable--trade...........................................      7,510
  Deposits..........................................................      1,522
  Deferred tax assets...............................................     89,411
                                                                     ----------
                                                                         98,443
                                                                     ----------
    Total assets.................................................... $2,174,980
                                                                     ==========

                      LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
  Outstanding checks in excess of bank balances..................... $   52,171
  Current portion of long-term debt.................................    329,141
  Trade accounts payable............................................    429,893
  Accrued expenses..................................................    778,686
                                                                     ----------
    Total current liabilities.......................................  1,589,891
Shareholder's Equity
  Common stock, no par value, 100,000 shares authorized, 82,296
   shares issued....................................................     54,494
  Additional paid-in capital........................................     83,673
  Retained earnings.................................................  1,006,922
                                                                     ----------
                                                                      1,145,089
  Less common stock held in treasury, at cost 12,606 shares at
   January 23, 1998.................................................    560,000
                                                                     ----------
                                                                        585,089
                                                                     ----------
    Total liabilities and shareholder's equity...................... $2,174,980
                                                                     ==========

   The Notes to Financial Statements are an integral part of this statement.

                            SWEET SHOP CANDIES, INC.

                            STATEMENT OF OPERATIONS

                  PERIOD FROM JULY 1, 1997 TO JANUARY 23, 1998

Net sales.......................................................... $3,918,243
Cost of sales......................................................  2,373,320
                                                                    ----------
    Gross profit...................................................  1,544,923
Operating costs
  Selling..........................................................    869,623
  General and administrative.......................................    686,378
  Provision for doubtful accounts..................................      9,843
                                                                    ----------
    Total operating costs..........................................  1,565,844
                                                                    ----------
    Loss from operations...........................................    (20,921)
Other income (expense)
  Interest income..................................................      3,054
  Interest expense.................................................    (41,831)
                                                                    ----------
    Loss before income taxes.......................................    (59,698)
  Benefit for income taxes.........................................    (14,549)
                                                                    ----------
Net loss........................................................... $  (45,149)
                                                                    ==========



   The Notes to Financial Statements are an integral part of this statement.

                            SWEET SHOP CANDIES, INC.

                            STATEMENT OF CASH FLOWS

                  PERIOD FROM JULY 1, 1997 TO JANUARY 23, 1998

Cash flows from operating activities
  Net loss.......................................................... $ (45,149)
  Adjustments to reconcile net loss to net cash provided by
   operating activities
    Depreciation....................................................    50,106
    Deferred income taxes...........................................    (2,988)
    Change in assets and liabilities
      Receivables...................................................  (469,580)
      Income tax receivable.........................................   (25,509)
      Inventories...................................................   (27,713)
      Prepaid expenses..............................................    (1,114)
      Outstanding checks in excess of bank balances.................    52,171
      Accounts payable..............................................   202,255
      Accrued liabilities...........................................   506,847
      Income tax payable............................................   (11,483)
                                                                     ---------
        Net cash provided by operating activities...................   227,843
Cash flows from investing activities
  Purchase of property and equipment................................   (81,254)
                                                                     ---------
        Net cash used in investing activities.......................   (81,254)
Cash flows from financing activities
  Net payments on line of credit....................................       --
  Proceeds from borrowings..........................................       --
  Repayment of borrowings...........................................  (323,999)
                                                                     ---------
        Net cash used in financing activities.......................  (323,999)
                                                                     ---------
        Net decrease in cash........................................  (177,410)
Cash at beginning of period.........................................   177,560
                                                                     ---------
Cash at end of period............................................... $     150
                                                                     =========
Supplemental disclosures
  Interest paid..................................................... $  41,735
                                                                     =========
  Income taxes paid................................................. $  25,431
                                                                     =========


   The Notes to Financial Statements are an integral part of this statement.

                            SWEET SHOP CANDIES, INC.

                  STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY

                  PERIOD FROM JULY 1, 1997 TO JANUARY 23, 1998

                                COMMON  PAID-IN  RETAINED   TREASURY
                                 STOCK  CAPITAL  EARNINGS     STOCK     TOTAL
                                ------- ------- ----------  ---------  --------
BALANCE
  July 1, 1997................. $54,494 $83,673 $1,052,071  $(560,000) $630,238
  Net loss.....................     --      --     (45,149)       --    (45,149)
                                ------- ------- ----------  ---------  --------
BALANCE
  January 23, 1998............. $54,494 $83,673 $1,006,922  $(560,000) $585,089
                                ======= ======= ==========  =========  ========




   The Notes to Financial Statements are an integral part of this statement.

                           SWEET SHOP CANDIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 PERIOD FROM JULY 1, 1997 TO JANUARY 23, 1998

 NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Sweet Shop Candies, Inc. (the "Company") is a Texas corporation. The accounting policy relative to the carrying value of property and equipment is indicated in the caption of the balance sheets. Nature of operations and other significant accounting policies are as follows:

 Nature of Operations

  The Company produces and markets handmade chocolate and other types of candies. Customers consist of retail chains and distributors who operate within this industry throughout the United States. The Company performs ongoing credit evaluation of its customers and generally requires no collateral from them.

 Property and Equipment

  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to 10 years.

  Maintenance, repairs and minor replacements are charged to income as incurred; major replacements and betterments are capitalized. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts at the time of disposition, and any resulting gain or loss is reflected in the statement of operations.

 Inventories

  Inventories are stated at the lower of cost, first-in, first-out, or market.

 Prepaid Expenses

  The Company capitalizes certain costs associated with the development and design of packaging materials for products. These costs are amortized over the periods benefited of twenty-four to forty-eight months. As of January 23, 1998, the net amount of these design and development costs capitalized was $50,118.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Flows

  For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of less than three months to be cash equivalents.

NOTE 2. CONCENTRATIONS OF CREDIT RISK

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, trade receivables and notes receivable. Cash and cash equivalents consist of one more of the following: cash on hand; demand deposits; and short-term repurchase agreements in government securities held at a financial institution. Total cash and cash equivalents held with the bank, at times, may exceed federally insured limits. The Company has not experienced any losses

                           SWEET SHOP CANDIES, INC.

                 PERIOD FROM JULY 1, 1997 TO JANUARY 23, 1998
NOTE 2. CONCENTRATIONS OF CREDIT RISK--CONTINUED

in such accounts and believes it is not exposed to any significant credit risk with respect to cash and cash equivalents.

  Concentrations of credit risk with respect to trade receivables is limited due to the Company's credit granting policies and due to the large number of customers comprising the Company's customer base.

  Credit risk with respect to notes receivable, trade consist of a guaranteed note with a current customer. The note bears interest at 10% and is due September 1999.

NOTE 3. INVENTORIES

  Inventories consist of:

        Finished goods................................................. $161,205
        Work-in-process................................................   44,061
        Raw materials..................................................   79,228
        Packaging material.............................................  459,621
                                                                        --------
          Total........................................................ $744,115
                                                                        ========

NOTE 4. LINE OF CREDIT

  The Company has a line of credit for $500,000 under the terms of a revolving loan agreement with a bank which provides for interest at the bank's prime rate plus one percent (9.5% at January 23, 1998) and is due October 1, 1998. At January 23, 1998, there were no borrowings outstanding under this agreement. All receivables, inventories and equipment are pledged as collateral under the agreement.

  At January 23, 1998, the Company has $500,000 in additional borrowings available under the line of credit agreement.

NOTE 5. LONG-TERM DEBT

  Long-term debt at January 23, 1998 consists of:

      Note payable to shareholder for purchase of treasury stock, interest at Overton Bank and Trust's base rate (9% at January
       23, 1998), currently payable, collateralized by common stock held by a former shareholder and treasury stock held by the
       Company........................................................ $329,141
      Less current portion............................................  329,141
                                                                       --------
                                                                       $    --
                                                                       ========

  Annual maturities of long-term debt are as follows:

      1998............................................................. $329,141
      1999.............................................................      --
      2000.............................................................      --
      2001.............................................................      --
      2002.............................................................      --
      Thereafter.......................................................      --
                                                                        --------
                                                                        $329,141
                                                                        ========

                           SWEET SHOP CANDIES, INC.

                 PERIOD FROM JULY 1, 1997 TO JANUARY 23, 1998

NOTE 6. ADVERTISING COSTS

  The Company produces brochures which are used by customers to place orders. The costs to produce these brochures are capitalized and expensed over the estimated response period of twelve months. Other advertising costs are expensed as incurred. Included in prepaid expenses at January 23, 1998 is $21,636 of unamortized brochure costs. Total advertising costs included in selling expenses for the period ended January 23, 1998 were approximately $34,000.

NOTE 7. RELATED PARTY TRANSACTIONS

  The Company has a contract with a company related through common ownership to pay annual licensing and royalty fees based on sales volume for the use of the formulas and trademarks. Licensing fees of $28,000 for the period ended January 23, 1998 are included in cost of sales. Royalty fees of $147,250 for the period ended January 23, 1998 are included in selling expenses. Included in accrued expenses at January 23, 1998 are $349,804 for unpaid licensing and royalty fees.

  Included in interest expense for the period ended January 23, 1998 is $31,605 on notes payable to shareholder.

  Receivables from related parties at January 23, 1998 consist of two noninterest bearing notes receivable from key employees totaling $19,250 and are payable June 1998. Remaining balances represent advances to various employees and are unsecured, noninterest bearing and do not contain scheduled payout provisions.

  Included in trade accounts payable at January 23, 1998 is $1,457 due to other companies owned by the stockholder. Also, included in trade accounts payable at January 23, 1998 is $445 due to various employees.

NOTE 8. OPERATING LEASES

  The Company leases its office and warehouse facilities and certain equipment under operating leases. Effective September 1, 1996, the Company's shareholder purchased the office and warehouse facilities and entered into a new lease agreement with the Company. Rent paid to the shareholder for the period ended January 23, 1998 under the new lease was $65,625. Total rental expense for the period ended January 23, 1998 was $70,804.

  Annual minimum lease payments for the years ended June 30 are as follows:

      1998............................................................. $ 46,875
      1999.............................................................  112,500
      2000.............................................................    9,375
                                                                        --------
                                                                        $168,750
                                                                        ========

NOTE 9. EMPLOYEE PROFIT SHARING PLAN

  The Company maintains a defined contribution profit sharing plan under Internal Revenue Service Code Section 401(k). The plan covers substantially all employees with one year's service. Employer contributions are made at the discretion of the Board of Directors. No contributions were made for the period ended January 23, 1998.

  Administrative costs paid on behalf of the plan for the period ended January 23, 1998 were $3,608.

                           SWEET SHOP CANDIES, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

                 PERIOD FROM JULY 1, 1997 TO JANUARY 23, 1998

NOTE 10. INCOME TAXES

  Components of the Company's provision (benefit) for income tax are as follows:

      Current taxes--federal......................................... $ (11,561)
      Deferred taxes--federal........................................    (2,988)
                                                                      ---------
                                                                      $ (14,549)
                                                                      =========

  The Company's deferred tax assets and liabilities consisted of the following:

      Deferred tax assets.............................................. $125,427
      Deferred tax liabilities.........................................      --
                                                                        --------
                                                                        $125,427
                                                                        ========

  Deferred income taxes are provided for temporary differences in the basis of assets and liabilities for financial reporting and income tax purposes.

  Basis differences result from different financial accounting and tax methods used for depreciation, amortization, recognition of bad debts, and inventory valuation.

NOTE 11. SUBSEQUENT EVENT

  On February 23, 1998, the Company's sole shareholder sold all of the outstanding common stock of the Company to Diversified Food Group, L.L.C.
(DFG). In the future, the Company will be a division of DFG.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Sweet Shop Candies, Inc.
Fort Worth, Texas

  We have audited the accompanying balance sheets of Sweet Shop Candies, Inc. as of June 30, 1997 and 1996, and the related statements of income, changes in shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sweet Shop Candies, Inc. as of June 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Weaver and Tidwell, L.L.P.

Fort Worth, Texas
September 2, 1997

                            SWEET SHOP CANDIES, INC.

                                 BALANCE SHEETS

                             JUNE 30, 1997 AND 1996

                                                             1997       1996
                         ASSETS                           ---------- ----------
Current Assets
  Cash and cash equivalents.............................. $  177,560 $  162,810
  Trade accounts receivable, less allowance for doubtful
   accounts of $51,974--1997; $31,974--1996..............    383,687    317,660
  Note receivable, trade.................................     12,778      4,476
  Receivables, related parties...........................     49,059     59,789
  Income taxes receivable................................        --      10,185
  Inventories............................................    716,402    642,351
  Prepaid expenses.......................................    104,690     82,784
  Deferred tax assets....................................     36,084     29,661
                                                          ---------- ----------
    Total current assets.................................  1,480,260  1,309,716
Property and equipment, at cost
  Equipment..............................................    863,394    811,638
  Property held under capital lease......................     22,016     22,016
  Leasehold improvements.................................    391,521    382,246
  Transportation vehicles................................     38,949     33,413
  Furniture and fixtures.................................    293,636    273,626
                                                          ---------- ----------
                                                           1,609,516  1,522,939
  Less accumulated depreciation..........................  1,383,315  1,311,443
                                                          ---------- ----------
                                                             226,201    211,496
Other assets
  Notes receivable, trade................................        --      12,778
  Deposits...............................................      1,522      1,522
  Deferred tax assets....................................     86,355     89,553
                                                          ---------- ----------
                                                              87,877    103,853
                                                          ---------- ----------
    Total assets......................................... $1,794,338 $1,625,065
                                                          ========== ==========
          LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
  Current portion of long-term debt...................... $   41,142 $   41,142
  Line of credit.........................................        --      50,000
  Trade accounts payable.................................    227,638    197,160
  Accrued expenses.......................................    271,839    226,179
  Notes payable..........................................    300,000    177,106
  Federal income tax payable.............................     11,483        --
                                                          ---------- ----------
    Total current liabilities............................    852,102    691,587
Long-term debt...........................................    311,998    353,141
                                                          ---------- ----------
    Total liabilities....................................  1,164,100  1,044,728
Shareholder's Equity
  Common stock, no par value, 100,000 shares authorized,
   82,296 shares issued..................................     54,494     54,494
  Additional paid-in capital.............................     83,673     83,673
  Retained earnings......................................  1,052,071  1,002,170
                                                          ---------- ----------
                                                           1,190,238  1,140,337
  Less common stock held in treasury, at cost 12,606
   shares for 1997 and 1996..............................    560,000    560,000
                                                          ---------- ----------
                                                             630,238    580,337
                                                          ---------- ----------
    Total liabilities and shareholder's equity........... $1,794,338 $1,625,065
                                                          ========== ==========

  The Notes to Financial Statements are an integral part of these statements.

                            SWEET SHOP CANDIES, INC.

                              STATEMENTS OF INCOME

                       YEARS ENDED JUNE 30, 1997 AND 1996

                                                            1997        1996
                                                         ----------  ----------
Net sales............................................... $5,862,441  $4,487,436
Cost of sales...........................................  3,551,114   2,627,428
                                                         ----------  ----------
    Gross profit........................................  2,311,327   1,860,008
Operating costs
  Selling...............................................  1,301,527   1,059,728
  General and administrative............................    840,680     621,075
  Provision for doubtful accounts.......................     37,039      49,060
                                                         ----------  ----------
    Total operating costs...............................  2,179,246   1,729,863
                                                         ----------  ----------
    Income from operations..............................    132,081     130,145
Other income (expense)
  Interest income.......................................      2,378       9,219
  Interest expense......................................    (59,889)    (62,903)
                                                         ----------  ----------
    Income before income taxes..........................     74,570      76,461
Provision from income taxes.............................     24,669      19,365
                                                         ----------  ----------
    Net income.......................................... $   49,901  $   57,096
                                                         ==========  ==========



  The Notes to Financial Statements are an integral part of these statements.

                            SWEET SHOP CANDIES, INC.

                            STATEMENTS OF CASH FLOWS

                       YEARS ENDED JUNE 30, 1997 AND 1996

                                                            1997       1996
                                                          ---------  ---------
Cash flows from operating activities:
  Net income............................................. $  49,901  $  57,096
  Adjustments to reconcile net income to net cash
   provided by operating activities
    Depreciation.........................................    71,872     75,884
    Deferred income taxes................................    (3,225)      (638)
    Change in assets and liabilities:
      Receivables........................................   (50,822)     7,553
      Income tax receivable..............................    21,669     42,036
      Inventories........................................   (74,051)  (173,399)
      Prepaid expenses...................................   (21,906)   (19,470)
      Deposits...........................................       --       1,057
      Accounts payable...................................    30,478    (25,384)
      Accrued liabilities................................    45,660    173,837
                                                          ---------  ---------
        Net cash provided by operating activities........    69,576    138,572
Cash flows from investing activities:
  Purchase of property and equipment.....................   (86,577)   (73,853)
                                                          ---------  ---------
        Net cash used in investing activities............   (86,577)   (73,853)
                                                          ---------  ---------
Cash flows from financing activities:
  Proceeds from borrowings............................... $ 860,000  $ 523,000
  Repayment of borrowings................................  (828,249)  (673,036)
                                                          ---------  ---------
        Net cash provided by (used in) financing
         activities......................................    31,751   (150,036)
                                                          ---------  ---------
        Net increase (decrease) in cash..................    14,750    (85,317)
Cash and cash equivalents, beginning of year.............   162,810    248,127
                                                          ---------  ---------
Cash and cash equivalents, end of year................... $ 177,560  $ 162,810
                                                          =========  =========
Supplemental disclosures:
  Interest paid.......................................... $  45,258  $  49,059
                                                          =========  =========
  Income taxes paid...................................... $   6,226  $  13,302
                                                          =========  =========


  The Notes to Financial Statements are an integral part of these statements.

                            SWEET SHOP CANDIES, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                       YEARS ENDED JUNE 30, 1997 AND 1996

                                  COMMON  PAID-IN  RETAINED  TREASURY
                                   STOCK  CAPITAL  EARNINGS    STOCK     TOTAL
                                  ------- ------- ---------- ---------  --------
  Balance, June 30, 1995......... $54,494 $83,673 $  945,074 $(560,000) $523,241
    Net income...................     --      --      57,096       --     57,096
                                  ------- ------- ---------- ---------  --------
  Balance, June 30, 1996.........  54,494  83,673  1,002,170  (560,000)  580,337
    Net income...................     --      --      49,901       --     49,901
                                  ------- ------- ---------- ---------  --------
  Balance, June 30, 1997......... $54,494 $83,673 $1,052,071 $(560,000) $630,238
                                  ======= ======= ========== =========  ========




  The Notes to Financial Statements are an integral part of these statements.

                           SWEET SHOP CANDIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      YEARS ENDED JUNE 30, 1997 AND 1996

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Sweet Shop Candies, Inc. (the "Company") is incorporated as a Texas Corporation. The accounting policy relative to the carrying value of property and equipment is indicated in the caption of the balance sheets. Nature of operations and other significant accounting policies are as follows:

 Nature of Operations

  The Company produces and markets handmade chocolate and other types of candies. Customers consist of retail chains and distributors who operate within this industry throughout the United States. The Company performs ongoing credit evaluation of its customers and generally requires no collateral from them.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to 10 years.

  Maintenance, repairs and minor replacements are charged to income as incurred; major replacements and betterments are capitalized. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts at the time of disposition, and any resulting gain or loss is reflected in the statement of income.

 Inventories

  Inventories are stated at the lower of cost, first-in, first-out, or market.

 Prepaid Expenses

  The Company capitalizes certain costs associated with the development and design of packaging materials for products. These costs are amortized over a period of twenty-four to forty-eight months. As of June 30, 1997 and 1996, the net amount of these marketing and development costs capitalized was $50,118 and $33,580, respectively.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash flows

  For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of less than three months to be cash equivalents.

                           SWEET SHOP CANDIES, INC.

                      YEARS ENDED JUNE 30, 1997 AND 1996

NOTE 2. CONCENTRATIONS OF CREDIT RISK

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, trade receivables and notes receivable. At June 30, 1997, cash and cash equivalents consist of demand deposits and short-term repurchase agreements in government securities held at a financial institution. Total cash and cash equivalents held with the bank, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk with respect to cash and cash equivalents.

  Concentrations of credit risk with respect to trade receivables is limited due to the Company's credit granting policies and due to the large number of customers comprising the Company's customer base.

  Credit risk with respect to notes receivable, trade consist of a guaranteed note with a current customer. The note bears interest at 10% and is due October 1997.

NOTE 3. INVENTORIES

  Inventories at June 30 consist of:

                                                               1997     1996
                                                             -------- --------
      Finished goods........................................ $ 84,310 $ 85,299
      Work-in-process.......................................   24,200   12,675
      Raw materials.........................................   90,826   68,358
      Packaging material....................................  517,066  476,019
                                                             -------- --------
          Total............................................. $716,402 $642,351
                                                             ======== ========

NOTE 4. LINE OF CREDIT

                                                               1997     1996
                                                             -------- --------
      Borrowings under a $500,000 line of credit agreement
       bearing interest at the bank's base rate plus 1.0%
       (10% at June 30, 1997), due October 1997, secured by
       equipment, receivables, and inventory................ $    --  $ 50,000
                                                             ======== ========

NOTE 5. NOTES PAYABLE

  Notes payable at June 30 consist of:

                                                               1997     1996
                                                             -------- --------
      Note payable to shareholder, interest at the greater
       of 8.75% or Overton Bank and Trust's prime rate,
       retired December 1996................................ $    --  $168,000
      Note payable to shareholder, interest payable monthly
       at 9%, due December 1997.............................  300,000      --
      Note payable to Overton Bank and Trust, payable in
       monthly installments of $1,054 including interest at
       1.0% above the bank's base rate (10% at June 30,
       1997), due April 1997, collateralized by
       transportation equipment, retired....................      --     9,106
                                                             -------- --------
                                                             $300,000 $177,106
                                                             ======== ========

                           SWEET SHOP CANDIES, INC.

                      YEARS ENDED JUNE 30, 1997 AND 1996

NOTE 6. LONG-TERM DEBT

  Long-term debt at June 30 consists of:

                                                              1997     1996
                                                            -------- --------
      Note payable to shareholder for purchase of treasury
       stock, interest at Overton Bank and Trust's base
       rate (9% at June 30, 1997), principal payable in
       monthly installments of $3,429 through January 1,
       2006, collateralized by common stock held by a for-
       mer shareholder and treasury stock held by the Com-
       pany................................................ $353,140 $394,283
      Less current portion.................................   41,142   41,142
                                                            -------- --------
                                                            $311,998 $353,141
                                                            ======== ========

  Annual maturities of long-term debt are as follows:

      1998............................................................. $ 41,142
      1999.............................................................   41,142
      2000.............................................................   41,142
      2001.............................................................   41,142
      2002.............................................................   41,142
      Thereafter.......................................................  147,430
                                                                        --------
                                                                        $353,140
                                                                        ========

NOTE 7. ADVERTISING COSTS

  The Company produces brochures which are used by customers to place orders. The costs to produce these brochures are capitalized and expensed over the estimated response period of twelve months. Other advertising costs are expensed as incurred. Included in prepaid expenses at June 30, 1997 and 1996 is $34,336 and $33,062, respectively, of unamortized brochure costs. Total advertising costs included in selling expenses for the years ended June 30, 1997 and 1996 were approximately $48,000 and $37,000, respectively.

NOTE 8. RELATED PARTY TRANSACTIONS

  The Company has a contract with a company related through common ownership to pay annual licensing and royalty fees based on sales volume for the use of the formulas and trademarks. Licensing fees of $48,000 for each year are included in cost of sales. Royalty fees of $178,554 and $159,646 are included in selling expenses for the years ended June 30, 1997 and 1996, respectively. Included in accrued expenses at June 30, 1997 is $178,554 for unpaid licensing and royalty fees. Included in interest expense for the years ended June 30, 1997 and 1996 is $46,640 and $54,702, respectively, on notes payable to shareholder.

  Receivables, related parties at June 30, 1997 consist of two noninterest bearing notes receivable from key employees totaling $21,250 and are payable June 1998. Remaining balances represent advances to various employees and are unsecured, noninterest bearing and do not contain scheduled payout provisions.

  Included in trade accounts payable at June 30, 1997 and 1996 is $735 and $16,770, respectively, due to other companies owned by the stockholder. Also included in trade accounts payable at June 30, 1997 and 1996 is $704 and $2,931, respectively, due to various employees.

                           SWEET SHOP CANDIES, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

                      YEARS ENDED JUNE 30, 1997 AND 1996

NOTE 9. OPERATING LEASES

  The Company leases its office and warehouse facilities and certain equipment under operating leases. Effective September 1, 1996, the Company's shareholder purchased the office and warehouse facilities and entered into a new lease agreement with the Company. Rent paid to the shareholder during 1997 under the new lease was $93,750. Total rental expense for the years ended June 30, 1997 and 1996 was $117,893 and $120,037, respectively.

  Annual minimum lease payments for the years ended June 30 are as follows:

      1998............................................................. $112,500
      1999.............................................................  112,500
      2000.............................................................    9,375
                                                                        --------
                                                                        $234,375
                                                                        ========

NOTE 10. EMPLOYEE PROFIT SHARING PLAN

  The Company maintains a defined contribution profit sharing plan under Internal Revenue Service code Section 401(k). The plan covers substantially all employees with one year's service. Employer contributions are made at the discretion of the Board of Directors. Contributions for the years ended June 30, 1997 and 1996 were $14,456 and $12,929, respectively

  Administrative costs paid on behalf of the plan for the years ended June 30, 1997 and 1996 were $300 and $2,906, respectively.

NOTE 11. INCOME TAXES

  Components of the Company's provision for income tax are as follows:

                                                                1997     1996
                                                               -------  -------
      Current taxes--federal.................................. $27,894  $20,003
      Deferred taxes--federal.................................  (3,225)    (638)
                                                               -------  -------
                                                               $24,669  $19,365
                                                               =======  =======

  The Company's deferred tax assets and liabilities consisted of the following at June 30:

                                                                 1997     1996
                                                               -------- --------
      Deferred tax assets..................................... $122,439 $119,214
      Deferred tax liabilities................................      --       --
                                                               -------- --------
                                                               $122,439 $119,214
                                                               ======== ========

  Deferred income taxes are provided for temporary differences in the basis of assets and liabilities for financial reporting and income tax purposes.

  Basis differences result from different financial accounting and tax methods used for depreciation, amortization, recognition of bad debts, and inventory valuation.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Sweet Shop Candies, Inc.
Fort Worth, Texas

  We have audited the accompanying balance sheets of Sweet Shop Candies, Inc. as of June 30, 1996 and 1995, and the related statements of income, changes in shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sweet Shop Candies, Inc. as of June 30, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Weaver and Tidwell, L.L.P.

Fort Worth, Texas
September 5, 1996

                            SWEET SHOP CANDIES, INC.

                                 BALANCE SHEETS

                             JUNE 30, 1996 AND 1995

                                                             1996       1995
                         ASSETS                           ---------- ----------
Current Assets
 Cash and cash equivalents (Note 2)...................... $  162,810   $248,127
 Trade accounts receivable, less allowance for doubtful
  accounts of $31,974 and $20,000 in 1996 and 1995,
  respectively (Notes 2, 4 and 8)........................    317,660    340,462
 Note receivable, trade (Note 2).........................      4,476        --
 Receivables, related parties (Note 8)...................     59,789     38,750
 Income taxes receivable.................................     10,185     52,221
 Inventories (Notes 3 and 4).............................    642,351    468,952
 Prepaid expenses (Note 7)...............................     82,784     63,314
 Deferred income taxes (Note 11).........................     29,661     26,501
                                                          ---------- ----------
   Total current assets..................................  1,309,716  1,238,327
Property and Equipment, at cost (Notes 4 and 5)
 Equipment...............................................    811,638    795,565
 Property held under capital lease.......................     22,016     22,016
 Leasehold improvements..................................    382,246    363,710
 Transportation vehicles.................................     33,413     20,635
 Furniture and fixtures..................................    273,626    247,160
                                                          ---------- ----------
                                                           1,522,939  1,449,086
 Less accumulated depreciation...........................  1,311,443  1,235,559
                                                          ---------- ----------
                                                             211,496    213,527
Other Assets
 Notes receivable, trade (Note 2)........................     12,778     23,044
 Deposits................................................      1,522      2,579
 Deferred income taxes (Note 11).........................     89,553     92,075
                                                          ---------- ----------
                                                             103,853    117,698
                                                          ---------- ----------
   Total Assets.......................................... $1,625,065 $1,569,552
                                                          ========== ==========
          LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
 Current portion of long-term debt (Note 6).............. $   41,142 $   41,142
 Line of credit (Note 4).................................     50,000        --
 Trade accounts payable (Note 8).........................    197,160    222,544
 Accrued expenses (Note 8)...............................    226,179     52,342
 Notes payable (Notes 5 and 8)...........................    177,106    336,000
                                                          ---------- ----------
   Total current liabilities.............................    691,587    652,028
Long-Term Debt (Note 6)..................................    353,141    394,283
                                                          ---------- ----------
   Total liabilities.....................................  1,044,728  1,046,311
Shareholder's Equity (Note 6)
 Common stock, no par value, 100,000 shares authorized,
  82,296 shares issued...................................     54,494     54,494
 Additional paid-in capital..............................     83,673     83,673
 Retained earnings.......................................  1,002,170    945,074
                                                          ---------- ----------
                                                           1,140,337  1,083,241
 Less common stock held in treasury, at cost 12,606
  shares for 1996 and 1995...............................    560,000    560,000
                                                          ---------- ----------
                                                             580,337    523,241
                                                          ---------- ----------
   Total liabilities and shareholder's equity............ $1,625,065 $1,569,552
                                                          ========== ==========

  The Notes to Financial Statements are an integral part of these statements.

                            SWEET SHOP CANDIES, INC.

                              STATEMENTS OF INCOME

                       YEARS ENDED JUNE 30, 1996 AND 1995

                                                            1996        1995
                                                         ----------  ----------
Net sales............................................... $4,487,436  $4,836,940
Cost of sales...........................................  2,627,428   2,779,806
                                                         ----------  ----------
    Gross profit........................................  1,860,008   2,057,134
Operating costs
  Selling...............................................  1,059,728   1,074,633
  General and administrative............................    621,075     791,320
  Provision for doubtful accounts.......................     49,060      44,802
                                                         ----------  ----------
    Total operating costs...............................  1,729,863   1,910,755
                                                         ----------  ----------
    Income from operations..............................    130,145     146,379
Other income (expense)
  Interest income.......................................      9,219       9,066
  Interest expense (Note 8).............................    (62,903)    (60,444)
                                                         ----------  ----------
    Income before income taxes..........................     76,461      95,001
Provision for income taxes (Note 11)....................     19,365      24,030
                                                         ----------  ----------
    Net income.......................................... $   57,096  $   70,971
                                                         ==========  ==========



  The Notes to Financial Statements are an integral part of these statements.

                            SWEET SHOP CANDIES, INC.

                            STATEMENTS OF CASH FLOWS

                       YEARS ENDED JUNE 30, 1996 AND 1995

                                                            1996       1995
                                                          ---------  ---------
Cash flows from operating activities:
  Net income............................................. $  57,096  $  70,971
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities;
    Depreciation.........................................    75,884     87,978
    Loss on sale of equipment............................       --      19,042
    Deferred income taxes................................      (638)       976
    Decrease (increase) in receivables...................     7,553   (100,177)
    Decrease (increase) in income tax receivable.........    42,036    (52,221)
    Decrease (increase) in inventories...................  (173,399)    98,447
    Decrease (increase) in prepaid expenses..............   (19,470)    13,394
    Decrease in deposits.................................     1,057        --
    Decrease in accounts payable.........................   (25,384)  (136,448)
    Increase (decrease) in income taxes payable..........       --     (70,568)
    Increase (decrease) in accrued liabilities...........   173,837     (4,759)
                                                          ---------  ---------
      Net cash provided by (used in) operating
       activities........................................   138,572    (73,565)
Cash flows from investing activities:
  Purchase of property and equipment.....................   (73,853)   (98,163)
                                                          ---------  ---------
      Net cash used in investing activities..............   (73,853)   (98,163)
Cash flows from financing activities:
  Proceeds from notes payable and long-term debt.........   523,000    741,000
  Repayment of notes payable and long-term debt..........  (673,036)  (809,899)
                                                          ---------  ---------
      Net cash used in financing activities..............  (150,036)   (68,899)
                                                          ---------  ---------
      Net decrease in cash...............................   (85,317)  (240,627)
Cash and cash equivalents, beginning of year.............   248,127    488,754
                                                          ---------  ---------
Cash and cash equivalents, end of year................... $ 162,810  $ 248,127
                                                          =========  =========
Supplemental disclosures of cash flow information:
  Interest paid.......................................... $  49,059  $  61,705
  Income taxes paid......................................    13,302     75,212


  The Notes to Financial Statements are an integral part of these statements.

                            SWEET SHOP CANDIES, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                       YEARS ENDED JUNE 30, 1996 AND 1995

                                  COMMON  PAID-IN  RETAINED  TREASURY
                                   STOCK  CAPITAL  EARNINGS    STOCK     TOTAL
                                  ------- ------- ---------- ---------  --------
Balance, June 30, 1994........... $54,494 $83,673 $  874,103 $(560,000) $452,270
  Net income.....................     --      --      70,971       --     70,971
                                  ------- ------- ---------- ---------  --------
Balance, June 30, 1995...........  54,494  83,673    945,074  (560,000)  523,241
  Net income.....................     --      --      57,096       --     57,096
                                  ------- ------- ---------- ---------  --------
Balance, June 30, 1996........... $54,494 $83,673 $1,002,170 $(560,000) $580,337
                                  ======= ======= ========== =========  ========




  The Notes to Financial Statements are an integral part of these statements.

                           SWEET SHOP CANDIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      YEARS ENDED JUNE 30, 1996 AND 1995

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Sweet Shop Candies, Inc. (the "Company") is incorporated as a Texas Corporation. The accounting policy relative to the carrying value of property and equipment is indicated in the caption of the balance sheets. Nature of operations and other significant accounting policies are as follows:

 Nature of Operations

  The Company produces and markets handmade chocolate and other types of candies. Customers consist of retail chains and distributors who operate within this industry throughout the United States. The Company performs ongoing credit evaluation of its customers and generally requires no collateral from them.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 10 years.

  Maintenance, repairs and minor replacements are charged to income as incurred; major replacements and betterments are capitalized. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts at the time of disposition, and any resulting gain or loss is reflected in the statement of income.

 Inventories

  Inventories are stated at the lower of cost, first-in, first-out, or market.

 Prepaid Expenses

  The Company capitalizes certain costs associated with the development and design of packaging materials for products. These costs are amortized over a period of twenty-four to forty-eight months. As of June 30, 1996 and 1995, the net amount of these marketing and development costs capitalized was $33,580 and $29,646, respectively.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Financial Instruments

  Financial instruments of the Company consist of cash and cash equivalents, trade accounts receivable, notes receivable, trade accounts receivable, notes receivable, trade accounts payable, line of credit, notes payable, and long-term debt. Recorded values of cash and cash equivalents, trade receivables and payables approximate fair values due to short maturities of the instruments.

  The carrying amounts of the Company's notes receivable, line of credit, notes payable and long-term debt approximate fair values of instruments with similar risk and maturities.

 Cash Flows

  For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of less than three months to be cash equivalents.

                           SWEET SHOP CANDIES, INC.

                      YEARS ENDED JUNE 30, 1996 AND 1995

NOTE 2. CONCENTRATIONS OF CREDIT RISK

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, trade receivables and notes receivable. At June 30, 1996, cash consisted of demand deposits in financial institutions which participate in the FDIC insurance program. Cash equivalents consist of short-term repurchase agreements in government securities maintained in an account with the same bank. Total cash and cash equivalents held with the bank, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk with respect to cash and cash equivalents.

  Concentrations of credit risk with respect to trade receivables is limited due to the Company's credit granting policies and due to the large number of customers comprising the Company's customer base.

  Credit risk with respect to notes receivable, trade consist of a guaranteed note with a current customer. The note bears interest at 10% and is due October 1997.

NOTE 3. INVENTORIES

  Inventories at June 30 consist of:

                                                                 1996     1995
                                                               -------- --------
      Finished goods.......................................... $ 85,299 $ 45,646
      Work-in-process.........................................   12,675   25,464
      Raw materials...........................................   68,358   69,740
      Packaging material......................................  476,019  328,102
                                                               -------- --------
          Total............................................... $642,351 $468,952
                                                               ======== ========

NOTE 4. LINE OF CREDIT

                                                                     1996   1995
                                                                    ------- ----
      Borrowings under a $500,000 line of credit agreement bearing interest at the bank's base rate plus 1.0% (9.75% at June
       30, 1996), due October 1996, secured by equipment,
       receivables, and inventory.................................  $50,000 --
                                                                    ======= ===

NOTE 5. NOTES PAYABLE

  Notes payable at June 30 consist of:

                                                                 1996     1995
                                                               -------- --------
      Note payable to shareholder, interest at the greater of
       8.75% or Overton Bank & Trust's prime rate, payable
       monthly (beginning June 28, 1996), matures in December
       1996..................................................  $168,000 $282,000
      Note payable to Overton Bank and Trust, payable in
       monthly installments of $1,054 including interest at
       1.0% above the bank's base rate (9.75% at June 30,
       1996), due April 1997, collateralized by
       transportation equipment..............................     9,106      --
      Note payable to entity related through ownership,
       interest at the greater of 9.5% or Overton Bank &
       Trust's prime rate, retired February 1996 (Note 8)....       --    54,000
                                                               -------- --------
                                                               $177,106 $336,000
                                                               ======== ========

                           SWEET SHOP CANDIES, INC.

                      YEARS ENDED JUNE 30, 1996 AND 1995
NOTE 6. LONG-TERM DEBT

  Long-term debt at June 30 consists of:

                                                              1996     1995
                                                            -------- --------
      Note payable to shareholder for purchase of treasury
       stock, interest at Overton Bank and Trust's base
       rate (8.75% at June 30, 1996), principal payable in
       monthly installments of $3,429 through January 1,
       2006, collateralized by common stock held by a
       former shareholder and treasury stock held by the
       Company............................................. $394,283 $435,425
      Less current portion.................................   41,142   41,142
                                                            -------- --------
                                                            $353,141 $394,283
                                                            ======== ========

  Annual maturities of long-term debt are as follows:

      1997............................................................. $ 41,142
      1998.............................................................   41,142
      1999.............................................................   41,142
      2000.............................................................   41,142
      2001.............................................................   41,142
      Thereafter.......................................................  188,573
                                                                        --------
                                                                        $394,283
                                                                        ========

NOTE 7. ADVERTISING COSTS

  The Company produces brochures which are used by customers to place orders. The costs to produce these brochures are capitalized and expensed over the estimated response period of twelve months. Other advertising costs are expensed as incurred. Included in prepaid expenses at June 30, 1996 and 1995 is $33,062 and $20,312 respectively, of unamortized brochure costs. Total advertising costs included in selling expenses for the years ended June 30, 1996 and 1995 were $37,369 and $20,434, respectively.

NOTE 8. RELATED PARTY TRANSACTIONS

  The Company has a contract with a company related through common ownership to pay annual licensing and royalty fees based on sales volume for the use of the formulas and trademarks. Licensing fees of $48,000 for each year are included in cost of sales and royalty fees of $159,646 and $166,663 are included in selling expenses for the years ended June 30, 1996 and 1995, respectively. Included in accrued expenses at June 30, 1996 is $159,696 for unpaid licensing and royalty fees. Included in interest expense for the years ended June 30, 1996 and 1995 is $54,702 and $44,921, respectively, on notes payable to shareholders and an affiliate company.

  Receivables, related parties consist of two notes receivable from key employees of $23,688 at June 30, 1996 bearing interest at 9.25% payable December 1996. Remaining balances represent advances to various employees and are unsecured, non interest bearing and do not contain scheduled payout provisions.

  Included in trade accounts payable at June 30, 1996 and 1995 is $16,770 and $-0- respectively, due to other companies owned by the stockholder. Also, included in trade accounts payable at June 30, 1996 and 1995 is $2,931 and $- 0-, due to various employees.

                           SWEET SHOP CANDIES, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

                      YEARS ENDED JUNE 30, 1996 AND 1995

NOTE 9. OPERATING LEASES

  The Company leases its office and warehouse facilities and certain equipment under operating leases. Rental expense for the years ended June 30, 1996 and 1995 was $120,037 and $135,781, respectively.

  Subsequent to year end, the Company's shareholder purchased the leased office and warehouse facilities. Effective September 1, 1996, the Company entered into a new lease agreement with the shareholder. Annual lease payments for the years ended June 30 are as follows:

      1997............................................................. $ 93,750
      1998.............................................................  112,500
      1999.............................................................  112,500
      2000.............................................................    9,375
                                                                        --------
                                                                        $328,125
                                                                        ========

NOTE 10. EMPLOYEE PROFIT SHARING PLAN

  The Company maintains a defined contribution profit sharing plan under Internal Revenue Service Code Section 401(k). The plan covers substantially all employees with one year's service. Employer contributions are made at the discretion of the Board of Directors. Contributions for the years ended June 30, 1996 and 1995 were $12,929 and $17,764, respectively.

  Administrative costs paid on behalf of the plan for the years ended June 30, 1996 and 1995 were $2,906 and $-0-, respectively.

NOTE 11. INCOME TAXES

  Components of the Company's provision for income tax are as follows:

                                                                1996     1995
                                                               -------  -------
      Current taxes--federal.................................. $20,003  $23,054
      Deferred taxes--federal.................................    (638)     976
                                                               -------  -------
                                                               $19,365  $24,030
                                                               =======  =======

  The Company's deferred tax assets and liabilities consisted of the following at June 30:

                                                                 1996     1995
                                                               -------- --------
      Deferred tax assets..................................... $119,214 $118,576
      Deferred tax liability..................................      --       --
                                                               -------- --------
                                                               $119,214 $118,576
                                                               ======== ========

  Deferred income taxes are provided for temporary differences in the basis of assets and liabilities for financial reporting and income tax purposes.

  Basis differences result from different financial accounting and tax methods used for depreciation, amortization, recognition of bad debts, and inventory valuation.

  [The inside back cover of the Prospectus contains photographs of certain of the Company's gourmet confections and premium appetizers including MRS. PRINDABLE'S gourmet apples, AMERICAN CARAMEL COMPANY assorted caramel treats, and SWEET SHOP chocolate and truffles in holiday gift packaging.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO PERSON, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    9
Company History and Acquisitions..........................................   14
Use of Proceeds...........................................................   17
Proposed Credit Facility..................................................   18
Dividend Policy...........................................................   18
Capitalization............................................................   19
Dilution..................................................................   20
Selected Consolidated Financial Data......................................   21
Unaudited Pro Forma Condensed Consolidated Financial Information..........   23
Notes to Unaudited Pro Forma Statements of Operations.....................   28
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   30
Business..................................................................   37
Management................................................................   50
Certain Relationships and Related Transactions............................   58
Security Ownership of Certain Beneficial Owners and Management; Selling
 Stockholders.............................................................   59
Description of Capital Stock..............................................   60
Shares Eligible for Future Sale...........................................   62
Underwriting..............................................................   64
Legal Matters.............................................................   65
Experts...................................................................   65
Change in Independent Accountants.........................................   66
Additional Information....................................................   67
Index to Financial Statements.............................................  F-1

                               ----------------

 UNTIL         , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     Shares

                                      LOGO

                                  Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

                                 BT ALEXl BROWN

                         BANCAMERICA ROBERTSON STEPHENS

                                         , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the Common Stock pursuant to the Prospectus contained in this Registration Statement. The Registrant will pay all of these expenses.

                                                                     APPROXIMATE
                                                                       AMOUNT
                                                                     -----------
      Securities and Exchange Commission registration fee...........   $17,700
      NASD filing fee...............................................     6,500
      New York Stock Exchange application fee.......................       *
      Accountants' fees and expenses................................       *
      Blue Sky fees and expenses....................................       *
      Legal fees and expenses.......................................       *
      Transfer Agent and Registrar fees and expenses................       *
      Printing and engraving........................................       *
      Miscellaneous expenses........................................       *
                                                                       -------
          Total.....................................................   $   *
                                                                       =======

--------
   * To be provided by amendment

  All expenses other than the Securities and Exchange Commission registration fee and NASD filing fee are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article VIII of the Registrant's Certificate of Incorporation will provide that the Registrant shall indemnify its directors to the full extent permitted by the General Corporation Law of the State of Delaware and may indemnify its officers and employees to such extent, except that the Registrant shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by the Registrant without the prior written consent of the Registrant. Prior to consummation of the Offering, the Registrant will enter into indemnity agreements with each of its directors. These agreements may require the Registrant, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' liability insurance if available on reasonable terms.

  In addition, Article VIII of the Registrant's Amended and Restated Certificate of Incorporation will also provide that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derives an improper personal benefit.

  Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

  Prior to the effective date of the Offering, the Registrant intends to purchase a directors' and officers' liability insurance policy.

  Under the terms of the Underwriting Agreement, the Underwriters have agreed to indemnify, under certain conditions, the Registrant, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The following information reflects a 1,000 for 1 split of Diversified Food Group, L.L.C.'s (the "Limited Liability Company") membership interests as of January 1, 1998. It does not reflect the transactions to be affected immediately prior to the consummation of the Offering described in the Prospectus under the heading "Company History and Acquisitions--The Conversion." No underwriters were involved in any of the transactions described below. All of the securities issued in the foregoing transactions are membership interests ("Membership Interests") in the Limited Liability Company and were issued by the Limited Liability Company in reliance upon the exemption of registration provided by Regulation 701 and Section 4(2) of the Securities Act of 1933, as amended, including Regulation D promulgated thereunder.

  1. On March 25, 1996 the Limited Liability Company was formed with contributions totalling $775,000 from Lawrence Gould ("Gould") and Andrew Zahn ("Zahn"). The Limited Liability Company issued a total of 1,000,000 Membership Interests in this transaction.

  2. As of December 30, 1996, Lowell Kraff ("Kraff") contributed $198,000 to the Limited Liability Company for 142,850 Membership Interests. In addition, effective as of such date, Dennis Kessler contributed $7,920 (in addition $31,680 was paid in 1998 and another $7,920 in the quarter ended April 3,
1998) for 6,000 Membership Interests.

  3. Effective as of January 4, 1997, the Limited Liability Company issued:
(i) 5,740 Membership Interests to Katten Muchin & Zavis for $100; (ii) 5,740 Membership Interests to Primus Capital Fund III Limited Partnership for $100; and (iii) 5,760 Membership Interests to Walter F. McLallen, IV for $5,700.

  4. On October 7, 1997, the Limited Liability Company issued: (i) 72,810 Membership Interests to the Charles Mok Trust dated 2/14/89 in exchange for 250 shares of Restauranic, Inc. and a promissory note from Restauranic, Inc.;
(ii) 72,810 Membership Interests to the Wiley-Mok Trust dated 3/9/89 for 250 shares of Restauranic, Inc. and a promissory note from Restauranic, Inc.;
(iii) 31,000 Membership Interests to Gail Robinson in return for her 5% ownership interest in Classic Confectionery, L.L.C. and all other rights she had as a member thereof; (iv) 24,190 Membership Interests to Corey Rogin in return for her 5% ownership interest in Classic Confectionery, L.L.C. and all other rights she had as a member thereof; and (v) 24,190 Membership Interests to Michelle Robinson in return for her 5% ownership interest in Classic Confectionery, L.L.C. and all other rights she had as a member thereof.

  5. As of October 15, 1997, the Limited Liability Company issued a note to Cohen's Famous Frozen Foods, Inc. in the amount of $1,218,280 convertible into 38,300 Membership Interests upon an initial public offering of the Limited Liability Company or a successor entity thereto in connection with the acquisition of all the assets of Cohen's Famous Frozen Foods, Inc. In addition, in connection with such acquisition and pursuant to employments agreements dated as of October 15, 1997, the Limited Liability Company issued options to acquire Membership Interests to: (i) Sid Cohen with the right to purchase 11,930 Membership Interests at an exercise price of $47; (ii) Edward Cohen with the right to purchase 11,930 Membership Interests at an exercise price of $47; and (iii) Neil Cohen with the right to purchase 39,760 Membership Interests at an exercise price of $47.

  6. On October 23, 1997, in connection with certain financing, the Limited Liability Company issued the following warrants to buy Membership Interests:

    (i) Purchase Warrant in favor of Madeleine L.L.C. to purchase 142,040 Membership Interests at an exercise price of $7.04 per Interest;

    (ii) Purchase Warrant in favor of Madeleine L.L.C. to purchase 23,670 Membership Interests at an exercise price of $7.04 per Interest; and

    (iii) Purchase Warrants in favor of Canadian Imperial Bank of Commerce to purchase 48,460 Membership Interests at an exercise price of $32 per Interest.

  7. On February 27, 1998, the Limited Liability Company issued a warrant in favor of Madeleine L.L.C. to purchase 164,587.25 Membership Interests at an exercise price of $7.04 per Membership Interest.

  8. On March 5, 1998, the Limited Liability Company issued 38,617 Membership Interests to James Webb as part of the purchase of 100% of the stock of Sweet Shop Candies, Inc. from Mr. Webb. The Limited Liability Company valued the Membership Interests issued to Webb at $1,815,000.

  9. The Limited Liability Company issued options to the following employees to acquire the following number of Membership Interests: (i) on March 15, 1997, to Trevor Toppen, to acquire 26,318 Membership Interests at an exercise price of $21.57 per Interest; (ii) on January 4, 1998, to Philip Gay to acquire 98,765 Membership Interests at an exercise price of $47 per Interest;
(iii) on March 15, 1998 to Phillip Sexauer, to acquire 10,000 Membership Interests at an exercise price of $47 per Interest; (iv) on February 3, 1998 to Michael Ricciardi, to acquire 26,318 Membership Interests at an exercise price of $47 per Interest; and (v) on March 5, 1998, to Paul Anderson, to acquire 4,000 Membership Interests at an exercise price of $47 per Interest.

  No underwriters were involved in any of the transactions described above. All of the securities issued in the foregoing transactions were issued by the Registrant in reliance upon the exemption from registration available under
Section 4(2) of the Securities Act, including Regulation D promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS.

     1*        Form of
               Underwriting
               Agreement.
     3.1       Form of
               Certificate of
               Incorporation
               of the
               Registrant.
     3.2       Form of By-
               laws of the
               Registrant.
     4.1*      Specimen stock
               certificate
               representing
               Common Stock.
     5*        Opinion of
               Katten Muchin
               & Zavis as to
               the legality
               of the
               securities
               being
               registered
               (including
               consent).
    10.1       Asset Purchase
               Agreement
               dated as of
               October 9,
               1997 among the
               Registrant,
               Cohen's Famous
               Frozen Foods,
               Inc., Sydney
               Cohen and
               Edward Cohen.
    10.2       Stock Purchase
               Agreement
               dated February
               23, 1998
               between the
               Registrant,
               Sweet Shop
               Candies, Inc.
               and James H.
               Webb.
    10.3       Form of
               Indemnification
               Agreement
    10.4       1998 Employee
               Stock Option
               Plan
    10.5       Non-Employee
               Director Stock
               Option Plan
    10.6       Credit
               Agreement
               dated as of
               October 16,
               1997 among the
               Registrant, as
               borrower, the
               several
               lenders, as
               named therein
               and Canadian
               Imperial Bank
               of Commerce as
               agent.
    10.7       Term Loan
               Agreement
               dated as of
               October 23,
               1997 by and
               among the
               Registrant and
               Madeleine
               L.L.C., as
               amended.
    10.8       Registration
               Rights
               Agreement
               dated as of
               October 23,
               1997, between
               the Registrant
               and Madeleine
               L.L.C.

     10.9       Ownership Interest Purchase Warrant dated as of October
                23, 1997 between the Registrant and Madeleine L.L.C.
     10.10      Ownership Interest Purchase Warrant dated as of October
                23, 1997 between the Registrant and Madeleine L.L.C.
     10.11      Ownership Interest Purchase Warrant dated as of February
                27, 1998 between the Registrant and Madeleine L.L.C.
     16*        Letter re change in certifying accountants.
     21         Subsidiaries of the Registrant
     23.1       Consent of BDO Seidman, LLP with respect to financial
                statements of the Registrant.
     23.2       Consent of BDO Seidman, LLP with respect to financial
                statements of Cohen.
     23.3       Consent of Fishman Ostroff Ruchowitz Hausman with
                respect to financial statements of Cohen.
     23.4       Consent of Weaver and Tidwell, LLP with respect to
                financial statements of Sweet Shop.
     23.5       Consent of Altschuler, Melvoin and Glasser LLP with
                respect to financial statements of Restauranic and the
                Registrant.
     23.6       Consent of Katten Muchin & Zavis (contained in its
                opinion to be filed as Exhibit 5 hereto).
     24         Power of Attorney (included on signature page hereto).
     27         Financial Data Schedule

--------
   * To be filed by amendment.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes:

    (1) To provide to the Underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (3) For purposes of determining any liability under the Securities Act,
  (i) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, AND STATE OF ILLINOIS ON THE 12TH DAY OF JUNE, 1998.

                                          Diversified Food Group, Inc.

                                                  /s/ Andrew J. Zahn
                                          By: _________________________________
                                                      Andrew J. Zahn
                                                 Chief Executive Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby constitutes and appoints Andrew J. Zahn, Lawrence R. Gould and Philip Gay, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-1 (including any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and all amendments thereto) and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JUNE 12, 1998.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


          /s/ Andrew J. Zahn                Chief Executive Officer (Principal
___________________________________________   Executive Officer) and Chairman of the
              Andrew J. Zahn                  Board of Directors

         /s/ Philip J. Sexauer              Chief Financial Officer (Principal
___________________________________________   Financial and Accounting Officer)
             Philip J. Sexauer

         /s/ Lawrence R. Gould              Director
___________________________________________
             Lawrence R. Gould


                DIVERSIFIED FOOD GROUP, L.L.C. AND SUBSIDIARIES

                                  S-X SCHEDULE

                                  BALANCE                             BALANCE
                                    AT                   ADDITIONS     AT END
                                 BEGINNING CHARGED TO TO/(DEDUCTIONS)    OF
                                 OF PERIOD OPERATIONS  FROM RESERVES   PERIOD
                                 --------- ---------- --------------- --------
Allowance for uncollectible
 accounts
  Period ended January 3, 1997.. $    --    $ 67,000      $  --       $ 67,000
                                 ========   ========      ======      ========
  Year ended January 2, 1998.... $ 67,000   $282,000      $  --       $349,000
                                 ========   ========      ======      ========
Inventory reserve
  Period ended January 3, 1997.. $    --    $180,000      $  --       $180,000
                                 ========   ========      ======      ========
  Year ended January 2, 1998.... $180,000   $310,221      $  --       $490,221
                                 ========   ========      ======      ========

        REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE

Diversified Food Group, L.L.C.
Lincolnwood, Illinois

  The audit referred to in our report to Diversified Food Group, L.L.C., dated April 17, 1998 which is contained in the Prospectus constituting part of this Registration Statement included the audit of the schedule listed under Item 16(b) for the year ended January 2, 1998. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audit.

  In our opinion, such schedule presents fairly, in all material respects, the information set forth therein.

                                          BDO Seidman, LLP

Chicago, Illinois
April 17, 1998

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Members of Diversified Food Group, L.L.C.

In connection with our audit of the consolidated financial statements of Diversified Food Group, L.L.C. referred to in our audit report, dated May 2, 1997, which is included in this Form S-1, we have also audited the schedule listed under Item 16(b) for the year ended January 3, 1997. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

                                          Altschuler, Melvoin and Glasser LLP

Chicago, Illiniois
May 2, 1997